As filed with the Securities and Exchange Commission on February 3, 2006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LITHIUM TECHNOLOGY CORPORATION

(Name of Small Business Issuer in Its Charter)

Delaware	3691	13-3411148
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

5115 Campus Drive

Plymouth Meeting, PA 19462

(610) 940-6090

(Address and Telephone Number of Principal Executive Offices)

5115 Campus Drive

Plymouth Meeting, PA 19462

(Address of Principal Place of Business or

Intended Principal Place of Business)

Copies to:

Andrew J. Manning	Thomas P. Gallagher, Esq.
President & Chief Operating Officer	Barbara J. Comly, Esq.
Lithium Technology Corporation	Gallagher, Briody & Butler
5115 Campus Drive	155 Village Boulevard
Plymouth Meeting, PA 19462	Princeton, NJ 08540
(610) 940-6090	(609) 452-6000
(Name, Address and Telephone Number of Agent for Service)

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee
Common Stock, par value $0.01 per share	539,108,376 shares (2)	$0.0235	$12,669,047	$1,355.59

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. For the purposes of this table, we have used the average of the closing bid and asked prices as of a recent date.

(2)	Includes an indeterminate number of shares of common stock which may be issued with respect to such shares by way of a stock dividend, stock split, stock combination, recapitalization, merger, consolidation or other similar transaction in accordance with Rule 416.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject To Completion Dated February 3, 2006

PROSPECTUS

LITHIUM TECHNOLOGY CORPORATION

539,108,376 Shares of Common Stock

This prospectus relates to the sale of up to 539,108,376 shares of Lithium’s common stock by certain persons who are stockholders of Lithium. Please refer to “Selling Stockholders” beginning on page 11.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “LTHU.OB”. On January 20, 2006, the last reported sale price of our common stock was $0.024 per share.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

PLEASE REFER TO “ RISK FACTORS” BEGINNING ON PAGE 4.

THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2006

PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and notes thereto, before deciding to invest in our common stock offered by this prospectus.

OVERVIEW

We are an early production stage company manufacturing rechargeable batteries for custom engineered military and industrial applications using lithium-ion chemistry. Customers are suppliers to the military and industrial concerns requiring safe, durable, high power rechargeable power supplies for their applications and the development of new technology.

During the past twelve months we have contracted to provide power supplies for underwater propulsion of non-nuclear, manned submarines; for a fleet of lighter than air communication “stratellites”; for numerous unmanned surveillance vehicles (air, land, and underwater based); for surface to air missiles; for standby power applications; for renewable energy generation sources (windmills); and for hybrid electric vehicles (HEV) for military uses.

The military, transportation, and stationary power markets continue to demonstrate that lithium-ion is the technology of choice for advanced battery applications placing us at the threshold of a period of significant growth. Our plans call for a three phased strategy to take advantage of the opportunities presented. During Phase I, already underway, we plan to ramp up production in existing facilities and continue to grow sales to reach a break even run rate by the end of 2006. In Phase II, we plan to enter into strategic partnerships to provide for joint sales and production, as well as further access to capital, and to enter target markets in larger scale and acquire production capacity to meet those needs. In Phase III, we expect to look to further extend our reach into market areas by licensing our technology to other manufacturers who operate in areas we might not otherwise access.

We have two principal centers of operation – in Plymouth Meeting, Pennsylvania and in Nordhausen, Germany. The Plymouth Meeting office is also our corporate headquarters. Sales into the U. S. and European markets are managed out of each of the offices. Our strategic business plan incorporates a unified approach by our two locations to overall business strategy, technology research and development; product development, procurement, production, market and competitive analysis, customer contact plans, marketing, public relations/investor relations, sales, distribution, securing future joint venture relationships for manufacturing and distribution, future resource needs, and financial matters.

We combined the operations of Lithium Technology Corporation with GAIA Akkumulatorenwerke GmbH, a private lithium polymer battery company headquartered in Nordhausen, Germany, in a share exchange in 2002. In the share exchange Lithium Technology Corporation acquired a 100% interest in GAIA through the acquisition of 100% of the outstanding shares of GAIA Holding B.V., a Netherlands holding company. Subsequent to the share exchange, Arch Hill Capital, NV controls us. Lithium Technology Corporation, GAIA Akkumulatorenwerke GmbH, GAIA Holding B.V. and all of the subsidiaries of Lithium Technology Corporation, GAIA Akkumulatorenwerke GmbH, GAIA Holding B.V are collectively referred to herein as the “Company”, “we” or “us”.

GOING CONCERN

Our accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Since inception, we have incurred substantial operating losses and expect to incur additional operating losses over the next several years. As of September 30, 2005, we had an accumulated deficit of approximately $72.4 million.

We have financed our operations since inception primarily through equity financings, loans from shareholders and other related parties, loans from silent partners and bank borrowings secured by assets. We have recently entered into a number of financing transactions and are continuing to seek other financing initiatives. We will need to raise additional capital to meet our working capital needs and to complete our product commercialization process. Such capital is expected to come from the sale of securities, including the sale of common stock under the standby equity distribution agreement. No assurances can be given that such financing will be available in sufficient amounts or at all. Continuing of our operations in 2006 is dependent upon obtaining such further financing. These conditions raise substantial doubt about our ability to continue as a going concern.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ABOUT US

Our principal executive office is located at 5115 Campus Drive, Plymouth Meeting, Pennsylvania 19462. Our telephone number is (610) 940-6090.

THE OFFERING

This offering relates to the sale of common stock by certain persons who are our stockholders. The selling stockholders consist of:

•	Cornell Capital Partners, L.P., which may sell up to 250,000,000 shares of common stock issuable pursuant to a convertible debenture and up to 20,000,000 shares issuable upon exercise of warrants issued as a commitment fee pursuant to the convertible debenture (as further described in “Selling Stockholders” beginning on page 11);

•	Stichting Gemeenschappelijk Bezit LTC, an entity controlled by Arch Hill Capital, which intends to sell up to 264,103,114 shares issuable upon conversion of Series B Convertible Preferred Stock, and 2,205,262 shares issuable upon conversion of warrants; and

•	A selling stockholder who intends to sell up to 800,000 shares of common stock issuable upon conversion of convertible notes and 2,000,000 shares of common stock issuable upon exercise of related warrants, sold in a private placement in December 2005.

Cornell Capital is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the convertible debentures.

COMMON STOCK OFFERED	Up to 539,108,376 shares by selling stockholders.

OFFERING PRICE	Market price

COMMON STOCK OUTSTANDING BEFORE THE OFFERING	279,413,554 shares as of January 20, 2006

USE OF PROCEEDS	We will not receive any proceeds of the shares offered by the selling stockholders. Any proceeds we receive from the exercise of the warrants will be used for general working capital purposes. See “Use of Proceeds”.

RISK FACTORS	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution.”

OVER-THE-COUNTER BULLETIN BOARD SYMBOL	LTHU.OB

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

We are providing the following summary financial information to aid you in your analysis of the financial aspects of an investment in us. The table includes summary historical financial data for us for the years ended December 31, 2004 and 2003 and the nine months ended September 30, 2005 and 2004. The following financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

Summary Statement of Operations Data:

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003
Development contracts and prototype sales	1,233,000	424,000	$766,000	$229,000
Costs and expenses	9,157,000	8,711,000	11,801,000	9,544,000
Other income (expense)	(4,535,000)	(3,354,000)	(3,716,000)	(876,000)
Net loss to common shareholders	(16,478,000)	(12,197,000)	(18,531,000)	(10,191,000)
Comprehensive loss	(15,583,000)	(11,761,000)	(17,964,000)	(14,985,000)
Basic and diluted loss per share	(0.12)	(0.43)	$(0.57)	$(1.02)

Summary Balance Sheet Data:

September 30, 2005
Working capital (deficit)	$(6,522,000)
Current assets	1,520,000
Total assets	14,673,000
Current liabilities	8,042,000
Long-term liabilities (less current portion)	11,194,000
Stockholders’ deficit	$(4,563,000)

RISK FACTORS

WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

•	OUR AUDITORS HAVE EXPRESSED AN OPINION THAT THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN. In its report dated April 15, 2005 our auditors, BDO Seidman, LLP expressed an opinion that there is substantial doubt about our ability to continue as a going concern. Our accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Since inception, we have incurred substantial operating losses and expect to incur additional operating losses over the next several years. As of September 30, 2005, we had an accumulated deficit of approximately $72,388,000.

•	We have financed our operations since inception primarily through equity financings, loans from shareholders and other related parties, loans from silent partners and bank borrowings secured by assets. We have recently entered into a number of financing transactions and are continuing to seek other financing initiatives. We will need to raise additional capital to meet our working capital needs and to complete our product commercialization process. Such capital is expected to come from the sale of securities, including the sale of common stock under the Standby Equity Distribution Agreement. No assurances can be given that such financing will be available in sufficient amounts or at all. Continuing our operations in 2006 is dependent upon obtaining such further financing. These conditions raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

•	WE HAVE A WORKING CAPITAL LOSS, WHICH MEANS THAT OUR CURRENT ASSETS ON SEPTEMBER 30, 2005 WERE NOT SUFFICIENT TO SATISFY OUR CURRENT LIABILITIES. We had a working capital deficit of approximately $6,522,000 at September 30, 2005, which means that our current liabilities exceeded our current assets on September 30, 2005. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due.

•	WE HAVE SUBSTANTIAL INDEBTEDNESS AND ARE HIGHLY LEVERAGED. At September 30, 2005, we had total consolidated long-term indebtedness of approximately $11,194,000, plus current portion of approximately $3,086,000. We also had at September 30, 2005, current liabilities of approximately $8,042,000.

•	The level of our indebtedness and related debt service requirements could negatively impact our ability to obtain any necessary financing in the future for working capital, capital expenditures or other purposes. A substantial portion of our future cash flow from operations, if any, may be dedicated to the payment of principal and interest on our indebtedness. Our high leverage may also limit our flexibility to react to changes in business and may place us at a competitive disadvantage to less highly leveraged competitors. In addition, creditors who remain unpaid may initiate collection proceedings, which could hamper our operations due to our short term cash needs or the effect on our assets subject to debt.

•	WE HAVE A HISTORY OF OPERATING LOSSES AND HAVE BEEN UNPROFITABLE SINCE INCEPTION. We incurred net losses of approximately $72,388,000 from February 12, 1999 (date of inception) to September 30, 2005, including approximately $6,078,000 of net loss to common shareholders in the quarter ended September 30, 2005. We expect to incur substantial additional operating losses in the future. During the nine months ended September 30, 2005 and 2004, we generated revenues from development contracts and prototype sales in the amounts of $1,233,000 and $424,000, respectively. We cannot assure you that we will continue to generate revenues from operations or achieve profitability in the near future or at all.

•

WE NEED SIGNIFICANT FINANCING TO CONTINUE TO DEVELOP AND COMMERCIALIZE OUR TECHNOLOGY. We have recently entered into a number of financing transactions and are continuing to seek other financing initiatives. We will need to raise additional capital to meet our working capital needs and to complete our product commercialization process. Such capital is expected to come from the sale of securities, including the sale of common stock under the standby equity distribution agreement. We believe that if we raise approximately $10 to 11 million in debt and equity financings including under the standby equity distribution agreement, we would have sufficient funds to meet our operating and capital expenditures needs for at least twelve months. If we do not raise such additional capital, we will assess all available alternatives including a sale of our assets or merger, the suspension of operations and possibly liquidation, auction, bankruptcy, or other measures.

Except as described herein, we have not entered into any definitive agreements related to a new financing as of January 20, 2006, and no assurance can be given that we will be successful in completing these or any other financings at the minimum level necessary to fund our capital equipment requirements, current operations or at all. If we are unsuccessful in completing these financings at such minimum level, we will not be able to fund our capital equipment requirements or current expenses or execute our business plan. If we are unsuccessful in completing these financings at or near the maximum level or an additional financing, we will not be able to pursue our business strategy. Additional financing may not be available on terms favorable to us or at all. Even if we do obtain financing, it may result in dilution to our stockholders.

•	THE STANDBY EQUITY DISTRIBUTION AGREEMENT AND CONVERTIBLE DEBENTURES CONTAIN CERTAIN COVENANTS PROHIBITING US FROM RAISING CAPITAL AT LESS THAN THE MARKET PRICE. The standby equity distribution agreement and convertible debentures held by Cornell Capital contain covenants that, subject to certain exceptions, restrict the following activities:

•	Raising capital from the sale of stock or other securities convertible into stock at a price less than the market price of our common stock on the date of issuance; or

•	Granting a security interest in our assets, which security interest may be needed in order to obtain borrowings or capital from a lender, except that the secured party is obligated to subordinate the priority of its security interest under certain circumstances.

The existence of these covenants may severely limit our ability to borrow money or raise capital from the sale of stock or convertible securities because any potential lender will want to pay a discount to the market price of our stock or because any potential lender will likely require collateral in the form of a security interest on our assets to secure a loan and purchasers of our stock or convertible securities.

•	FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS. Sales of our common stock in the public market could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. As of January 20, 2006, we had 279,413,554 shares of common stock outstanding, without taking into account shares issuable upon exercise of outstanding Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, convertible notes, convertible debentures, warrants or options or shares issuable under the standby equity distribution agreement without taking into account shares issuable upon exercise of the outstanding Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, convertible notes, convertible debentures, warrants or options or shares issuable under the standby equity distribution agreement or 250,000,000 shares of common stock pledged by us to Cornell Capital as security.

•	EXISTING SHAREHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT. The sale of shares pursuant to the standby equity distribution agreement may have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will have to issue under the standby equity distribution agreement to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

•	THE INVESTOR UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK. The common stock to be issued under the standby equity distribution agreement will be issued at a 2% discount to the volume weighted average price for the five trading days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline.

•

WE HAVE NOT PRODUCED COMMERCIAL QUANTITIES OF LITHIUM-ION BATTERIES. Our construction of large batteries for military, transportation and stationary power applications requires customized, tailored solutions for each application. At present, we operate a pilot production line that produces limited quantities of advanced rechargeable batteries for original equipment manufacturer sampling and initial product runs. To be successful, we must ultimately produce our lithium-ion batteries (i) in large commercial quantities; (ii) at competitive costs; (iii) with appropriate performance characteristics; and (iv) with low failure rates. We currently have no high volume manufacturing capability or experience in large scale manufacturing of our advanced rechargeable batteries. We have limited experience in automated battery assembly and packaging technology. We cannot give any assurance that we will be able to produce commercial lithium-ion batteries on a timely basis, at an acceptable cost or in the necessary commercial specifications or quantities.

•	COMPETITION IN THE RECHARGEABLE BATTERY INDUSTRY IS INTENSE. The rechargeable battery industry consists of major domestic and international companies, many of which have financial, technical, manufacturing, distribution, marketing, sales and other resources substantially greater than ours. We compete against companies producing lithium batteries as well as other primary and rechargeable battery technologies. Further, our competitors may introduce emerging technologies or refine existing technologies which could compete with our products and have a significant negative impact on our business and financial condition.

•	MARKET ACCEPTANCE OF OUR BATTERIES IS UNCERTAIN. We cannot assure you that any commercial lithium-ion batteries we are able to produce will achieve market acceptance. Market acceptance will depend on a number of factors, including:

•	our ability to keep production costs low. Other advanced battery chemistries may be produced at a reduced cost. As we work to reduce the cost of our batteries, we expect that manufacturers of other advanced battery chemistries will do the same.

•	lithium-ion battery life in high rate applications. While initial testing is promising, it is difficult to predict the life of lithium-ion batteries in high rate applications. If our batteries do not last long enough when used for high rate applications, it is unlikely that there will be market acceptance of our battery products.

•	timely introductions of new products. Our introduction of new products will be subject to the inherent risks of unforeseen problems and delays. Delays in product availability may negatively affect their market acceptance.

•	OUR BATTERY TECHNOLOGY MAY BECOME OBSOLETE. The market for our rechargeable batteries is characterized by changing technology and evolving industry standards, often resulting in product obsolescence or short product lifecycles. Changes in end-user requirements and new products introductions and enhancements by our competitors may also render our technology obsolete. Our success will depend upon our ability to introduce in a timely manner products whose performance will match or better our competitors’ products. There can be no assurance that our competitors will not develop technologies or products that would render our technology and products obsolete or less marketable.

•	OUR BUSINESS STRATEGY DEPENDS ON THE CONTINUED GROWTH OF THE LITHIUM BATTERY INDUSTRY. We would be adversely affected if sales of rechargeable lithium batteries do not continue to grow. The growth in sales of rechargeable lithium batteries may be inhibited for any number of reasons, including:

•	competition from other battery chemistries;

•	the failure of large-scale commercial production of lithium battery powered hybrid electric vehicles;

•	a significant downturn in military activities requiring rechargeable power sources; or

•	the failure of the markets to accept the use of lithium batteries in large-scale applications, such as energy storage.

•	WE MAY NOT BE ABLE TO ACCOMMODATE INCREASED DEMAND FOR OUR BATTERIES. Rapid growth of our business may significantly strain our management, operations and technical resources. If we are successful in obtaining orders for commercial production of our batteries, we will be required to deliver large volumes of quality products to our customers on a timely basis and at a reasonable cost. We cannot assure you that we will obtain commercial scale orders for our batteries or that we will be able to satisfy commercial scale production requirements on a timely and cost-effective basis. As our business grows, we will also be required to continue to improve our operations, management and financial systems and controls. Our failure to manage our growth effectively could have an adverse effect on our ability to produce products and meet the demands of our customers.

•	CERTAIN COMPONENTS OF OUR BATTERIES POSE SAFETY RISKS THAT MAY CAUSE ACCIDENTS IN OUR FACILITIES AND IN THE USE OF OUR PRODUCTS. As with any battery, our lithium-ion batteries can short circuit when not handled properly. Due to the high energy and power density of lithium-ion batteries, a short circuit can cause rapid heat buildup. Under extreme circumstances, this could cause a fire. This is most likely to occur during the formation or testing phase of our process. While we incorporate safety procedures in our battery testing lab to minimize safety risks, we cannot assure you that an accident in any part of our facilities where charged batteries are handled will not occur. Any such accident could result in injury to our employees or damage to our facility and would require an internal investigation by our technical staff. Any such injuries, damages or investigations could lead to liability to our company and cause delays in further development and manufacturing of our product which could adversely affect our operations and financial condition.

Our manufacturing process incorporates pulverized solids, which can be toxic to employees when allowed to become airborne in high concentrations. We have incorporated safety controls and procedures into our pilot line manufacturing processes designed to maximize the safety of our employees and neighbors. Any related incident, including fire or personnel exposure to toxic substances, could result in significant production delays or claims for damages resulting from injuries, which could adversely affect our operations and financial condition.

•	WE MUST COMPLY WITH EXTENSIVE REGULATIONS GOVERNING SHIPMENT OF OUR BATTERIES AND OPERATION OF OUR FACILITY. We are subject to the U.S. Department of Transportation (USDOT) and the International Transport Association (IATA) regulations regarding shipment of lithium-ion batteries. Due to the size of our batteries, a permit is required to transport our lithium batteries from our manufacturing facility. Although similar batteries with other chemistries are routinely shipped from manufacturing facilities to all parts of the world, we cannot assure you that we will not encounter any difficulties in obtaining shipment permits or in complying with new or amended regulations regarding shipment of our products.

•	WE COULD INCUR SIGNIFICANT COSTS FOR VIOLATIONS OF OR TO COMPLY WITH APPLICABLE ENVIRONMENTAL AND OCCUPATIONAL HEALTH AND SAFETY LAWS AND REGULATIONS. National, state, local and foreign laws impose various environmental controls on the manufacture, storage, use and disposal of lithium batteries and of certain chemicals used in the manufacture of lithium batteries. Although we believe that our operations are in substantial compliance with current environmental regulations and that there are no environmental conditions that will require material expenditures for clean-up at our facility or at facilities to which we have sent waste for disposal, we cannot assure you that new laws or regulations or changes in existing laws or regulations will not impose costly compliance requirements on us or otherwise subject us to future liabilities. Moreover, foreign, state and local governments may enact additional restrictions relating to the disposal of lithium batteries used by our customers which could require us to respond to those restrictions or could negatively affect the demand for those batteries.

As with all employers in the U.S., we must comply with U.S. Occupational and Safety Administration (OSHA) regulations designed for the protection of employees while at the workplace. We are also subject to U.S. Environmental Protection Agency (USEPA) and Pennsylvania Department of Environmental Protection Agency (PADEP) regulations designed to protect the environment from contaminants that can be discharged from manufacturing facilities. We cannot assure you that we will not incur significant expenses or encounter any difficulties in complying with OSHA, USEPA, and PADEP regulations.

•	OUR BUSINESS AND GROWTH WILL SUFFER IF WE ARE UNABLE TO RETAIN KEY PERSONNEL. Our success depends in large part upon the services of a number of key employees and senior management. If we lose the services of one or more of our key employees or senior management, it could have a significant negative impact on our business.

•	WE CANNOT GUARANTEE THE PROTECTION OF OUR TECHNOLOGY OR PREVENT THE DEVELOPMENT OF SIMILAR TECHNOLOGY BY OUR COMPETITORS. Our success depends largely on the knowledge, ability, experience and technological expertise of our employees rather than on the legal protection of our patents and other proprietary rights. We claim proprietary rights in various unpatented technologies, know-how, trade secrets and trademarks relating to our products and manufacturing processes. We cannot guarantee the adequacy of protection these claims afford, or that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technology. We protect our proprietary rights in our products and operations through contractual obligations, including nondisclosure agreements, with our employees and consultants. We cannot guarantee the adequacy of protection these contractual measures afford.

We have patents issued and patent applications pending in the U.S., Europe and elsewhere. We cannot assure you (i) that patents will be issued from any pending applications, (ii) that the claims allowed under any patents will be sufficiently broad to protect our technology, (iii) that any patents issued to us will not be challenged, invalidated or circumvented, or (iv) as to the adequacy of protection any patents or patent applications afford.

If we are found to be infringing upon third party patents, we cannot assure you that we will be able to obtain licenses with respect to such patents on acceptable terms, if at all. Our failure to obtain necessary licenses could lead to costly attempts to design around such patents or delay or even foreclose the development, manufacture or sale of our products.

•	WE MAY FACE LIABILITY IF OUR BATTERIES FAIL TO FUNCTION PROPERLY. We maintain liability insurance coverage that we believe is sufficient to protect us against potential claims. We cannot assure you that our liability insurance will continue to be available to us on its current terms or at all, or that such liability insurance will be sufficient to cover any claim or claims.

•	WE FACE RISKS RELATED TO OUR ACCOUNTING RESTATEMENTS. On May 10, 2005 we publicly announced that we had discovered accounting inaccuracies in previously reported financial statements. Following consultation with our auditors, we restated our financial statements for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004. The restatements relate to a correction of certain errors relating to the accounting for certain of our financing transactions in 2004. We have conducted a review of our accounting treatment of these financing transactions and corrected our method of accounting for such transactions. The correction relates solely to the accounting treatment of these financing transactions and does not affect our historical cash flow. The restatement relates to the accounting for the variable conversion feature on our 10% Convertible Debentures and our Series A Convertible Preferred Stock. The conversion feature on the 10% Convertible Debentures and the Series A Convertible Preferred Stock has been determined to be an embedded derivative under Statement of Financial Accounting Standard (SFAS) 133 “Accounting for Derivative Instruments and Hedging Activities”, which is required to be reflected as a liability at fair value. The 10% Convertible Debentures were previously reflected as containing a beneficial conversion feature under Emerging Issues Task Force (EITF) 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjusted Conversion Ratios”. The increase (decrease) in net loss to common shareholders as a result of the net effect of the restatements for each of the quarters was $(902,000), $(1,181,000) and $935,000, respectively for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

The restatement of these financial statements may lead to litigation claims and/or regulatory proceedings against us. The defense of any such claims or proceedings may cause the diversion of management’s attention and resources, and we may be required to pay damages if any such claims or proceedings are not resolved in our favor. Any litigation or regulatory proceeding, even if resolved in our favor, could cause us to incur significant legal and other expenses. We also may have difficulty raising equity capital or obtaining other financing. We may not be able to effectuate our current business strategy. Moreover, we may be the subject of negative publicity focusing on the financial statement inaccuracies and resulting restatement and negative reactions from our stockholders, creditors or others with which we do business. The occurrence of any of the foregoing could harm our business and reputation and cause the price of our securities to decline.

•	IF WE FAIL TO MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL AND DISCLOSURE CONTROLS, WE MAY NOT BE ABLE TO ACCURATELY REPORT OUR FINANCIAL RESULTS OR PREVENT FRAUD. AS A RESULT, CURRENT AND POTENTIAL STOCKHOLDERS COULD LOSE CONFIDENCE IN OUR FINANCIAL REPORTING WHICH WOULD HARM OUR BUSINESS AND THE TRADING PRICE OF OUR SECURITIES.

Effective internal and disclosure controls are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We have in the past discovered, and may in the future discover, areas of our disclosure and internal controls that need improvement. As a result after a review of our December 31, 2004 operating results, we identified certain deficiencies in some of our disclosure controls and procedures which we believe require remediation.

BDO Seidman, LLP advised our management that, in BDO Seidman, LLP’s opinion, there were reportable conditions during 2004 which constituted “material weaknesses” in internal controls. The weakness concerned the interpretation and implementation of various complex accounting principles in the area of our financing transactions, and resulted from the fact that we needed additional personnel and outside consulting expertise with respect to the application of some of these more complex accounting principles to our financial statements.

We have remediated the material weakness in internal control over financial reporting and the ineffectiveness of our disclosure controls and procedure by conducting a review of our accounting treatment of our financing transactions and correcting our method of accounting for such transactions. Additionally, we have engaged outside expertise to enable us to properly apply complex accounting principles to our financial statements, when necessary. We cannot be certain that our efforts to improve our internal and disclosure controls will be successful or that we will be able to maintain adequate controls over our financial processes and reporting in the future. Any failure to develop or maintain effective controls, or difficulties encountered in their implementation or in other effective improvement of our internal and disclosure controls could harm our operating results or cause us to fail to meet our reporting obligations. If we are unable to adequately establish or improve our internal controls over financial reporting, our external auditors may not be able to issue an unqualified opinion on the effectiveness of our internal controls. Ineffective internal and disclosure controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our securities.

•	ARCH HILL CAPITAL IS A CONTROLLING STOCKHOLDER OF LTC AND IS THEREFORE ABLE TO CONTROL THE MANAGEMENT AND POLICIES OF LTC.

Arch Hill Capital beneficially owns 503,758,196 shares of our common stock as of January 20, 2006. The 503,758,196 shares of our common stock beneficially owned by Arch Hill Capital constitute approximately 80% of our common stock on an as-converted basis, including shares beneficially owned by Arch Hill Capital and shares issuable upon conversion of convertible securities held by Arch Hill Capital but not including any shares issuable upon conversion of outstanding convertible securities held by any other person. Accordingly, Arch Hill Capital is a controlling stockholder and is able to control the outcome of all matters submitted to our stockholders for approval, including the election of our directors, amendments to our Certificate of Incorporation or a merger, sale of assets or other significant transactions, without the approval of our other stockholders. In addition, Arch Hill Capital controls a majority of the voting power of GAIA Holding and GAIA by virtue of its ownership of a controlling interest in us. As a result, Arch Hill Capital has an effective veto power over the management and operations of, and corporate transactions by, us, GAIA Holding or GAIA which management or non-control stockholders of such entities might desire.

The calculation of percentage of our common stock beneficially owned by Arch Hill Capital is based on the number of shares of our common stock outstanding as of January 20, 2006 (279,413,554) plus the number of shares of our common stock issuable to Arch Hill Capital upon conversion of convertible securities held by such entity.

RISKS RELATED TO THIS OFFERING

•	THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE, WHICH COULD CAUSE THE VALUE OF AN INVESTMENT IN OUR STOCK TO DECLINE. The market price of shares of our common stock has been and is likely to continue to be highly volatile. Factors that may have a significant effect on the market price of our common stock include the following:

•	sales of large numbers of shares of our common stocks in the open market, including shares issuable at a fluctuating conversion price at a discount to the market price of our common stock;

•	our operating results;

•	our need for additional financing;

•	announcements of technological innovations or new commercial products by us or our competitors;

•	developments in our patent or other proprietary rights or our competitors’ developments;

•	our relationships with current or future collaborative partners;

•	governmental regulation; and

•	other factors and events beyond our control.

In addition, our common stock has been relatively thinly traded. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop.

In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

As a result of potential stock price volatility, investors may be unable to resell their shares of our common stock at or above the cost of their purchase prices. In addition, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, this could result in substantial costs, a diversion of our management’s attention and resources and harm to our business and financial condition.

•	FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

As of January 20, 2006, we had 279,413,554 shares of common stock outstanding, without taking into account shares issuable upon exercise of the outstanding Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, convertible notes, convertible debentures, warrants or options or shares issuable under the standby equity distribution agreement or 250,000,000 shares of common stock pledged by us to Cornell Capital as security.

Upon issuance of the maximum number of shares being registered in this offering, there will be an additional 70,000,000 shares of common stock outstanding. All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement.

The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 539,108,376 shares of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

In addition, selling stockholders included in a registration statement declared effective by the Securities and Exchange Commission on August 12, 2005, intend to sell in the public market up to 599,209,492 shares of common stock being registered in the offering. Such sales may cause our stock price to decline.

•	OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY. There has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

•	OUR COMMON STOCK IS DEEMED TO BE “PENNY STOCK,” WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS. Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

•	with a price of less than $5.00 per share;

•	that are not traded on a “recognized” national exchange;

•	whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq-listed stocks must still have a price of not less than $5.00 per share); or

•	in issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

•	THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING.

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

FORWARD LOOKING STATEMENTS

Information included in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our anticipated sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. A description of each selling shareholder’s relationship to us and how each selling shareholder acquired or will acquire the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned Before Offering		Shares to be Sold In the Offering		Percentage of Shares Beneficially Owned After the Offering (a)
Cornell Capital Partners, L.P.	302,922,078	(1)(a)	270,000,000	(1)(b)	45.68%
Stichting Gemeenschappelijk Bezit LTC	497,166,785	(2)(a)	266,308,376	(2)(b)	63.74%
Portfolio Lenders II, LLC	5,800,000	(3)(a)	2,800,000	(3)(b)	1.06%
TOTAL	805,888,863		539,108,376

*	Less than 1%

(a)	Applicable percentage of ownership is based on 279,413,554 shares of common stock outstanding as of January 20, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of January 20, 2006. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of January 20, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(1)(a)	Cornell Capital holds a secured convertible debenture in the principal amount of $3,000,000 which is convertible into 50,000,000 shares of common stock at a price per share equal to $.06 in the event we are not in default under the debenture and which is convertible into 234,375,000 shares of common stock at a price per share equal to $0.0128 in the event we are in default under the debenture. We entered into a pledge and escrow agreement pursuant to which we agreed to issue to Cornell Capital 250,000,000 shares of common stock in the event of default under the debenture as security for our obligations thereunder. The number of shares beneficially owned by Cornell Capital assume that we are not in default under the debenture. Cornell Capital also holds 20,000,000 warrants to purchase shares of common stock as follows: 10,000,000 at $.06, 5,000,000 at $.07 and 5,000,000 at $.10, which exercise prices will be reduced to $0.0128 on a pro-rata basis in relation to the amount of principal of the debenture not repaid by us as of March 15, 2006. The terms of the convertible debenture prohibit conversion if the number of shares held by Cornell Capital after giving effect to such conversion would equal in excess of 9.99% of all our outstanding shares of common stock. The figures in this table assume that such provision does not apply. If such prohibition did not apply, Cornell Capital would be entitled to convert the convertible debenture as of January 20, 2006 into a total of 50,000,000 shares and exercise the warrants for a total of 20,000,000 shares.

As of January 20, 2006, Cornell Capital also may purchase up to $13,800,000 worth of our common stock pursuant to the standby equity distribution agreement at a price equal to 98% of the lowest volume weighted average price of our common stock as quoted by Bloomberg, L.P. for the five consecutive trading days after the notice date. Assuming the shares were issued at $.06 per share 230,000,000 shares may be issued under the standby equity distribution agreement. Cornell Capital also owns 2,922,078 shares that were issued as a commitment fee. Pursuant to the terms of the standby equity distribution agreement between Cornell Capital and us, Cornell Capital is prohibited from acquiring such number of shares that would result in its holding in excess of 9.9% of our outstanding common stock. The figures in this column assume that this provision does not apply.

(1)(b)	We are registering a total of 250,000,000 shares of common stock issuable pursuant to a convertible debenture (up to 50,000,000 shares at a conversion price of $0.06 per share in the event we are not in default under the debenture or in the event of default by us under the debenture up to 250,000,000 shares issuable at a conversion price of $0.0128 per share or to be delivered under a pledge and escrow agreement) and shares issuable upon exercise of warrants issued as a commitment fee pursuant to the convertible debenture (up to 20,000,000 shares).

(2)(a)	Consists of 148,568,784 shares of common stock, 1,500,000 shares of common stock issuable upon exercise of $2.00 warrants, 9,889,625 shares of common stock issuable upon conversion of $2.40 warrants, 17,050,000 shares of common stock issuable upon conversion of $0.0625 warrants, 17,050,000 shares issuable upon conversion of $0.0750 warrants, 18,400,000 shares of common stock issuable upon conversion of $.0625 warrants, 18,400,000 shares of common stock issuable upon conversion of $0.0750 warrants, 264,103,114 shares of common stock issuable upon conversion of 100,000 shares of Series B Convertible Preferred Stock and 2,205,262 shares of common stock issuable upon exercise of $0.38 warrants.

(2)(b)	Consists of 264,103,114 shares of common stock issuable upon conversion of 100,000 shares of Series B Convertible Preferred Stock and 2,205,262 shares of common stock issuable upon exercise of $0.38 warrants.

(3)(a)	Consists of 3,000,000 shares of common stock issuable upon conversion of convertible debenture, 800,000 shares issuable upon conversion of convertible notes and 2,000,000 shares issuable upon exercise of warrants.

(3)(b)	Consists of 800,000 shares issuable upon conversion of convertible notes and 2,000,000 shares issuable upon exercise of warrants.

The following information contains a description of the selling stockholders’ relationship to us and how the selling stockholders acquired or will acquire the shares to be sold in this offering. The selling stockholders have not held a position or office, or had any other material relationship, with us, except as follows:

CORNELL CAPITAL PARTNERS, LP. Cornell Capital is the holder of $3,000,000 of convertible debentures and 20,000,000 warrants. Cornell Capital is also the investor under a standby equity distribution agreement. All investment decisions of Cornell Capital are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital acquired all shares being registered in this offering in the convertible debenture financing transaction with us. That transaction is explained below:

•	DEBENTURE. On October 7, 2005, we entered into a securities purchase agreement with Cornell Capital pursuant to which we issued a convertible debenture in the principal amount of $3,000,000, with an original maturity date of October 1, 2006 and a conversion price of $0.06. The debenture was repayable in ten equal monthly installments with accrued interest at 8% per year commencing January 1, 2006 and ending October 1, 2006. The debenture was redeemable by us upon three days prior written notice for any reason until January 20, 2006 without a prepayment premium and thereafter if the common stock was trading below the conversion price of $0.06 at the time of a prepayment notice. Upon a redemption after January 20, 2006 we were obligated to pay a prepayment premium of 15% of any amounts prepaid.

We entered into a pledge and escrow agreement pursuant to which we agreed to issue to Cornell Capital 250,000,000 shares of common stock in the event of default under the debenture as security for our obligations thereunder. We also granted Cornell Capital a security interest in the assets of LTC. In the event of default, Cornell Capital, in addition to any other remedies, may convert any or all of the outstanding principal of the debentures into common stock at a fixed conversion price equal to $0.0128 per share.

Commissions to Cornell Capital in connection with this transaction included 7.5% cash compensation in the form of a discount to the purchase price of the debentures, or $225,000, and five-year warrants to purchase 20,000,000 shares of common stock at the following exercise prices: 10,000,000 at $0.06 per share, 5,000,000 at $0.07 per share and 5,000,000 at $0.10 per share. We also paid structuring fees to Yorkville Advisors Management of $10,000.

On January 31, 2006 we entered into a letter agreement with Cornell Capital whereby we amended the following provisions of the debenture. All payments of principal and accrued interest on the debenture otherwise due on or before March 15, 2006 are due on March 15, 2006 (the “Early Maturity Date”). In the event we close on any debt or equity financing (a “New Financing”), we must use fifty percent of the proceeds of the New Financing (net of commissions) to repay principal and interest outstanding under the debenture. In the event we do not repay all outstanding principal and accrued interest on the debenture on the Early Maturity Date, (i) we must repay $900,000 of principal and accrued interest on March 15, 2006 and repay the balance of the outstanding principal and interest on the debenture over seven equal payments commencing April 1, 2006 until October 1, 2006, and (ii) the exercise price of the 20,000,000 warrants held by Cornell Capital will be reduced to $0.0128 on a pro-rata basis in relation to the amount of principal of the debenture not repaid by us as of March 15, 2006 (by way of example, if $1,500,000 in principal of the debenture has not been repaid by us by the Early Maturity Date the exercise price of 50% of each of the three Warrants will be reduced to $0.0128). At any time prior to March 15, 2006 we may at our option with three business days advance written notice redeem a portion or all amounts outstanding under the debenture in an amount equal to the principal amount outstanding and accrued interest being redeemed. No redemption premium is due by us for a redemption of the debenture prior to March 15, 2006. The debenture is not convertible from January 31, 2006 through March 15, 2006 provided we are current on our payment obligations under the debenture.

In the Letter Agreement we amended the provision that was contained in the registration rights agreement entered into in connection with the debenture modifying the date by when we must file a registration statement covering the shares of our common stock issuable upon conversion of the debenture and upon exercise of the warrants with the Securities and Exchange Commission by January 6, 2006, and to provide that such registration statement must be filed on or before February 10, 2006. We are obligated under the registration rights agreement to have such registration statement declared effective by April 5, 2006.

In consideration of the amendment of the debenture and related agreements, we paid Cornell Capital a fee of $25,000 upon execution of the amendment and agreed to pay a fee of $75,000 on March 15, 2006.

We are registering a total of 250,000,000 shares of common stock issuable pursuant to a convertible debenture (up to 50,000,000 shares at a conversion price of $0.06 per share in the event we are not in default under the debenture or in the event of default by us under the debenture up to 250,000,000 shares issuable at a conversion price of $0.0128 per share or to be delivered under a pledge and escrow agreement) and shares issuable upon exercise of warrants issued as a commitment fee pursuant to the convertible debenture (up to 20,000,000 shares).

We also have entered into a Standby Equity Distribution Agreement with Cornell Capital. That transaction is explained below:

•	STANDBY EQUITY DISTRIBUTION AGREEMENT. On March 11, 2005, we entered into a standby equity distribution agreement with Cornell Capital pursuant to which we may, at our discretion, periodically sell to Cornell Capital shares of our common stock for a total purchase price of up to $15,000,000. For each share of common stock purchased under the standby equity distribution agreement, Cornell Capital will pay us 98% of the lowest volume weighted average price of our common stock as quoted by on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the date we deliver a notice requiring Cornell Capital to purchase our shares under the standby equity distribution agreement. Further, Cornell Capital will retain a fee of 5% of each advance under the standby equity distribution agreement for a total effective discount to the market price of our common stock of 7%. This 7% discount is an underwriting discount.

The volume weighted average price is calculated automatically by Bloomberg L.P., a reporting service, and is calculated by multiplying the number of our shares sold on a given day by the actual sales prices and adding up the totals.

Pursuant to the standby equity distribution agreement, we may periodically sell shares of common stock to Cornell Capital to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every five trading days. A closing will be held one trading day after the end of each pricing period at which time we will deliver shares of common stock and Cornell Capital will pay the advance amount requested by us.

We may request advances under the standby equity distribution agreement now that the underlying shares are registered with the SEC. Thereafter, we may continue to request advances until Cornell Capital has advanced $15.0 million or August 12, 2007, whichever occurs first.

The amount of each advance is limited to a maximum draw down of $200,000 every five trading days and the aggregate amount of advances may not exceed $800,000 in any 30-day period. The amount available under the standby equity distribution agreement is not dependent on the price or volume of our common stock. We may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital owning more than 9.9% of our outstanding common stock. As of January 20, 2006, we had 279,413,554 shares outstanding so Cornell Capital could not own in excess of 26,954,799 shares. We will be unable to sell additional shares of our common stock to the investor under the standby equity distribution agreement if it is unable to reduce its holdings so as to remain below the 9.9% threshold.

As of January 20, 2006, we sold 31,282,146 shares of common stock to Cornell Capital for $1,200,000 pursuant to the standby equity distribution agreement at prices ranging from $0.0280 to $0.0647. Of such proceeds, we paid commitment fees to Cornell Capital of 5% of the gross proceeds, or $60,000 in the aggregate and we paid structuring fees to Yorkville Advisors Management aggregating $3,000, with net proceeds to us of $1,137,000 from such sales.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the standby equity distribution agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issue shares of common stock at a price of $0.06 per share and draw down on the entire standby equity distribution agreement, we would issue 250,000,000 shares of common stock to Cornell Capital for gross proceeds of $15.0 million.

Cornell Capital is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock issuable under the standby equity distribution agreement.

THERE ARE CERTAIN RISKS RELATED TO SALE BY CORNELL CAPITAL PARTNERS

There are certain risks related to sales by Cornell Capital, including:

•	To the extent Cornell Capital sells its common stock, our common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital to sell greater amounts of common stock, the sales of which would further depress our stock price.

•	The significant downward pressure on the price of our common stock as Cornell Capital sells material amounts of shares could encourage short sales by others to the extent permitted by applicable law. This could place further downward pressure on the price of our common stock.

STICHTING GEMEENSCHAPPELIJK BEZIT LTC. Stichting Gemeenschappelijk Bezit LTC (“Stichting LTC”) is an entity controlled by Arch Hill Capital, a controlling stockholder of us. All of the securities owned by Stichting LTC are beneficially owned by Arch Hill Capital. The securities were issued by us in private financing transactions with Arch Hill Capital or affiliated entities and subsequently transferred to Stichting LTC.

PORTFOLIO LENDERS II, LLC. On December 6, 2005, we entered into a Bridge Loan Agreement pursuant to which we issued convertible notes in the principal amount of $400,000 (the “Notes”) to Portfolio Lenders II, LLC (the “Noteholder”) in a private placement. The Notes are convertible at the option of the Noteholder any time up to maturity at a conversion price equal to $0.50 per share. The Notes bear interest at 15% per annum, which was prepaid by us on the closing date.

The Notes are repayable upon the earliest to occur of the following: (1) (a) $200,000 shall be repaid by March 6, 2006; and (b) $200,000 shall be repaid by June 14, 2006; or (2) (a) $200,000 shall be repaid within two business days of the closing date of an investment of at least $3 million in us; and (b) $200,000 shall be repaid on the earliest of two business days of the closing date of a second investment of at least $2 million in us (each of the foregoing, a “Repayment Date”).

In connection therewith, we entered into an escrow agreement under which put notices under the Standby Equity Distribution Agreement were deposited and certain monies received under that agreement will be received and forwarded to the

Noteholder. Two put notices are held in escrow, each in the amount of $200,000 which are to be delivered to the escrow account and be used to repay the Notes if we do not repay the Notes from other sources of capital. As additional security, we have agreed to pledge to the Noteholder 14,000,000 shares of our common stock once we have sufficient shares of common stock available for issuance.

Commissions to the Noteholder in connection with this transaction included 5% cash compensation in the form of a discount to the purchase price of the notes, or $20,000, and five-year warrants to purchase 2,000,000 shares of our common stock at $0.03 per share.

We have agreed to prepare and file a registration statement under the Securities Act of 1933, as amended, that includes the shares of common stock issuable upon conversion of the notes and upon exercise of the warrants by January 20, 2006, and to ensure that such Registration Statement is declared effective by May 5, 2006. The Noteholder has the right to purchase an additional $600,000 of Notes on the same terms by March 31, 2006.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. Any proceeds we receive from the exercise of the warrants will be used for general working capital purposes.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchase by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling stockholders or their respective pledgees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. Cornell Capital and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are deemed “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

If a selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

INDEMNIFICATION. We have agreed to indemnify the selling stockholder, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, transferees or other successors in interest, may be required to make in respect of such liabilities. The selling stockholders have agreed to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, including any untrue statement of a material fact contained in this prospectus or an omission to state any material fact necessary to make the statements in this prospectus not misleading.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of us pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

STATUTORY UNDERWRITER. Cornell Capital is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the convertible debentures and the standby equity distribution agreement. Commissions paid to Cornell Capital in connection with the convertible debenture transaction included 7.5% cash compensation in the form of a discount to the purchase price of the debentures, or $225,000, and five-year warrants to purchase 20,000,000 shares of common stock at the following exercise prices: 10,000,000 at $0.06 per share, 5,000,000 at $0.07 per share and 5,000,000 at $0.10 per share. We also paid structuring fees to Yorkville Advisors Management of $10,000. In addition, under the standby equity distribution agreement Cornell Capital will pay us 98% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following the advance date. Cornell Capital will retain 5% of the proceeds received by us under the standby equity distribution agreement and received a one-time commitment fee on March 11, 2005 in the form of 2,922,078 shares of common stock under the standby equity distribution agreement. The 7.5% discount under the convertible debentures, the 7% discount under the standby equity distribution agreement, and the commitment fees in the form of 2,922,078 shares of common stock and 20,000,000 warrants are underwriting discounts. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the standby equity distribution agreement. For its services, Newbridge Securities Corporation received 66,667 shares of our common stock on March 11, 2005 under the standby equity distribution agreement.

Cornell Capital was formed in February 2000 as a Delaware limited partnership. Cornell Capital is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

BLUE SKY LAWS. Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

COSTS OF REGISTRATION. We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, Lithium expects the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $100,000. The offering expenses consist of: a SEC registration fee of $1,356, printing expenses of approximately $10,000, accounting fees of approximately $35,000, legal fees of approximately $45,000 and miscellaneous expenses of approximately $8,644. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We may receive proceeds upon the exercise of outstanding warrants covered by this prospectus.

REGULATION M. The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is traded in the over-the-counter market, and “bid” and “asked” prices in the common stock are quoted on the NASD OTC Electronic Bulletin Board under the symbol “LTHU”. The following table sets forth certain information with respect to the high and low bid prices for our common stock as of the close of each of the calendar quarters of 2004 and 2005. Such quotations reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

	Bid Prices for Common Stock
	High	Low
2006
First Quarter (through January 20, 2006)	0.3750	0.0225

2005
Fourth Quarter	0.0800	0.0360
Third Quarter	0.0990	0.0270
Second Quarter	0.0950	0.0510
First Quarter	0.3900	0.0720

2004
Fourth Quarter	0.4500	0.1500
Third Quarter	1.6500	0.3800
Second Quarter	2.9500	1.0100
First Quarter	3.2500	1.8500

On January 20, 2006, the last sale price quoted on the OTC Bulletin Board was $0.024. As of January 20, 2006, there were approximately 1,030 holders of record of our common stock.

We have never paid cash dividends on our common stock and do not presently anticipate paying cash dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained for use in our business for an indefinite period. Payments of dividends in the future, if any, will depend on, among other things, our ability to generate earnings, our need for capital, and our financial condition. Our ability to pay dividends is limited by applicable state law. Declaration of dividends in the future will remain within the discretion of our Board of Directors, which will review the dividend policy from time to time.

DESCRIPTION OF BUSINESS

OVERVIEW

We are an early production stage company manufacturing rechargeable batteries for custom engineered military and industrial applications using lithium-ion chemistry. Customers are suppliers to the military and industrial concerns requiring safe, durable, high power rechargeable power supplies for their applications and the development of new technology.

During the past twelve months we have contracted to provide power supplies for underwater propulsion of non-nuclear, manned submarines; for a fleet of lighter than air communication “stratellites”; for numerous unmanned surveillance vehicles (air, land, and underwater based); for surface to air missiles; for standby power applications; for renewable energy generation sources (windmills); and for hybrid electric vehicles (HEV) for military uses.

The military, transportation, and stationary power markets continue to demonstrate that lithium-ion is the technology of choice for advanced battery applications placing us at the threshold of a period of significant growth. Our plans call for a three phased strategy to take advantage of the opportunities presented. During Phase I, already underway, we plan to ramp up production in existing facilities and continue to grow sales to reach a break even run rate by the end of 2006. In Phase II, we plan to enter into strategic partnerships to provide for joint sales and production, as well as further access to capital, and to enter target markets in larger scale and acquire production capacity to meet those needs. In Phase III, we expect to look to further extend our reach into market areas by licensing our technology to other manufacturers who operate in areas we might not otherwise access.

We have two principal centers of operation – in Plymouth Meeting, Pennsylvania and in Nordhausen, Germany. The Plymouth Meeting office is also our corporate headquarters. Sales into the U. S. and European markets are managed out of each of the offices. Our strategic business plan incorporates a unified approach by our two locations to overall business strategy, technology research and development, product development, procurement, production, market and competitive analysis, customer contact plans, marketing, public relations/investor relations, sales, distribution, securing future joint venture relationships for manufacturing and distribution, future resource needs, and financial matters.

DEVELOPMENT AND COMMERCIALIZATION PLAN

Current Developments

We are engaged in continuing contract development and small volume production, in both the United States and Germany, of large format lithium-ion rechargeable batteries to be used as new power sources in emerging advanced applications in the national security, transportation and stationary power markets. With the continuing interest in higher energy density, lighter weight, smaller volume, longer operational life and greater cost effectiveness, lithium batteries are clearly the technology of choice with new applications in these markets.

Our mission is to become a leading manufacturer of rechargeable lithium power solutions for advanced national security, transportation and stationary power applications. Our business model also includes the licensing of our technology and other collaborative efforts with third parties.

We have spent over $60 million advancing our technologies, and we are now manufacturing and selling both cells and custom engineered batteries, as well as acquiring contracts due to our expertise. In the future we believe that we will also be able to license our technology for, highly reliable, cost-effective advanced lithium-ion rechargeable batteries to each of the market segments described above.

We manufacture and sell the GAIA® product line of hermetically sealed lithium-ion rechargeable cells and batteries. Our product portfolio includes large format, high power cells ranging from 4 to 45 Amp-hours, with discharge capabilities to 100C designed for HEV and military applications, and high energy cells from 5 to 60 Amp-hours for various applications. Cells are manufactured in both cylindrical and flat form factors and employ proprietary extrusion, design and assembly technology. We assemble custom engineered large batteries complete with electronics (battery management systems) and on-board communication for the national security, transportation and stationary power markets.

Over the past year, we have successfully focused on producing larger, more consistent runs of standardized cells. We have established several standardized modular battery assembly designs which facilitate the construction of custom batteries. We continue to receive favorable feedback from actual field testing.

As a result of our involvement with the military market over the past year, we have received orders for prototypes from those customers previously identified. We have been successful in unmanned aerial vehicles (known as UAVs), and unmanned underwater vehicles (known as UUVs) as well as opportunities in robotics. Our previously identified opportunities in rockets have resulted in our cells being approved and we are moving forward with that customer with proposals for the entire battery. Our initial contact has lead to further opportunities with both that company and others. We remain focused on providers to the U.S. military of new high tech systems as customers and not the U.S. government directly. We have continued to see a consistent flow of orders.

Our efforts during 2004 in the high tech military area resulted in numerous Small Business Innovative Research (known as SBIR) contracts or sub-contacts which are contributing significantly to revenues this year. Our collaborative relationships for the development of the next generation cathode materials are continuing. We are now executing with them the US Army Tank-Automotive Research, Development and Engineering Center (known as TARDEC) work directive for ‘Future Combat Systems Manned Ground Vehicle HEV’ and the NASA contract for ‘Advanced Batteries for Space’. In addition, our partnership with a builder of unmanned underwater vehicles completed a development contract for Advanced Pressure Tolerant Batteries which has led to subsequent orders and we are negotiating a follow-on contract for further improvements.

We are also working on a SBIR contract for ‘Advanced Lithium Ion Battery Manufacturing’ to improve the manufacturing process for flat cells. We also received several other small SBIR subcontracts and commercial contracts.

Outside the U.S., we signed an agreement with ThyssenKrup, the largest manufacturer of non-nuclear, manned submarines to develop and manufacture special, very large lithium ion cells for propulsion.

Product

We manufacture the GAIA® product line of large, high power hermetically sealed rechargeable lithium-ion cells and batteries. Our product portfolio includes large cells from 10 times the capacity of a standard laptop computer battery to 100,000 times greater. We produce high power cells designed for HEVs and military applications that can discharge hundreds of amps in times as short as a few minutes, and high capacity cells for applications such as back-up power and remote standby installations . Cells are manufactured in both cylindrical and flat form and employ proprietary extrusion, design and assembly technology. We manufacture a variety of standard cells that are assembled into custom large batteries complete with electronics (battery management systems) and electronics to communicate with other components of the system for performance monitoring.

We specialize in working with the customer to engineer solutions using standardized cells in customized configurations. Over the past year, as we have moved to the early production stage in Nordhausen, we have succeeded in producing long, consistent runs of standardized cells. We have also established a number of standardized modular battery assembly designs which facilitate the customized construction of batteries.

Market

The lithium ion battery market is rapidly expanding and maturing. Lithium ion batteries are becoming more widely known and accepted resulting in accelerating market growth. We are benefiting from this expansion of new product applications by being able to be involved in the initial design of these applications rather than competing directly with low cost mass-market 18650 cells from Asia. This market expansion is also driving material suppliers to develop higher energy, lower cost and safer products. Increasing volumes of production are being shifted to China and this continues to put downward pressure on pricing. Some of our Asian competitors have introduced high power cells and large formats which emphasizes our need to ramp up quickly and provide custom solutions to capture market share. Our sales and marketing efforts are focused on markets where we can obtain a premium by being a domestic supplier, providing a better product and better service and co-developing custom solutions for new emerging high tech products. Our business plan does not incorporate mass commercial markets in the immediate future from our existing facilities. Entry into these large volume markets is projected though the licensing of our technology and collaborative efforts with third parties.

In the transportation market, the rapidly increasing cost of petroleum-based fuels continue to accelerate the move to hybrid vehicles. Toyota Motor Corporation and Honda Motor Company continue to show significant growth in the sale of their Hybrid Electric Vehicles (known as HEVs). Nissan is continuing to field test hybrids with lithium ion batteries. While we believe that the Big 3 will take several years to adopt the technology, we are continuing our development efforts through smaller opportunities. Following the success of Penn State University’s second place in the Ford Future Truck Competition last year, we filled additional orders from Penn State, University of Texas , a US small vehicle manufacturer and a British EV/HEV manufacturer.

The stationary power market remains the slowest to develop due to pricing however, we are negotiating with a major battery manufacturer on Rack-mounted lithium ion batteries for mission critical applications.

We are leveraging our expertise in high power and large battery assemblies to commercialize advanced lithium batteries as a new power source in the military and national security systems, transportation and stationary power markets with a particular focus on the U.S. and European geographic market segments where the customers prefer a domestic supplier.

•	National Security/Military applications require flexibility in design as the applications encompass a wide range of power output, broad operating temperatures, lower weight and thousands of recharge cycles. Performance is more important than price in this market and the market need is growing quickly.

•	Transportation applications require rapid charging rates and long life in safe, durable high power storage for HEV and fuel cell powered vehicles. Military and heavy duty vehicle OEMs have been early adopters of new technology and have taken the lead in the use of large-format lithium-ion batteries.

•	Stationary Power applications require high-reliability power for telecommunications, computers and other mission critical applications. We believe this presents a very large potential market. Growing dependence on electrical power worldwide drives the demand for high quality and readily available back-up power, standby, remote mobile and renewable power applications.

Strategy for Growth

We envision a three phase evolution to achieving our mission of being a leader in rechargeable lithium-ion battery solutions for high power applications:

•	In Phase I, the objective is to ramp up sales and production in our existing facilities to profitability through funded development contracts and sales of custom engineered power solutions to military/national security and select niche markets. We are well along in this phase. Operating losses and capital expenditures during Phase I may be funded through a variety of financing sources, including under the standby equity distribution agreement with Cornell Capital.

•	In Phase II, we expect to expand as well as enter new market areas primarily through the establishment of strategic partnerships. These partnerships are expected to bring joint development, joint engineering, and joint sales. Phase II is already in progress with one of these partnerships already agreed to, and three others in active negotiation. If successful, we will have significant partners in military, transportation, and stationary power markets. Under current assumptions, each of these partnerships will bring significant demand for product and access to capital to fund the increases in production capacity and working capital. In order to meet the considerable production demands of these partnerships, we intend to expand production capacity significantly through the acquisition of an additional manufacturing facility.

•	In Phase III, we will look to further extend our reach into market areas by licensing our technology to other high volume, mass market manufacturers who operate in areas we might not otherwise access.

COMPETITION

Competition in the battery industry is, and is expected to remain, intense. The lithium ion battery market is rapidly expanding and maturing. Lithium ion batteries are becoming more widely known and accepted resulting in accelerating market growth. We are benefiting from this expansion of new product applications by being able to be involved in the initial design of these applications rather than competing directly with low cost mass-market 18650 cells from Asia. This market expansion is also driving material suppliers to develop higher energy, lower cost and safer products. Increasing volumes of production are being shifted to China and this continues to put downward pressure on pricing. Some of our Asian competitors have introduced high power cells and large formats which emphasizes our need to ramp up quickly and provide custom solutions to capture market share. Our sales and marketing efforts are focused on markets where we can obtain a premium by being a domestic supplier, providing a better product and better service and co-developing custom solutions for new emerging high tech products. Our business plan does not incorporate mass commercial markets in the immediate future from our existing facilities. Entry into these large volume markets is projected though the licensing of our technology and collaborative efforts with third parties.

In our target markets of transportation and stationary power systems, the principal competitive technologies are currently lead acid and nickel-metal hydride. We believe that lithium-ion and lithium polymer batteries will enter specific niches of this segment of the rechargeable battery market in the near future. We believe that lithium-ion and lithium polymer batteries will compete in the HEV market which requires constant deep cycle charge and discharge, high rate regenerative braking and operation over a wide range of temperatures. We also believe that there will be certain limited niches in the stationary power market where new products will be able to compete based upon superior performance and energy density.

The rechargeable battery industry consists of major domestic and international companies, many of which have financial, technical, marketing, sales, manufacturing, distribution and other resources substantially greater than ours. We compete against companies producing lithium batteries as well as other primary and rechargeable battery technologies. Our primary competitors in the national security market are: Saft, Eagle-Pitcher, The Yardney Technical Products, Inc. and Ultralife Batteries, Inc. Our primary competitors in the Transportation Market are: Johnson Controls, Inc., Exide Technologies, Saft, Panasonic EV Energy Co., Ltd., The Sanyo Group of Companies, Delphi Automotive Systems, and Trojan Battery Company. Our primary competitors in the stationary power market are EnerSys, Inc., C&D Technologies, Inc. and Avestor.

DEVELOPMENT CONTRACTS AND RESEARCH GRANTS

We had revenue from development contracts and prototype sales of $766,000 and $229,000 for the years ended December 31, 2004 and 2003, respectively and $1,233,000 and $424,000 for the nine months ended September 30, 2005 and 2004 respectively. In addition, we received a total of $435,000 and $885,000 from foreign government subsidies (research grants) for the years ended December 31, 2004 and 2003, respectively and $58,000 and $430,000 for the nine months ended September 30, 2005 and 2004 respectively. The GAIA Europe unit had one technology research grant in 2005. The end-date for this grant was April 30, 2005.

INTELLECTUAL PROPERTY

PATENTS AND PROPRIETARY INFORMATION

As of January 20, 2006, 29 patents have been issued to LTC and LTC has four patent applications pending in the U.S. LTC also pursues foreign patent protection in countries of interest. LTC has been granted three foreign patents and has seven patent applications pending in foreign countries. DILO Trading holds patents for which the intellectual property was developed by DILO Trading in collaboration with GAIA. DILO Trading has granted GAIA the right to use these patents. As of January 20, 2006, five patents have been issued to DILO Trading and DILO Trading has 44 patent applications pending in Europe. Although we believe that the pending patent applications will be granted, no assurance to this effect can be given.

We also have proprietary knowledge that is in the patent disclosure stage or that we protect as trade secrets. Our early patents relate to materials and construction for lightweight solid-state rechargeable batteries. Our later patents and applications relate to improvements to the technology contained in the first patents or to other key aspects of rechargeable lithium battery technology. The earliest any of our patents expires is December 27, 2005. There is no current or, to our knowledge, threatened litigation regarding our patents.

We also rely on unpatented proprietary information to maintain and develop our commercial position. Although we seek to protect our proprietary information, there can be no assurance that others will not either develop independently the same or similar information or obtain access to our proprietary information. In addition, there can be no assurance that we would prevail if we were to challenge intellectual property rights claimed by third parties that we believed infringed upon our rights or that third parties will not successfully assert infringement claims against us in the future.

Our employees are required to enter into agreements providing for confidentiality and assignment of rights to inventions made by them while employed by us. There can be no assurance that these agreements will be enforceable by us.

RAW MATERIALS

We purchase various raw materials for use in our batteries. Certain materials used in our products are available only from a limited number of sources. The industry currently has sufficient capacity to meet our needs. There is no assurance, however, that our sources will remain available or the currently adequate supply of raw materials will continue.

RESEARCH AND DEVELOPMENT

We devote substantial resources to technology development activities related to the development of our battery products. Our research has focused upon bringing existing available technology to viable commercial production for specific applications. The majority of our effort is directed towards product quality, process yield improvement, identifying alternative raw materials and supplies for use in our batteries, and cost reduction. We seek evolutionary improvements for cell and battery design, including controls. We evaluate new materials, which are not direct substitutes, for use in our batteries, but offer advantages such as cost, safety and performance. One such material which results in cells that are intrinsically safe from overcharge or short circuit is now in beta test. Such a development is critical to the development of the automotive and consumer markets.

We also investigate and develop patentable ideas in product design or processing that can offer added protection or licensing potential. We spent approximately $5,395,000 and $4,383,000 during the fiscal years ended December 31, 2004 and 2003, respectively and $2,067,000 and $4,208,000 for the nine months ended September 30, 2005 and 2004 respectively, on engineering, research and development activities.

EMPLOYEES

As of January 20, 2006, we employed a total of 157 full-time employees. None of our employees are represented by a labor union. We consider our employee relations to be good.

GOVERNMENT REGULATION, SAFETY, ENVIRONMENTAL COMPLIANCE

We are subject to the requirements of U.S. federal, state, local and non-U.S. environmental and occupational safety and health laws and regulations. These include laws regulating air emissions, water discharge and waste management. Although it is our intent to comply with all such requirements and regulations, there can be no assurance that we are at all times in compliance. Environmental requirements are complex, change frequently and have tended to become more stringent over time. Accordingly, there can be no assurance that these requirements will not change or become more stringent in the future.

As with any battery, our lithium-ion batteries can short when not handled properly. Due to the high energy and power density of lithium-ion batteries, a short can cause rapid heat buildup. Under extreme circumstances, this could conceivably cause a fire. This is most likely to occur during the formation and/or testing phase of our process. We incorporate safety procedures in our battery testing lab to minimize safety risks, although there can be no assurance that an accident in any part of our facilities where charged batteries are handled will not occur. Any such accident could require an internal investigation by our technical staff, causing delays in further development and manufacturing of our products, which could adversely affect our operations and financial condition.

Our manufacturing process incorporates pulverized solids, which can be toxic to employees when allowed to become airborne in high concentrations. We have incorporated safety controls and procedures into our pilot line manufacturing processes designed to maximize the safety of our employees and neighbors. Any related incident, including fire or personnel exposure to toxic substances, could result in significant production delays or claims for damages resulting from injuries, which could adversely affect our operations and financial condition.

Prior to commercial production of our batteries, we will seek to obtain approval of our products by one or more of the organizations engaged in product safety, such as Underwriters’ Laboratories. Such approvals could require significant time and resources from our technical staff and, if redesign were necessary, result in a delay in the commercialization of our products.

The U.S. Department of Transportation (USDOT) and the International Air Transport Association (IATA) have recently revised their regulations covering shipment of lithium ion batteries. Due to the size of our prototype HEV batteries, a permit is required to transport our lithium batteries from our manufacturing facility. Although similar batteries with other chemistries are routinely shipped from manufacturing facilities to all parts of the world, no assurance can be given that we will not encounter any difficulties in complying with new or amended USDOT or IATA regulations or regulations developed by other agencies such as the International Civil Aviation Organization or International Maritime Dangerous Goods.

DESCRIPTION OF PROPERTY

LTC leases a 12,400 square foot research and development facility at 5115 Campus Drive in Plymouth Meeting, Pennsylvania. This facility is leased pursuant to a Lease Agreement with PMP Whitemarsh Associates dated July 22, 1994, as amended. The facility is being leased under a one-year lease extension that commenced on April 1, 2005 and ends on March 31, 2006. The base annual rent under the lease is $153,000. This facility has sufficient space to meet the near-term needs of LTC. At the facility, we have a semiautomatic cell packaging and filling machine, coating equipment and lamination equipment, pieces of equipment critical to our ability to produce pilot quantities of batteries and to specify expansion and upgrading of continuous flow manufacture. Our corporate headquarters are located at the Plymouth Meeting, Pennsylvania facility.

GAIA owns a 176,000 square foot renovated research and development facility in the city of Nordhausen, Thuringia Germany. This facility has sufficient space to meet the near-term needs of the GAIA Europe unit. The production facilities include commercial equipment for dry blending, extrusion, lamination, calendaring, winding, filling and formation. Specific pieces of equipment are being upgraded to increase production capacity from 1,000 to 3,600 watt-hours per day. The facilities also include laboratory, quality control and offices for the European sales and management.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings.

CORPORATE MATTERS

Lithium Technology Corporation (“LTC”) is a Delaware corporation that was incorporated on December 28, 1995. LTC’s predecessor - Lithium Technology Corporation (a Nevada corporation previously named Hope Technologies, Inc.) - merged with and into LTC in a reincorporation merger that became effective on February 8, 1996. The executive office of LTC is located at 5115 Campus Drive, Plymouth Meeting, Pennsylvania 19462, telephone number: (610) 940-6090.

LTC holds 100% of the outstanding shares of GAIA Holding, B.V. a Netherlands holding company (“GAIA Holding”). GAIA Holding is a private limited liability company incorporated under the laws of the Netherlands on February 2, 1990, with a statutory seat at the Hague (the Netherlands) and office address at Parkweg 2, 2585 JJ, the Hague, the Netherlands.

GAIA Holding is the legal and beneficial owner of all of the issued and outstanding shares of Lithiontech B.V., a Netherlands company limited by shares that was formed on February 8, 1999 (“Lithiontech”). Lithiontech has the legal and beneficial ownership of all the issued and outstanding shares of DILO Trading AG, a Switzerland company limited by shares that was formed on September 11, 1975 (“DILO Trading”) and Lithiontech Licensing B.V., a Netherlands company limited by shares that was formed on February 8, 1999 (“Lithiontech Licensing”). DILO Trading holds patents for which the intellectual property was developed by DILO Trading in collaboration with GAIA. GAIA holds a license for all these patents.

GAIA Holding is the beneficial owner of all of the issued and outstanding shares of GAIA. Legal ownership of the outstanding shares of GAIA are held pursuant to certain Dutch and German trust agreements by two Netherlands entities (the “Nominal Stockholders”) for the risk and account of GAIA Holding. Based on the Dutch and the German trust agreements, the Nominal Stockholders are obliged to transfer the legal ownership of the shares in GAIA without any further payments to GAIA Holding to a third party designated by GAIA Holding on the demand of GAIA Holding. Pursuant to the trust agreements, GAIA Holding has the right to vote the shares of GAIA held by the Nominal Stockholders.

LTC and GAIA Holding, Arch Hill Ventures and the Nominal Stockholders are parties to an agreement (the “Share Transfer Agreement”) which provides that without LTC’s prior written consent, GAIA Holding may not directly or indirectly transfer or instruct any party to transfer the legal ownership of the shares of GAIA held by the Nominal Stockholders to any party other than to GAIA Holding and that upon LTC’s written direction, GAIA Holding will instruct the Nominal Stockholders to transfer the legal ownership of the shares of GAIA held by the Nominal Stockholders to GAIA Holding for no payment. The Share Transfer Agreement further provides that at such time as the parties determine that there would no longer be any possible adverse tax effect as a result of the transfer of the GAIA shares to GAIA Holding, then the legal ownership of the GAIA shares held by the Nominal Stockholders shall be transferred to GAIA Holding without any payment.

GAIA is a private limited liability company organized under German law on April 4, 1996. GAIA is located at Montaniastrasse 17, D-99734 Nordhausen/Thuringia, Germany, telephone number: 011 49 3631 616 670.

LTC holds 100% of the outstanding shares of Lithion Corporation, a Pennsylvania corporation that was incorporated on June 3, 1988.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis should be read together with the financial statements and the accompanying notes thereto included elsewhere in this Report.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. This report contains certain forward-looking statements and information that are based on the beliefs of management as well as assumptions made by and information currently available to management. The statements contained in this report relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties including the Company, including, but not limited to, the successful commercialization of batteries, future demand for products, general economic conditions, government and environmental regulation, competition and customer strategies, technological innovations in the battery industries, changes in business strategy or development plans, capital deployment, business disruptions, its ability to consummate future financings and other risks and uncertainties, certain of which are beyond its control. Additional factors that could affect the Company’s forward-looking statements include, among other things: the restatement of the quarterly financial statements for the first three quarters in the fiscal year ended December 31, 2004; negative reactions from the Company’s stockholders, creditors, customer or employees to the results of the review and restatement or delay in providing financial information caused by restatement; the impact and result of any litigation (included private litigation), or of any investigation by the Securities and Exchange Commission or any investigation by any other governmental agency related to the Company; the Company’s ability to manage its operations during and after the financial statement restatement process; and the Company’s ability to successfully implement internal controls and procedures that remediate any material weakness in controls and ensure timely, effective and accurate financial reporting. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those described herein as anticipated, believed, estimated or expected.

GENERAL

We are engaged in continuing contract development and small volume production, in both the United States and Germany, of large format lithium-ion rechargeable batteries to be used as new power sources in emerging advanced applications in the national security, transportation and stationary power markets. With the continuing interest in higher energy density, lighter weight, smaller volume, longer operational life and greater cost effectiveness, lithium batteries are clearly the technology of choice with new applications in these markets.

In 2002, we closed share exchanges in which we acquired a 100% interest in GAIA through our acquisition of 100% of the outstanding shares of GAIA Holding from Arch Hill Ventures, an entity controlled by Arch Hill Capital. In November 2004, Arch Hill Capital and Arch Hill Ventures transferred all LTC securities owned by such entities to Stichting Gemeenschappelijk Bezit GAIA and Stichting Gemeenschappelijk Bezit LTC, entities which are controlled by Arch Hill Capital.

LIQUIDITY AND FINANCIAL CONDITION

GENERAL

At September 30, 2005, cash and cash equivalents were $53,000. Total liabilities at September 30, 2005 were $19,236,000 consisting of current liabilities in the aggregate amount of $8,042,000 and long-term liabilities in the amount of $11,194,000. At September 30, 2005, assets included, in addition to cash and cash equivalents, accounts receivable of $292,000 inventories of $604,000, prepaid expenses and other current assets of $571,000, property and equipment, net, of $5,542,000, net intangibles of $7,590,000, and other assets of $21,000. As of September 30, 2005, our working capital deficit was $6,522,000 as compared to $3,987,000 at December 31, 2004. We expect to incur substantial operating losses as we continue our commercialization efforts.

Our long-term liabilities at September 30, 2005 were as follows:

Convertible debt securities	$310,000
Derivative liability	1,000
Loans from financial institutions	1,745,000
Debentures	2,547,000
Subordinated loans from related party	7,346,000
Silent partnership loans	2,331,000

$14,280,000
Less current maturities	(3,086,000)

$11,194,000

For detailed information on our convertible debt and long-term debt financing during this period, please see Note 7 and 8 in the consolidated financial statements contained herein for the period ended September 30, 2005.

FINANCING TRANSACTIONS

We have financed our operations since inception primarily through equity and debt financings, loans from shareholders and other related parties, loans from silent partners and bank borrowings secured by assets.

We have recently entered into a number of financing transactions and are continuing to seek other financing initiatives. We will need to raise additional capital to meet our working capital needs and to complete our product commercialization process. Such capital is expected to come from the sale of securities, including the sale of common stock under the standby equity distribution agreement described below. No assurances can be given that such financing will be available in sufficient amounts or at all. If such financing is not available there can be no assurance that Arch Hill Capital will provide any further funding under the bridge financing agreement described below.

The following is a general description of our most recent financing transactions. See also the Notes to Consolidated Financial Statements.

CORNELL CAPITAL CONVERTIBLE DEBENTURE FINANCING

On October 7, 2005, we entered into a securities purchase agreement with Cornell Capital pursuant to which we issued a convertible debenture in the principal amount of $3,000,000, with an original maturity date of October 1, 2006 and a conversion price of $0.06. The debenture was repayable in ten equal monthly installments with accrued interest at 8% per year commencing January 1, 2006 and ending October 1, 2006. The debenture was redeemable by us upon three days prior written notice for any reason until January 20, 2006 without a prepayment premium and thereafter if the common stock was trading below the conversion price of $0.06 at the time of a prepayment notice. Upon a redemption after January 20, 2006 we were obligated to pay a prepayment premium of 15% of any amounts prepaid.

We entered into a pledge and escrow agreement pursuant to which we agreed to issue to Cornell Capital shares of common stock in the event of default under the debenture as security for our obligations thereunder. We also granted Cornell Capital a security interest in the assets of LTC. In the event of default, Cornell Capital, in addition to any other remedies, may convert any or all of the outstanding principal of the debentures into common stock at a fixed conversion price equal to $0.0128 per share.

Commissions to Cornell Capital in connection with this transaction included 7.5% cash compensation in the form of a discount to the purchase price of the debentures, or $225,000, and five-year warrants to purchase 20,000,000 shares of common stock at the following exercise prices: 10,000,000 at $0.06 per share, 5,000,000 at $0.07 per share and 5,000,000 at $0.10 per share. We also paid structuring fees to Yorkville Advisors Management of $10,000.

On January 31, 2006 we entered into a letter agreement with Cornell Capital whereby we amended the following provisions of the debenture. All payments of principal and accrued interest on the debenture otherwise due on or before March 15, 2006 are due on March 15, 2006 (the “Early Maturity Date”). In the event we close on any debt or equity financing (a “New Financing”), we must use fifty percent of the proceeds of the New Financing (net of commissions) to repay principal and interest outstanding under the debenture. In the event we do not repay all outstanding principal and accrued interest on the debenture on the Early Maturity Date, (i) we must repay $900,000 of principal and accrued interest on March 15, 2006 and repay the balance of the outstanding principal and interest on the debenture over seven equal payments commencing April 1, 2006 until October 1, 2006, and (ii) the exercise price of the 20,000,000 warrants held by Cornell Capital will be reduced to $0.0128 on a pro-rata basis in relation to the amount of principal of the debenture not repaid by us as of March 15, 2006 (by way of example, if $1,500,000 in principal of the debenture has not been repaid by us by the Early Maturity Date the exercise price of 50% of each of the three Warrants will be reduced to $0.0128). At any time prior to March 15, 2006 we may at our option with three business days advance written notice redeem a portion or all amounts outstanding under the debenture in an amount equal to the principal amount outstanding and accrued interest being redeemed. No redemption premium is due by us for a redemption of the debenture prior to March 15, 2006. The debenture is not convertible from January 31, 2006 through March 15, 2006 provided we are current on our payment obligations under the debenture.

In the Letter Agreement we amended the provision that was contained in the registration rights agreement entered into in connection with the debenture modifying the date by when we must file a registration statement covering the shares of our common stock issuable upon conversion of the debenture and upon exercise of the warrants with the Securities and Exchange Commission by January 6, 2006, and to provide that such registration statement must be filed on or before February 10, 2006. We are obligated under the registration rights agreement to have such registration statement declared effective by April 5, 2006.

In consideration of the amendment of the debenture and related agreements we paid Cornell Capital a fee of $25,000 upon execution of the amendment and agreed to pay a fee of $75,000 on March 15, 2006.

STANDBY EQUITY DISTRIBUTION AGREEMENT

As of November 28, 2005, we sold 18,204,601 shares of common stock to Cornell Capital for $800,000 pursuant to the Standby Equity Distribution Agreement at prices ranging from $0.0304 to $0.0647. Of such proceeds, the Company paid commitment fees to Cornell of 5% of the gross proceeds, or $40,000 in the aggregate and the Company paid structuring fees to Yorkville Advisors Management aggregating $2,000, with net proceeds to the Company of $758,000 from such sales.

As of January 20, 2006, we sold 31,282,146 shares of common stock to Cornell Capital for $1,200,000 pursuant to the standby equity distribution agreement at prices ranging from $0.0280 to $0.0647. Of such proceeds, we paid commitment fees to Cornell Capital of 5% of the gross proceeds, or $60,000 in the aggregate and we paid structuring fees to Yorkville Advisors Management aggregating $3,000, with net proceeds to us of $1,137,000 from such sales.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the standby equity distribution agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issue shares of common stock at a price of $0.06 per share and draw down on the entire standby equity distribution agreement, we would issue 250,000,000 shares of common stock to Cornell Capital for gross proceeds of $15.0 million.

2005 UNIT FINANCING

From May 18, 2005 to July 6, 2005, we closed on $298,000 of equity units (the “2005 Units”) in a private placement. Each 2005 Unit, with a purchase price of $1,000 per unit, consists of a convertible promissory note in the principal amount of $1,000 (the “8% Notes”) and one warrant for each share of common stock issued upon conversion of the 8% Notes to purchase one-half share of our common stock.

The 8% Notes are convertible at the election of the holder thereof, at any time commencing from and after their date of issuance and for a period of three years thereafter at a price equal to 85% of the average closing price of our common stock on the OTC-BB for the 20 trading days immediately preceding the day upon which we receive a conversion notice from the Noteholder. The 8% Notes are entitled to receive an 8% annual interest payment payable in shares of our common stock. The per share exercise price of the warrant will be 135% of the conversion price of the 8% Notes.

The broker-dealer in the 2005 Unit Financing was issued warrants to purchase 596,000 shares of our common stock at $.05 per share relating to the 2005 Unit Financing.

MARCH 2005 DEBENTURE FINANCING

On March 11, 2005, we entered into a debenture purchase agreement with an investor, pursuant to which we issued debentures in the principal amount of $2,500,000. The debentures accrue interest at 12% per year and, as amended, are repayable in 10 equal monthly installments with accrued interest commencing September 15, 2005 and ending June 15, 2006. (See Note 8 to Consolidated Financial Statements).

In connection with the debenture purchase agreement, we entered into an escrow agreement under which put notices under the standby equity distribution agreement were deposited and certain monies received under that agreement will be received and forwarded to the debentureholder if we do not repay the debenture from other sources of capital. Ten monthly put notices are held in escrow, each in the amount of $250,000. $250,000 per month being funded under the standby equity distribution agreement to us is to be delivered to the escrow account and be used to repay the debenture if we do not repay the debenture from other sources of capital. The original commencement date of the repayment of the debentures of July 15, 2005 was waived by the investor until September 15, 2005. As of November 28, 2005 there is outstanding $2,000,000 in principal on the debentures.

On January 31, 2006, we entered into an amendment of the following provisions of the debentures. The Maturity Date is December 31, 2006. No monthly payments are due and owing by us prior to December 31, 2006. The interest on the unpaid principal of the debenture is 15% per year effective as of October 15, 2005. We may prepay the debenture at any time prior to the Maturity Date.

BRIDGE FINANCINGS

Arch Hill Capital and LTC entered into a bridge financing agreement in December 2001. Arch Hill Ventures and GAIA entered into a bridge financing agreement in December 2000. The proceeds of the bridge financings were used for working capital.

On April 13, 2004, pursuant to a debt exchange agreement between LTC, GAIA Holding, GAIA, Arch Hill Capital and Arch Hill Ventures, approximately $9.7 million of debt owed by LTC to Arch Hill Capital under the bridge financing agreement and approximately $23.2 million of debt owed by GAIA to Arch Hill Ventures under the subordinated loan agreement were exchanged for LTC debentures and equity securities. (See “April 2004 Debt Exchange”.)

On August 30, 2004 we issued 1,705 of our A Units in exchange for $1,705,000 of our outstanding debt and 1,840 of our B Units in exchange for $1,840,000 of our outstanding debt, in each case held by Arch Hill Capital. (See “A Unit and B Unit Financing”)

At various times during 2004, Arch Hill Capital advanced a total of $4,000,000 to LTC under the Bridge Financing Agreement. As of September 30, 2005, $310,000 of advances were outstanding under the bridge financing agreement.

DEBT EXCHANGE

On October 21, 2005, pursuant to a Debt Exchange Agreement between us, GAIA Holding, GAIA, Arch Hill Capital and Arch Hill Ventures, we exchanged approximately $4.4 million of debt owed by GAIA to Arch Hill Ventures for our equity securities as described below (the “Debt Exchange”).

Tamarchco GmbH (“Tamarchco”), a 100% owned subsidiary of Arch Hill Ventures, has provided three silent partnership loans to GAIA consisting of €2,364,501 ($2,883,510) including interest through July 31, 2005 under the First Tamarchco Partnership Agreement (the “Tamarchco I Debt”), a €246,979 ($301,192) loan including interest through July 31, 2005 under the Second Tamarchco Partnership Agreement (the “Tamarchco II Debt”) and a €206,168 ($251,421) loan including interest through July 31, 2005 under the Third Tamarchco Partnership Agreement (the “Tamarchco III Debt”) (the three partnership agreements, the “Tamarchco Partnership Agreements”).

Tamarchco is entitled to receive an annual 4% share in profits related to its contributions under the First Tamarchco Agreement and an annual 12% share in profits related to its contribution under the Second and Third Tamarchco Agreements payable once GAIA has generated an accumulated profit amounting to $4,837,000. Tamarchco assigned to Arch Hill Ventures its right to repayment of the Tamarchco I Debt, Tamarchco II Debt and Tamarchco III Debt (together the “Tamarchco Debt”).

Frankendael Participatiemaatschappij NV (“Frankendael”) has provided a partnership loan to GAIA consisting of €547,078 ($667,162) including interest through July 31, 2005 (the “Frankendael Debt”). Frankendael is entitled to receive an annual 12% share in profits related to its contributions under the Frankendael Partnership Agreement payable once GAIA has generated an accumulated profit amounting to $4,627,000. Frankendael has assigned to Arch Hill Ventures its right to repayment of the Frankendael Debt.

In the Debt Exchange we issued to Arch Hill Ventures in exchange for the Tamarchco Debt $3,436,123 of our 10% convertible debentures and warrants to purchase 1,718,062 shares of our common stock with an exercise price of $0.38 per share. As further consideration for the exchange of the Tamarchco Debt, Arch Hill Ventures agreed in the Debt Exchange Agreement to transfer to us its 100% ownership interest in Tamarchco.

In the Debt Exchange we issued to Arch Hill Ventures in exchange for the Frankendael Debt $667,162 of our 10% convertible debentures and warrants to purchase 333,581 shares of our common stock with an exercise price of $0.38 per share.

We owed interest in the amount of €251,937 ($307,237) to Arch Hill Ventures on debt previously exchanged for our securities (the “Interest Due”). On October 21, 2005 in the Debt Exchange, we issued to Arch Hill Ventures in exchange for the Interest Due $307,237 convertible debentures and 153,619 warrants of our common stock at an exercise price of $0.38 per share.

As a condition of the closing of the Debt Exchange, we received from our financial advisor, an opinion that the debt exchange is fair from a financial point of view to our stockholders.

The 10% convertible debentures issued to Arch Hill Ventures in the Debt Exchange (the “October 2005 debentures”) have a maturity date of October 21, 2007 at which time the principal amount and all accrued interest on the October 2005 debentures is due and payable. Interest payments on the October 2005 debentures are due and payable in cash quarterly, or at the option of Arch Hill Ventures, in our common stock at a price equal to the conversion price of our common stock commencing December 31, 2005. The October 2005 debentures are convertible at any time at the option of the holder into shares of our common stock at the lesser of $2.00 and the average of the lowest 3 intra-day trading prices during the 20 trading days immediately prior to the conversion date discounted by 50%.

We have the right to prepay all or a portion of the outstanding October 2005 debentures and accrued and unpaid interest upon prior written notice to the holders of the October 2005 debentures in an amount equal to 130% of principal and interest for prepayments occurring from October 21, 2005 through December 20, 2005 (60 days), 140% for prepayments of principal and interest occurring from December 20, 2005 through January 19, 2006 (61 – 90 days) or 150% for prepayment of principal and interest occurring on or after January 19, 2006 (91st day +).

The warrants are exercisable one year from issuance and thereafter only if the warrantholder has not sold any LTC equity securities within the prior six months and expire five years from the date of issuance. The warrants are subject to exercise price adjustments upon the occurrence of certain events including stock dividends, stock splits, mergers, reclassifications of stock or our recapitalization. The exercise price of the warrants is also subject to reduction if we issue any rights, options or warrants to purchase shares of our common stock at a price less than the market price of our shares as quoted on the OTC Bulletin Board.

On October 21, 2005 Arch Hill Ventures, which is controlled by Arch Hill Capital, transferred the right to receive the October 2005 debentures and warrants to Stichting Gemeenschappelijk Bezit LTC, which is also controlled by Arch Hill Capital.

No commissions were paid to any brokers in connection with the Debt Exchange or the issuance of the Arch Hill Ventures Securities.

Issuance of the securities was exempt from registration pursuant to Section 4(2) of the Securities Act. The underlying securities were issued to an accredited investor in a private transaction without the use of any form of general solicitation or advertising. The underlying securities are “restricted securities” subject to applicable limitations on resale.

REGISTRATION OF SHARES

On August 12, 2005, a selling stockholder registration statement which we filed with the SEC became effective. Selling stockholders included in a registration statement intend to sell in the public market up to 599,209,492 shares of common stock being registered in the offering. The selling stockholders include:

•	Cornell Capital Partners, L.P., which intends to sell shares of common stock to be issued pursuant to the Standby Equity Distribution Agreement and shares issued as a commitment fee pursuant to the Standby Equity Distribution Agreement (up to an aggregate of 252,922,078 shares);

•	Stichting Gemeenschappelijk Bezit LTC, an entity controlled by Arch Hill Capital (up to an aggregate of 193,235,667 shares); and

•	Other selling stockholders (up to an aggregate of 153,051,747 shares).

GOING CONCERN MATTERS

Our accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Since inception, we have incurred substantial operating losses and expect to incur additional operating losses over the next several years. As of September 30, 2005, we had an accumulated deficit of approximately $72,388,000 million. We have financed our operations since inception primarily through equity financings, loans from shareholders and other related parties, loans from silent partners and bank borrowings secured by assets. We have recently entered into a number of financing transactions and are continuing to seek other financing initiatives. We will need to raise additional capital to meet our working capital needs and to complete our product commercialization process. Such capital is expected to come from the sale of securities, including the sale of common stock under the standby equity distribution agreement. No assurances can be given that such financing will be available in sufficient amounts or at all. Continuing of our operations in 2005, and thereafter, is dependent upon obtaining such further financing. These conditions raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MANAGEMENT’S PLANS TO OVERCOME OPERATING AND LIQUIDITY DIFFICULTIES

Over the past four years, we have refocused our unique extrusion-based manufacturing process, cell technology, large battery assembly expertise, and market activities to concentrate on large-format, high rate battery applications. Our commercialization efforts are focused on applying our lithium-ion rechargeable batteries in the national security, transportation and stationary power markets.

Our operations have been financed primarily through the use of proceeds from equity financings, loans, including loans from Arch Hill Capital, Arch Hill Ventures and other related parties, loans from silent partners and bank borrowings secured by assets.

Our operating plan seeks to minimize our capital requirements, but expansion of our production capacity to meet increasing sales and refinement of our manufacturing process and equipment will require additional capital. We expect that operating and production expenses will increase significantly as we continue to ramp up our production and continue our battery technology and develop, produce, sell and license products for commercial applications.

We have recently entered into a number of financing transactions and are continuing to seek other financing initiatives. We will need to raise additional capital to meet our working capital needs and to complete our product commercialization process. Such capital is expected to come from the sale of securities, including the sale of common stock under the standby equity distribution agreement. We believe that if we raise approximately $10 to 11 million in debt and equity financings including under the standby equity distribution agreement, we would have sufficient funds to meet our operating and capital expenditures needs for at least twelve months. If we do not raise such additional capital, we will assess all available alternatives including a sale of our assets or merger, the suspension of operations and possibly liquidation, auction, bankruptcy, or other measures.

Except as described herein, we have not entered into any definitive agreements related to a new financing as of January 20, 2006, and no assurance can be given that we will be successful in completing these or any other financings at the minimum level necessary to fund our capital equipment requirements, current operations or at all. If we are unsuccessful in completing these financings at such minimum level, we will not be able to fund our capital equipment requirements or current expenses or execute our business plan. If we are unsuccessful in completing these financings at or near the maximum level or an additional financing, we will not be able to pursue our business strategy. Additional financing may not be available on terms favorable to us or at all. Even if we do obtain financing, it may result in dilution to our stockholders.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2005 COMPARED TO

NINE MONTHS ENDED SEPTEMBER 30, 2004

REVENUES FROM DEVELOPMENT CONTRACTS AND PROTOTYPE SALES

Revenues from development contracts and prototype sales increased by $1,233,000 or 191% in the nine months ended September 30, 2005 from $424,000 in the same period in 2004. We also had income from foreign government subsidiaries of $58,000 in 2005 compared to $430,000 in 2004. The increase in revenues from development contracts and prototypes sales and decrease in income from foreign government subsidiaries is a result of our movement from the product and process development and refinement stage to the early production stage of our products.

As we are still a development stage enterprise, our mission continues to be to become a leading manufacturer of rechargeable lithium power solutions for advanced national security, transportation and stationary power applications. We also license our technology and have the capability to enter into other collaborative efforts with third parties.

As a result of our involvement with the military market over the past year, we have received orders for prototypes from various customers. Our prototype product has been utilized in unmanned aerial vehicles (“UAVs”), and unmanned underwater vehicles (“UUVs”) as well as within in robotics. Our main focus is to provide solutions for the U.S. Military’s need for battery applications within new high tech military systems.

Our efforts during 2004 in the high-tech military area resulted in a number of contracts and/or sub-contracts which have contributed to our significant growth in revenues for the nine months ended September 30, 2005.

Outside the U.S., we signed an agreement with ThyssenKrupp, the largest manufacturer of non-nuclear, manned submarines to develop and manufacture special, very large lithium ion cells for propulsion.

In the transportation market, the rapidly increasing cost of petroleum-based fuels continue to accelerate the move to hybrid vehicles. Toyota Motor Corporation and Honda Motor Company continue to show significant growth in the sale of their Hybrid Electric Vehicles (known as HEVs). Nissan is continuing to field test hybrids with lithium ion batteries. While we believe that other automobile manufacturers will take several years to adopt the technology, we are continuing our development efforts through smaller opportunities. Following the success of Penn State University’s second place in the Ford Future Truck Competition last year, we filled additional orders from Penn State, University of Texas , a US small vehicle manufacturer as well as a British EV/HEV manufacturer.

COST OF GOODS SOLD

Cost of goods sold was $1,471,000 in the nine months ended September 30, 2005. In the nine months ended September 30, 2004, the costs of manufacturing pre-production and scale up units were reported as part of Engineering, Research and Development Expenses.

ENGINEERING, RESEARCH AND DEVELOPMENT EXPENSES

Engineering, research and development expenses during the nine months ended September 30, 2005 decreased by 51% to $2,067,000 from $4,208,000 in the same period in 2004. In the nine months ended September 30, 2004, the costs of manufacturing pre-production and scale up units were reported as part of Engineering, Research and Development Expenses.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses during the nine months ended September 30, 2005, increased by $706,000 or approximately 23% to $3,830,000 from $3,124,000 in the same period in 2004. This increase was primarily due to increased legal and expenses associated with expenses related to securities offerings as well as increased expenses regarding compliance with complex regulatory requirements offsetting these increases. Sales and Market Expenses, which were included in General and Administrative Expenses in the nine months ended September 30, 2004, are reported separately in the nine months ended September 30, 2005.

SALES AND MARKETING EXPENSES

Sales and marketing expenses were $412,000 in the nine months ended September 30, 2005. In the nine months ended September 30, 2004, these expenses were reported as part of General and Administrative Expenses.

DEPRECIATION AND AMORTIZATION

Depreciation and amortization during the nine months ended September 30, 2005 decreased by $6,000 to $1,377,000 from $1,383,000 in the same period in 2004.

INTEREST EXPENSE, NET OF INTEREST INCOME

Interest expense, net of interest income, for the nine months ended September 30, 2005 increased by $809,000 or 21% to $4,593,000 from $3,784,000 in the same period in 2004. Interest expense mainly represents interest accrued on the loans from Arch Hill Capital and Arch Hill Ventures and other lenders as well as the interest accrued on the January 2004 debentures and the April 2004 debentures. Interest expense also includes the amortization of the discount on the embedded derivative on the January and April 2004 10% convertible debentures. Both the January and April 2004 convertible debentures were fully converted as of September 30, 2005.

CHARGE FOR EMBEDDED DERIVATIVE, WARRANTS AND BENEFICIAL CONVERSION FEATURE – PREFERRED SHARES AND DIVIDENDS ON PREFERRED SHARES

Charge for embedded derivative, warrants and beneficial conversion feature – preferred shares and dividends on preferred shares were $3,518,000 and $556,000, respectively, in the nine months ended September 30, 2005 and 2004. There were no preferred shares outstanding in the nine months ended September 30, 2004. This primarily represents the charges taken for the issuance of warrants upon the conversion of Series A and B Notes calculated at their fair value at the date of issuance using the Black-Scholes valuation model as well as charges related to the beneficial conversion feature upon the issuance of the convertible debentures.

NET LOSS TO COMMON SHAREHOLDERS

Net loss to common shareholders was $16,478,000 or $(0.12) per share for the nine months ended September 30, 2005 as compared to a net loss of $12,197,000 or $(0.43) for the nine months ended September 30, 2004. The increase in net loss for the quarter was principally due to the increase in interest expense on outstanding debt and the interest expense related to the debentures issued in January and April 2004, the charge for the embedded derivative related to the preferred shares and warrants, and dividends on the convertible preferred shares.

ACCUMULATED DEFICIT

Since inception, we have incurred substantial operating losses and expect to incur substantial additional operating losses over the next several years. As of September 30, 2005, our accumulated deficit was $72,388,000.

THREE MONTHS ENDED SEPTEMBER 30, 2005 COMPARED TO

THREE MONTHS ENDED SEPTEMBER 30, 2004

REVENUES FROM DEVELOPMENT CONTRACTS AND PROTOTYPE SALES

Revenues from development contracts and prototype sales increased by $283,000 or 304% in the three months ended September 30, 2005 from $93,000 in the same period in 2004. We also had income from foreign government subsidiaries of $0 in 2005 compared to $95,000 in 2004. The increase in revenues from development contracts and prototypes sales and decrease in income from foreign government subsidiaries is a result of our movement from the product and process development and refinement stage to the early production stage of our products. For more information on sales activities, see the “Revenues from Development Contracts and Prototype Sales” section contained within the results of operations for the nine months ended September 30, 2005 versus nine months ended September 30, 2004 discussed above.

COST OF GOODS SOLD

Cost of goods sold was $314,000 in the three months ended September 30, 2005. In the three months ended September 30, 2004, the costs of manufacturing pre-production and scale up units were reported as part of Engineering, Research and Development Expenses.

ENGINEERING, RESEARCH AND DEVELOPMENT EXPENSES

Engineering, research and development expenses during the three months ended September 30, 2005 decreased by 61% to $506,000 from $1,300,000 in the same period in 2004. In the three months ended September 30, 2004, the costs of manufacturing pre-production and scale up units were reported as part of Engineering, Research and Development Expenses.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses during the three months ended September 30, 2005 increased by $366,000 or approximately 36% to $1,390,000 from $1,024,000 in the same period in 2004. This increase was primarily due to increased legal expenses related to securities offerings as well as increased expenses regarding compliance with complex regulatory requirements, partially offset by reporting Sales and Marketing Expenses separately in 2005. Sales and Marketing Expenses were reported as part of General and Administrative Expenses in the three months ended September 30, 2004.

SALES AND MARKETING EXPENSES

Sales and marketing expenses were $13,000 for the three months ended September 30, 2005. In the three months ended September 30, 2004, these expenses were reported as part of General and Administrative Expenses.

DEPRECIATION AND AMORTIZATION

Depreciation and amortization during the three months ended September 30, 2005 increased by $63,000 or 14% to $505,000 from $442,000 in the same period in 2004.

INTEREST EXPENSE, NET OF INTEREST INCOME

Interest expense, net of interest income for the three months ended September 30, 2005 decreased by $456,000 or 24% to $1,472,000 from $1,928,000 in the same period in 2004. Interest expense mainly represents the interest accrued on the loans from Arch Hill Capital and Arch Hill Ventures and the interest accrued on the January 2004 debentures and the April 2004 debentures. interest expense also represents the amortization of the discount on the embedded derivative on the January and April 2004 10% convertible debentures. Both the January and April 2004 convertible debentures were fully converted as of September 30, 2005.

CHARGE FOR EMBEDDED DERIVATIVE, WARRANTS AND BENEFICIAL CONVERSION FEATURE – PREFERRED SHARES AND DIVIDENDS ON PREFERRED SHARES

Charge for embedded derivative, warrants and beneficial conversion feature – preferred shares and dividends on preferred shares were $1,987,000 and $556,000, respectively, in the three months ended September 30, 2005 and 2004. There were no private placement units outstanding in the three months ended September 30, 2004. This primarily represents the charges taken for the issuance of warrants upon the conversion of Series A and B Notes calculated at their fair value at the date of issuance using the Black-Scholes valuation model. As well as charges related to the beneficial conversion feature upon the issuance of convertible debentures.

NET LOSS TO COMMON SHAREHOLDERS

Net loss per common shareholder of $6,078,000 or $(0.03) per share for the three months ended September 30, 2005 as compared to a net loss of $5,062,000 or $(0.13) for the three months ended September 30, 2004. The increase in net loss for the quarter was principally due to the increase in interest expense on outstanding debt and the interest expense related to the debentures issued in January and April 2004, the charge for the embedded derivative related to the preferred shares and warrants and dividends on the convertible preferred shares.

CRITICAL ACCOUNTING POLICIES

The Securities and Exchange Commission (“SEC”) defines “critical accounting policies” as those that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Our significant accounting policies are described in Note 3 in the Notes to the Consolidated Financial Statements. Not all of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following policies could be deemed to be critical within the SEC definition.

REVENUES

We perform certain research and development for other companies and sell prototypes to third parties. Revenue is recognized as services are rendered or products are delivered, the price to the buyer is fixed and determinable, and collectibility is reasonably assured.

USEFUL LIVES OF TANGIBLE AND INTANGIBLE ASSETS

Depreciation and amortization of tangible and intangible assets are based on estimates of the useful lives of the assets. We regularly review the useful life estimates established to determine their propriety. Changes in estimated useful lives could result in increased depreciation or amortization expense in the period of the change in estimate and in future periods that could materially impact our financial condition and results of operations.

IMPAIRMENT OF LONG-LIVED ASSETS

Effective January 1, 2002, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) SFAS No. 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. An impairment charge could materially impact our financial condition and results of operations.

INCOME TAXES

As part of the process of preparing our consolidated financial statements, we are required to estimate our taxes in each of the jurisdictions of operation. This process involves management estimating the actual current tax expense together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheet. We then must assess the likelihood that the deferred tax assets will be recovered from future taxable income and, to the extent recovery is not likely, we must establish a valuation allowance. Future taxable income depends on the ability to generate income in excess of allowable deductions. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to change our valuation allowance that could materially impact our financial condition and results of operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, assumptions and methods used to estimate fair value of our financial instruments are made in accordance with the requirements of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” We have used available information to derive our estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts we could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment”, which is a revision of SFAS No. 123 and supersedes APB Opinion 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. Pro forma disclosure of the income statement effects of share-based payments is no longer an alternative. SFAS No. 123(R) is effective for all stock-based awards granted on or after January 1, 2006 . In addition, companies must also recognize compensation expense related to any awards that are not fully vested as of the effective date. Compensation expense for the unvested awards will be measured based on the fair value of the awards previously calculated in developing the pro forma disclosures in accordance with the provisions of SFAS No. 123.

The Company plans to adopt SFAS No. 123(R) on January 1, 2006. This change in accounting is not expected to materially impact our results of operations. We have not completed the calculation of this impact. However, because we currently account for share-based payments to our employees using the intrinsic value method, our results of operations have not included the recognition of compensation expense for the issuance of stock option awards.

On December 16, 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets”, which is an amendment to APB Opinion No. 29. It states that the exchanges on nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, FSAS No. 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetary assets that do not have “commercial substance”. SFAS No. 153 is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this Statement will not have an effect on the consolidated financial statements.

On November 24, 2004, FASB issued SFAS No. 151, “Inventory Costs”, which is an amendment to ARB No. 43, Chapter 4. It clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The FASB states that these costs should be expensed as incurred and not included in overhead. Further, SFAS No. 151 requires that allocation of fixed production overheads to conversion costs should be based on normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management believes the adoption of this Statement will not have an effect on the consolidated financial statements.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning LTC’s directors and executive officers and the directors and executive officers of GAIA Holding and GAIA as of January 20, 2006:

NAME	AGE	POSITION
Hendrikus Harold van Andel	61	Chairman of the Board of LTC Chief Executive Officer and Executive Director of GAIA Holding Supervisory Director of GAIA

Dr. Andrew J. Manning	58	President, Chief Operating Officer and Chief Technical Officer of LTC Managing Director of GAIA Director of LTC

Dr. Klaus Brandt	56	Executive Vice President of LTC Managing Director of GAIA

William F. Hackett	54	Chief Financial Officer, Executive Vice President and Treasurer of LTC Director of LTC

Franz J. Kruger	56	Director of LTC

John J. McGovern	49	Director of LTC

Ralf Tolksdorf	42	Secretary of LTC Chief Financial Officer and Managing Director of GAIA Director of LTC

David J. Cade	66	Director of LTC

Ralph D. Ketchum	77	Director of LTC

Arif Maskatia	54	Director of LTC

Prof. Dr. Marnix A. Snijder	60	Director of LTC Supervisory Director of GAIA Holding Supervisory Director of GAIA

Hendrikus Harold van Andel was appointed our Chairman on January 27, 2005. Mr. van Andel has served as our director since November 26, 2002. He has been the Chief Executive Officer of Arch Hill Capital since 1988. Mr. van Andel is the Chief Executive Officer and Executive Director of GAIA Holding and a member of the supervisory Board of Directors of GAIA. Mr. van Andel holds directorships in a number of Dutch and British private companies in which Arch Hill Capital has invested.

Andrew J. Manning, Ph.D. was appointed our President and Chief Operating Officer on June 20, 2005. Dr. Manning served as our Chief Technical Officer since January 22, 2003 and has served as our director since November 23, 2004. Previously Dr. Manning served as our Executive Vice President of Operations from January 2001 to January 2002 and our Chief Operating Officer from January 2002 to November 26, 2002. Dr. Manning joined us in 1994 as Director of Process Development, and was Vice President of Manufacturing from October 1999 to January 2001. Dr. Manning also serves as a Managing Director of GAIA since November 18, 2004. Dr. Manning has over 25 years of experience in process development, process engineering, and new plan design and start-up. Dr. Manning has held various technology management positions in thin-film industries, including Director of Manufacturing Technologies at Congoleum, and Director of Research and Engineering for Tarkett, where he was responsible for process and equipment involving coating, saturation, lamination, and substrate handling. Dr. Manning has a broad technical background, including polymers, non-woven, thermal processing and synthetic minerals. He has related experience at Celanese and Pfizer. Dr. Manning received both his Ph.D. and B.S. degrees in Chemical Engineering from Cornell University.

Dr. Klaus Brandt, Ph.D. was appointed our Executive Vice President on June 20, 2005. Dr. Brandt was appointed the Managing Director of GAIA on April 1, 2005. Prior to joining GAIA and LTC Dr. Brandt served as a member of the Executive Board (Vorstand) that was responsible for Technology and Manufacturing at the German based company Ionity AG (January 2, 2003 to March 15, 2005). From January 2, 1997 to December 31, 2002 Dr. Brandt was employed by The Gillette Company (U.S.A.) which is the parent company of Duracell, the world’s largest manufacturer of alkaline batteries and other primary batteries for the consumer market. His tenure with Gillette entailed serving as Director of Advanced Materials and Processes of Duracell Worldwide Technology Center (January 2, 1997 to June 30, 2000) as well as Director of Portable Power, Gillette Advanced Technologies (July 1, 2000 to December 31, 2002). In 1992 Dr. Brandt joined Varta Battery AG (Germany), the leading battery manufacturer in Europe, where he served as Manager of Lithium Batteries at the Varta Research and Development center until 1996. While at Varta he was responsible for research and development of lithium ion batteries for both portable and electric vehicle applications. From 1978 to 1992 Dr. Brandt worked for Moli Energy Limited (Canada) which was a start-up company that grew out of the research efforts at the University of British Columbia and was the first company to commercialize rechargeable Lithium batteries in 1986. From 1977 to 1978 he served as a Doctoral Fellow in the Physics department at the University of British Columbia (Vancouver, Canada). Prior to this Dr. Brandt received his Doctorate of Natural Science from the Technical University of Munich in 1977 where he wrote his thesis on solid state physics. He received a physics diploma from the University of Goettingen in 1973 where he wrote his thesis on theoretical physics.

William F. Hackett was appointed our Executive Vice President and Chief Financial Officer and elected to the Board of Directors on June 20, 2005. Mr. Hackett has more than 25 years of business experience in finance and general management roles in information and technology related companies, including CEO of Healthcare Automation from November 2001 to October 2003 and CFO of CareGain from November 2003 to December 2004, Cirqit from October 2000 to October 2001, and Base Ten Systems from December 1997 to September 2000. Mr. Hackett also held executive positions with Bloomberg Financial Markets and The Dun & Bradstreet Corporation. He earned his Masters of Business Administration in Finance and Accounting from Columbia University Graduate School of Business in New York. Prior to attending Columbia, Mr. Hackett was an officer in the United States Navy where he qualified for the Surface Warfare Officer designation. Mr. Hackett holds an undergraduate degree from Holy Cross College in Worcester, Massachusetts.

Franz J. Kruger, Ph.D. has served as our director since November 26, 2002. Dr. Kruger served as Managing Director of GAIA Advanced Lithium Battery Systems Europe GmbH from April 1, 2005 to September 9, 2005. Dr. Kruger served as our President and Chief Operating Officer from November 26, 2002 to February 6, 2004. Dr. Kruger served as our Chief Executive Officer from February 6, 2004 to June 20, 2005. Dr. Kruger served as the Chief Executive Officer of GAIA from February 2001 to March 31, 2005. Dr. Kruger received his Ph.D. in February 1976 from the University of Stuttgart, in the field of metallo -organic Chemistry. In 1976 he joined Varta Batterie AG, the leading battery manufacturer in Europe, at its research and development center in Kelkheim where developed lithium primary batteries. He then transferred to Varta Singapore as a Technical Director in 1981. In 1983 he joined Raychem in Menlo Park, California where he worked as Director of Marketing for the Military Ground Systems Division in the U.S. and Germany. In 1986 he rejoined Varta, serving as Technical Director in R&D and later as a Member of the Executive Board of the Industrial Battery Division. From 1992 to 1998 he was responsible for Varta’s Central R&D activities as well as its Profit Center for Electric Vehicle Batteries as a Managing Director. Dr. Kruger left Varta in December 1998 to found his own consulting company, InnoventisConsulting GmbH. During his career, Dr. Kruger has accumulated knowledge in the development, manufacturing and marketing of major battery systems, especially lithium-ion and lithium-ion polymer batteries.

John J. McGovern served as our Chief Financial Officer from June 25, 2004 to June 20, 2005 and has served as our director since November 23, 2004. Mr. McGovern is the Chairman and Managing Director of Bridgehead Partners, LLC, a professional management and financial advisory services firm that was started in January 2002. From November 1999 until December 2001, Mr. McGovern served as the Senior Vice President & Chief Financial Officer of Multex.Com, Inc., a NASDAQ listed, internet based investment information and technology provider to the financial services industry. From August 1997 until November 1997, Mr. McGovern served as Chief Financial Officer, and from December 1997 until April 1999, as President and Chief Executive Officer, of Northsound Music Group, Inc., a producer and marketer of C.D. and cassette audio products to retailers. From December 1995 until August 1997 Mr. McGovern was the Managing Director and founding member of JJM Group, L.L.C., an investment banking firm. Prior to JJM Group, L.L.C., Mr. McGovern was President and Chief Executive Officer of Axel Electronics Inc./Sigmapower, Inc. subsidiaries of FPBSM Industries Inc., a defense electronics design and manufacturing firm. Mr. McGovern has also worked for Merrill Lynch & Co. Inc. and Coopers & Lybrand. Mr. McGovern received his MBA from Columbia University and BS from Monmouth College. Mr. McGovern is a C.P.A. in the State of New Jersey (inactive).

Ralf Tolksdorf was appointed the Company’s Secretary on June 20, 2005. Mr. Tolksdorf has served as our director since November 26, 2002. Mr. Tolksdorf also serves as the Chief Financial Officer of GAIA and is a Managing Director of GAIA. Mr. Tolksdorf served as our Chief Financial Officer from November 18, 2002 to June 25, 2004. He joined GAIA in

November 2000, having previously served as a financial consultant to GAIA since December 1999. Mr. Tolksdorf is also President of his own consulting company, RTU Ralf Tolksdorf Unternehmensberatung GmbH in Buxtehude, Germany. Mr. Tolksdorf has over 10 years experience as a management consultant, manager, and managing director in various business and industrial firms. Mr. Tolksdorf received his degree in Economics from the University of Göttingen.

David J. Cade has served as our director since August 1997. Mr. Cade served as our Chairman from November 1, 1999 to January 27, 2005, as our Chief Executive Officer from November 1, 1999 to February 6, 2004 and as our President and Chief Operating Officer from May 1996 to November 1999. Mr. Cade served as our Vice President of Marketing from August 1994 to May 1996 and was elected an officer in October 1994. Mr. Cade has over 30 years of experience in senior business development, marketing, sales and international strategic alliances in global telecommunications systems, electronics and information technologies. From February 1988 to October 1992, Mr. Cade was Senior Vice President of Marketing and Business Development for COMSAT Systems Division in Washington D.C. and from October 1992 to April 1994, Mr. Cade was Vice President of Sales and Marketing at Interdigital Communications Corporation, a Philadelphia company that manufactures wireless telephone systems for customers worldwide. Previously, Mr. Cade held managerial positions in Washington D.C. with Martin Marietta (now Lockheed Martin), AT&T and the Department of Defense. Mr. Cade holds an MBA from Syracuse University and an undergraduate degree from the University of Illinois.

Ralph D. Ketchum has served as our director since July 1, 1994. He has been President of RDK Capital, Inc. since January 1987. RDK Capital, Inc. is a general partner of RDK Capital Limited Partnership, an investment limited partnership. Mr. Ketchum served as Chief Executive Officer and Chairman of the Board of Heintz Corporation, a majority owned subsidiary of RDK Capital Limited Partnership. Mr. Ketchum was Senior Vice President and Group Executive of the Lighting Group, General Electric Company from 1980 to 1987. He also serves as a director of Metropolitan Savings Bank, Oglebay-Norton Corporation, Thomas Industries and Pacific Scientific, Inc.

Arif Maskatia has served as our director since February 23, 1999. Mr. Maskatia has over 27 years of experience in the computer industry. He presently is Vice President of the Advanced Technology & Portable Development Group for Acer Advanced Labs in San Jose, California, responsible for development of new notebook computer platforms. Prior to joining Acer, he held senior technology development positions with Zenith Data Systems and Alcatel/ITT Information Systems. Mr. Maskatia holds a Bachelors and a Masters degree in electrical engineering from Cornell University.

Prof. Dr. Marnix A. Snijder has served as our director since November 26, 2002. Prof. Dr. Snijder is a member of the supervisory Boards of Directors of GAIA Holding and GAIA. Prof. Dr. Snijder received his Masters of Law and Ph.D. from the University of Amsterdam in 1974 and 1981, respectively. Prof. Dr. Snijder is a partner in Arch Hill Management B.V., which provides management services to Arch Hill. He was a Lecturing Professor at the University of Nijmegan, the Netherlands from 1990 to 1998. Prof. Dr. Snijder founded and served as Managing Partner of his own Dutch and Belgian law firm from 1982 to 1995 and was a Manager of Financial Services for Schuitema NV, a Dutch wholesale and retail trade company from 1975 to 1982. Prof. Dr. Snijder serves on the boards of directors of a number of Dutch, Belgian and Swiss companies. He has authored numerous publications on taxation and co-developed taxation software.

Our directors hold office until the next annual meeting of our stockholders and until their successors have been duly elected and qualified.

AUDIT COMMITTEE

We established an audit committee on April 13, 2005. Our audit committee currently consists of David J. Cade, Ralph D. Ketchum and Hendrikus Harold van Andel. No current member of the Audit Committee is a “financial expert”.

CODE OF ETHICS

We have adopted a Code of Ethics that applies to our Chief Executive Officer and Chief Financial and Accounting Officers.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation paid by us during the three years ended on December 31, 2004 to our Chief Executive Officer and our other executive officers and executive officers of our subsidiaries, who were serving as executive officers on December 31, 2004 and received total salary and bonus in excess of $100,000 during fiscal year 2004 (the “Named Executive Officers”).

Name and Principal Position As of December 31, 2004	Year	Salary			Other Annual Compensation	Long-term Compensation Awards Securities Underlying Options/SARs (#)
Franz J. Kruger President and Chief Executive Officer of LTC (1)	2004 2003 2002	$ $ $	430,881 390,721 266,362	(2) (3) (4)		-0- -0- -0-

John J. McGovern Chief Financial Officer of LTC (5)	2004 2003 2002		$60,000 N/A N/A		(6)	-0- -0- -0-

Ralf Tolksdorf Chief Financial Officer of GAIA (7)	2004 2003 2002	$ $ $	379,927 340,332 261,199	(8) (9) (10)		-0- -0- -0-

Andrew J. Manning Executive Vice President and Chief Technical Officer of LTC	2004 2003 2002	$ $ $	175,000 148,750 155,966	(11)		-0- 100,000 -0-

(1)	Dr. Kruger served as Chief Operating Officer of LTC during fiscal 2003 and Chief Executive Officer of LTC from February 6, 2004 to June 20, 2005.

(2)	Includes $87,577 from LTC and $343,304 consulting fee from GAIA.

(3)	Includes $78,635 from LTC and $312,086 consulting fee from GAIA. $14,596 of salary payable by LTC to Dr. Kruger was deferred by LTC.

(4)	Includes $241,818 consulting fee from GAIA from January 1, 2002 through December 31, 2002 and $24,544 consulting fee from LTC from September 1, 2002 through December 31, 2002.

(5)	Mr. McGovern served as Chief Financial Officer of LTC from June 25, 2004 to June 20, 2005.

(6)	100,000 warrants issued to Bridgehead Partners. Mr. McGovern is the Chairman and Managing Director of Bridgehead Partners.

(7)	Mr. Tolksdorf served as Chief Financial Officer of LTC from November 18, 2002 to June 25, 2004.

(8)	Includes $87,577 from LTC and $292,350 consulting fee from GAIA.

(9)	Includes $93,035 from LTC and $247,297 consulting fee from GAIA. $14,596 of salary payable by LTC to Mr. Tolksdorf was deferred.

(10)	Includes $219,199 consulting fee from GAIA from January 1, 2002 through December 31, 2002 and $42,000 consulting fee from LTC from September 1, 2002 through December 31, 2002.

(11)	$26,250 of salary payable to Dr. Manning during 2003 was deferred by LTC.

AGGREGATED DECEMBER 31, 2004 OPTION VALUES

Name	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at FY-End (#) Exercisable/Unexercisable
Franz J. Kruger	0/0	$0/0
John J. McGovern	0/0	$0/0
Ralf Tolksdorf	0/0	$0/0
Andrew J. Manning	28,453/28,453	$0/0

The above table sets forth information with respect to the number and value of in-the-money unexercised options held by the Named Executive Officers at the end of fiscal year 2004. The value of in-the-money unexercised options held at December 31, 2004 is based on the closing “bid” price of $0.330 per share of common stock on December 31, 2004. All of the options held by Named Executive Officers had exercise prices in excess of $0.330 as of December 31, 2004. Accordingly, there were no in-the-money unexercised options as of that date. No options were exercised by the Named Executive Officer in fiscal year 2004.

LONG TERM INCENTIVE PLANS – AWARDS IN LAST FISCAL YEAR

Name	Number of Shares, Units or Other Rights (#)		Performance or other Period Until Maturation or Payout
Franz J. Kruger	0
John J. McGovern	50,000 50,000	(1) (1)	6/1/04 4/14/05	(2) (2)
Ralf Tolksdorf	0
Andrew J. Manning	0

(1)	Five year warrants to purchase shares of LTC common stock at $1.91 per share.

(2)	Vesting date.

EMPLOYMENT AGREEMENTS AND CERTAIN EMPLOYEE MATTERS

The Board of Directors approved the employment of Andrew J. Manning for a period of three years as the President and Chief Operating Officer of LTC at a salary of $275,000 per year as of January 1, 2005.

The Board of Directors approved the employment of William F. Hackett for a period of three years commencing as of June 20, 2005 with respect to the services of Mr. Hackett as the Chief Financial Officer, Executive Vice President and Treasurer of LTC at a salary of $275,000 per year, with a signing bonus of $50,000 and an annual discretionary bonus of up to 25% of Mr. Hackett’s salary (with a minimum of $34,375 for 2005).

LTC entered into an Employment Agreement with Ralf Tolksdorf, for a period of three years commencing as of April 15, 2003. The Agreement provides for a salary of $97,308 per year to be paid by LTC.

GAIA Advanced Lithium Battery Systems Europe GmbH (“GAIA Europe”) entered into a Consultancy Agreement with InnoventisConsulting GmbH with respect to the services of Dr. Franz Kruger as the Managing Director of GAIA Europe pursuant to which Innoventis represented Dr. Kruger for a monthly fee of €23,000. The agreement was cancelled and GAIA Europe filed for bankruptcy in November 2005.

GAIA entered into an Agreement with Dr. Klaus Brandt dated April 7, 2005 providing for an annual salary of €170,000 ($205,000) from April 1, 2005 through December 31, 2007 with respect to the services of Dr. Brandt as the Managing Director of GAIA.

GAIA entered into a Consultancy Agreement with RTU Ralf Tolksdorf Unternehmensberatung GmbH with respect to the services of Ralf Tolksdorf as the Managing Director of Finances, Organization etc. of GAIA commencing September 1, 2002 at a monthly fee of €18,800. The Consultancy Agreement was cancelled in May 2005. GAIA entered into an Agreement with Ralf Tolksdorf as the Managing Director of GAIA at an annual salary of €168,000, with a term of June 1, 2005 through May 31, 2008.

LTC had an Employment Agreement with Franz J. Kruger which was terminated on June 20, 2005 providing for annual compensation of $97,308.

LTC had a services agreement with Bridgehead Partners as extended, from June 1, 2004 to June 30, 2005 pursuant to which Bridgehead Partners performed financial reporting and related services. John J. McGovern, Chief Financial Officer of LTC from June 25, 2004 through June 20, 2005, is the Chairman and Managing Director of Bridgehead Partners. From January 1, 2005 through June 30, 2005 the Company paid a $15,000 per month retainer. Mr. McGovern also received a $35,000 performance bonus and five year fully vested warrants for 200,000 shares of LTC common stock with an exercise price of $0.064. The original Bridgehead Partners services agreement provided for a $10,000 per month retainer from June 1, 2004 through December 31, 2004 and five year warrants for 100,000 shares of LTC common stock with an exercise price of $1.91. The first tranche vested on June 1, 2004.

COMPENSATION OF DIRECTORS

Directors receive no cash compensation for serving on our Board of Directors. In the past, each of our non-employee directors received an option to purchase 667 shares of common stock under our Directors Plan upon election to the Board. Our Directors Plan has been terminated. It is currently our policy to award an option to purchase 667 shares of common stock under our 2002 Stock Incentive Plan to each non-employee director who is elected to the Board. Each non-employee director is eligible to receive additional options approved by the Board or option committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth as of January 20, 2006, the number and percentage of outstanding shares of our common stock beneficially owned by our Named Executive Officers, directors and stockholders owning more than 5% of our common stock and our executive officers and directors as a group:

Name of Owner	Shares Beneficially Owned		Percentage of Class (1)
Arch Hill Capital NV (2)	503,758,196	(9)	80.07%
Stichting Gemeenschappelijk Bezit LTC(2)	497,166,785	(10)	79.10%
Stichting Gemeenschappelijk Bezit GAIA(2)	6,591,411	(11)	2.35%
David Cade (3)(5)	42,575	(12)	*
William F. Hackett(3)(5)(6)	-0-		-0-
Ralph Ketchum (3) (5)	36,123	(13)	*
Franz J. Kruger (4) (5)	-0-	(14)	-0-
Andrew J. Manning (3) (5) (7)	28,453	(12)	*
Arif Maskatia (3) (5)	3,167	(12)	*
John J. McGovern (3) (5)	300,000	(15)	*
Marnix Snijder (2) (5)	-0-	(16)	-0-
Ralf Tolksdorf (4) (5)	-0-	(17)	-0-
Hendrikus Harold van Andel (2)(5) (8)	-0-	(18)	-0-
All Named Executive Officers and Directors as a Group (10 persons)	410,318	(19)	*

(1)	The percentage of class calculation for each person or entity is based on the number of shares of Common Stock outstanding as of January 20, 2006 279,413,554 plus the number of shares of Common Stock issuable to the person or entity upon exercise of convertible securities held by such person or entity.

(2)	Address: Parkweg 2, NL - 2585 JJ’s Gravenhage, Netherlands.

(3)	Address c/o Lithium Technology Corporation, 5115 Campus Drive, Plymouth Meeting, PA 19462.

(4)	Address c/o GAIA Akkumulatorenwerke GmbH, Montaniastrasse 17, D-99734 Nordhausen, Germany.

(5)	Director of Company.

(6)	Chief Financial Officer, Executive Vice President and Treasurer.

(7)	President and Chief Operating Officer of the Company.

(8)	Chairman of the Board.

(9)	Consists of all of the securities owned by Stichting Administratiekantoor GAIA (“Stichting GAIA”) and Stichting Administratiekantoor LTC (“Stichting LTC”). See Notes (10) and (11).

(10)

Consists of 148,568,784 shares of Common Stock, 1,500,000 shares issuable upon exercise of $2.00 warrants, 9,889,625 shares issuable upon conversion of $2.40 warrants, 17,050,000 shares issuable upon conversion of 125% A Warrants, 17,050,000 shares issuable upon conversion of 150% A Warrants, 18,400,000 shares issuable upon conversion of 125% B Warrants, 18,400,000 shares issuable upon conversion of 150% B Warrants, 264,103,114 shares issuable upon conversion of convertible notes and 2,205,262 shares issuable upon exercise of $.38 warrants.

(11)	Consists of 5,981,036 shares of Common Stock and 610,375 shares issuable upon conversion of $2.40 warrants.

(12)	Consists of options.

(13)	Includes options to purchase 4,417 shares; 19,214 shares held directly by Mr. Ketchum; and 12,492 shares held by Mr. Ketchum’s spouse.

(14)	Does not include 278,352 shares of Common Stock held by Stichting GAIA which in turn holds an interest in such shares for the benefit of Franz Kruger. Dr. Kruger does not have the power to vote or control the disposition of such shares nor does he have the right to receive such shares on any specific date, and accordingly disclaims beneficial ownership of such shares. Stichting GAIA does not have the power to vote or control the disposition of such shares nor does it have the right to receive such shares on any specific date and accordingly disclaims beneficial ownership of such shares.

(15)	Consists of warrants.

(16)	Does not include 1,116,000 shares of Common Stock held by Stichting GAIA, for the benefit of Marnix Snijder. Mr. Snijder does not have the power to vote or control the disposition of such shares, nor does he have the right to receive such shares on any specific date, and accordingly disclaims beneficial ownership of such shares.

(17)	Does not include 261,651 shares of Common Stock held by Stichting GAIA, for the benefit of Ralf Tolksdorf. Mr. Tolksdorf does not have the power to vote or control the disposition of such shares, nor does he have the right to receive such shares on any specific date, and accordingly disclaims beneficial ownership of such shares.

(18)	Does not include 4,200,000 shares of Common Stock held by Stichting GAIA, for the benefit of Hendrikus Harold van Andel. Mr. van Andel does not have the power to vote or control the disposition of such shares, nor does he have the right to receive such shares on any specific date, and accordingly disclaims beneficial ownership of such shares.

(19)	Includes 31,706 shares and options/warrants to purchase 378,612 shares.

*	Less than 1%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have received subordinated loans and bridge loans from Arch Hill and silent partnership loans from related parties. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

In the share exchange we issued Series A Preferred Stock to Arch Hill Ventures, which was converted in the aggregate into 5,567,027 shares of our common stock on February 25, 2004.

On February 25, 2004, Arch Hill Capital converted $3,949,000 of promissory notes that it held into 1,975,500 shares of Company common stock pursuant to the terms of such notes.

In April 2004, August 2004 and October 2005, we exchanged certain debt owed to Arch Hill Capital and Arch Hill Ventures for our equity securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

On October 24, 2005, Stichting LTC delivered a conversion notice to the Company to convert $4,410,522 of convertible debentures received in a debt exchange in October 2005 into Company Common Stock at a conversion price of $0.0167 per share, for a total of 264,103,114 shares of Common Stock. In lieu of delivering such shares of Common Stock which are currently pledged as security under the Cornell debenture or reserved for issuance under the Cornell SEDA or otherwise reserved, on November 14, 2005, the Company authorized the issuance of 100,000 shares of Series B Convertible Preferred Stock and issued such shares to Stichting LTC. The 100,000 shares of Series B Convertible Preferred Stock are convertible into an aggregate of 264,103,114 shares of Common Stock and have voting rights equal to 264,103,114 shares of Common Stock. On November 14, 2005, the Company filed a Certificate of Designation to its Restated Certificate of Incorporation to designate 100,000 shares of Preferred Stock as Series B Convertible Preferred Stock (see “Description of Securities”).

On May 11, 2005, we entered into an agreement with Stichting LTC amending the terms of the Series B Units held by Stichting LTC. The Amendment resulted in an increase in the number of shares of our securities beneficially held by Stichting LTC and Arch Hill Capital. All of the B Units are held by Stichting LTC, an entity controlled by Arch Hill Capital. In addition on May 6, 2005, since no Series A or Series B Preferred Stock were authorized on such date, pursuant to the Amendment Agreement, Stichting LTC exchanged the right to receive Series A and Series B Preferred Stock into LTC Convertible Promissory Notes having the same terms as the Series A and Series B Preferred Stock, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

As of January 20, 2006, Arch Hill Capital beneficially owned 503,758,196 shares of our common stock which constitutes approximately 80% of our common stock on an as-converted basis, including shares beneficially owned by Arch Hill Capital and shares issuable upon conversion of convertible securities held by Arch Hill Capital but not including any shares issuable upon conversion of outstanding convertible securities held by any other person. Accordingly, Arch Hill Capital is a controlling stockholder and is able to control the outcome of all matters submitted to our stockholders for approval, including the election of our directors, amendments to our Certificate of Incorporation or a merger, sale of assets or other significant transactions, without the approval of our other stockholders. In addition, Arch Hill Capital controls a majority of the voting power of GAIA Holding and GAIA by virtue of its ownership of a controlling interest in us. As a result, Arch Hill Capital has an effective veto power over the management and operations of, and corporate transactions by, us, GAIA Holding or GAIA which management or non-control stockholders of such entities might desire. The calculation of percentage of our common stock beneficially owned by Arch Hill Capital is based on the number of shares of our common stock outstanding as of January 20, 2006 (279,413,554) plus the number of shares of our common stock issuable to Arch Hill Capital upon conversion of convertible securities held by such entity. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholders Matters.”

Stichting GAIA holds an interest in 278,352 shares for the benefit of Franz Kruger and 261,651 of such shares for the benefit of Ralf Tolksdorf and 4,200,000 shares for the benefit of Harold van Andel. Stichting GAIA intends to transfer the underlying shares of common stock to Dr. Kruger and Mr. Tolksdorf once such shares are included in an effective registration statement filed with the SEC and upon payment to Arch Hill Ventures of €76,200 by Dr. Kruger and €71,268 by Mr. Tolksdorf plus 6% interest on such amount from March 1, 2001. Dr. Kruger does not have the power to vote or control the disposition of such shares nor does he have the right to receive such shares on any specific date, and accordingly disclaims beneficial ownership of such shares. Mr. Tolksdorf does not have the power to vote or control the disposition of such shares nor does he have the right to receive such shares on any specific date, and accordingly disclaims beneficial ownership of such shares. Stichting GAIA does not have the power to vote or control the disposition of such shares nor does it have the right to receive such shares on any specific date and accordingly disclaims beneficial ownership of such shares. Mr. van Andel does not have the power to vote or control the disposition of such shares nor does he have the right to receive such shares on any specific date, and accordingly disclaims beneficial ownership of such shares.

We have entered into agreements with our executive officers as described above in Item 10 “Executive Compensation”.

We believe that the transactions described above were fair to us and were as favorable to us as those that we might have obtained from non-affiliated third parties, given the circumstances under which such transactions were proposed and effectuated.

DESCRIPTION OF SECURITIES

We have summarized below the material provisions of our Restated Certificate of Incorporation, Amended By-Laws and other instruments defining the rights of our securities holders. Our summary may not contain all of the information that is important to you. See “Available Information” for information about how to obtain a copy of the documents described in this section.

GENERAL

Our Certificate of Incorporation authorizes 750,000,000 shares of our common stock, $0.01 par value per share and 100,000,000 shares of our preferred stock, $0.01 par value per share. As of January 20, 2006, we have outstanding 279,413,554 shares of common stock, 1,000 shares of Series A preferred stock and 100,000 shares of Series B preferred stock.

COMMON STOCK

Each share of common stock entitles the holder to one vote on each matter submitted to a vote of our stockholders, including the election of directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors. Stockholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the common stock. In the event of liquidation, dissolution or winding up of the Company, stockholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

PREFERRED STOCK

General

Preferred stock may be issued in one or more series as may be designated by our Board of Directors.

The preferred stock may be entitled to such dividends, redemption rights, liquidation rights, exercise rights and voting rights as the Board of Directors, in its discretion, may determine, in a resolution or resolutions providing for the issuance of any such stock. Rights granted by the Board of Directors may be superior to those of existing shareholders (including the right to elect a controlling number of directors as a class). Preferred stock can be issued without the vote of the holders of common stock.

Series A Convertible Preferred Stock

1,000 shares of preferred stock have been designated Series A Preferred Stock. The Series A Preferred stock have a stated value of $1,000 per share.

The Series A Preferred Stock is senior to the common stock with respect to payment of dividends and amounts upon liquidation, dissolution or winding up.

The Series A Preferred Stock will receive dividends when, and if, declared on our common stock, on an as-converted basis at the rate of 8% of the liquidation preference per share per annum.

The Series A Preferred Stock is convertible into shares of common stock at a conversion price equal to 80% of the average closing price of common stock on the Over-the-Counter Bulletin Board for the 20 trading days immediately preceding the day upon which we receive a conversion notice from the Series A Preferred Stockholder. The Series A Preferred Stock has a final mandatory conversion date of November 19, 2007.

The approval of the holders of 75% of the outstanding Series A Preferred Stock is required to amend our Certificate of Incorporation, which may materially adversely affect the rights of holders of Series A Preferred Stock. Except with respect to such transactions upon which the Series A Preferred Stock shall be entitled to vote separately as a class and except as otherwise required by Delaware law, the Series A Preferred Stock shall have no voting rights.

Series B Convertible Preferred Stock

100,000 shares of preferred stock have been designated Series B Preferred Stock.

The Series B Preferred Stock is senior to the common stock with respect to payment of dividends and amounts upon liquidation, dissolution or winding up.

Each share of the Series B Preferred Stock is convertible at the option of the holder thereof into 2,641.03114 shares of our common stock at any time following the authorization and reservation of a sufficient number of shares of our common stock by all requisite action, including action by our Board of Directors and by our stockholders, to provide for the conversion of all outstanding shares of Series B Preferred Stock into shares of our common stock.

Each share of the Series B Preferred Stock will automatically be converted into 2,641.03114 shares of our common stock one year following the authorization and reservation of a sufficient number of shares of our common stock to provide for the conversion of all outstanding shares of Series B Preferred Stock into shares of our common stock.

The shares of Series B Preferred Stock are entitled to vote together with the common stock on all matters submitted to a vote of the holders of the common stock. On all matters as to which shares of common stock or shares of Series B Preferred Stock are entitled to vote or consent, each share of Series B Preferred Stock is entitled to the number of votes (rounded up to the nearest whole number) that the common stock into which it is convertible would have if such Series B Preferred Stock had been so converted into common stock as of the record date established for determining holders entitled to vote, or if no such record date is established, as of the time of any vote on such matters. Each share of Series B Preferred Stock is entitled to the number of votes that 2,641 shares of common stock would have.

In addition to the voting rights provided above, as long as any shares of Series B Preferred Stock are outstanding, the affirmative vote or consent of the holders of two-thirds of the then-outstanding shares of Series B Preferred Stock, voting as a separate class, will be required in order for us to:

(i)	amend, alter or repeal, whether by merger, consolidation or otherwise, the terms of the Series B Preferred Stock or any other provision of our Charter or Bylaws, in any way that adversely affects any of the powers, designations, preferences and relative, participating, optional and other special rights of the Series B Preferred Stock;

(ii)	issue any shares of capital stock ranking prior or superior to, or on parity with, the Series B Preferred Stock; or

(iii)	subdivide or otherwise change shares of Series B Preferred Stock into a different number of shares whether in a merger, consolidation, combination, recapitalization, reorganization or otherwise.

The Series B Preferred Stock ranks on a parity with the common stock as to any dividends, distributions or upon liquidation, dissolution or winding up, in an amount per share equal to the amount per share that the shares of common stock into which such Series B Preferred Stock are convertible would have been entitled to receive if such Series B Preferred Stock had been so converted into common stock prior to such distribution.

CONVERTIBLE SECURITIES

At January 20, 2006, the Company had outstanding the following convertible debentures, notes, warrants, options and commitments to issue Company securities:

Convertible Debentures and Notes

•	$47,000 in principal of 8% convertible notes (the “8% Notes”), plus accrued and unpaid interest convertible into shares of Common Stock at a conversion price equal to 85% of the average closing price of Common Stock on the Over-the-Counter Bulletin Board for the 20 trading days immediately preceding the day upon which the Company receives a conversion notice from the noteholder. Interest on the 8% notes is due and payable in Common Stock at a price equal to the conversion price of the 8% notes. Assuming a conversion price of $0.05, the $47,000 of outstanding unconverted 8% notes would convert into 940,000 shares of Common Stock not taking into account interest payable in shares of Common Stock.

•	$1,350,000 in principal of 12% convertible debentures (the “12% debentures”), plus accrued and unpaid interest payable in shares of Common Stock, convertible into shares of Common Stock at a conversion price of $0.05 per share. Interest on the 12% debentures is due and payable in Common Stock at a price equal to the conversion price of the 12% debentures. At a conversion price of $0.05, the $1,350,000 of 12% debentures would convert into 27,000,000 shares of Common Stock not taking into account interest payable in shares of Common Stock.

•	$3,000,000 in principal of 8% convertible debentures (the “8% debentures”), convertible into shares of Common Stock at a conversion price equal to $0.06 per share. At a conversion price of $0.06, the $3,000,000 of 8% debentures would convert into 50,000,000 shares of Common Stock.

•	$400,000 in principal of 15% convertible notes (the “15% notes”) convertible into shares of Common Stock at a conversion price of $0.50 per share. At a conversion price of $0.50, the $400,000 of 15% notes would convert into 800,000 shares of Common Stock.

Warrants

•	Warrants to purchase 155,467,336 shares of Common Stock at prices ranging from $0.024 to $3.70 per share.

•	Assuming a conversion price of $0.05 for the $1,000,000 of outstanding Series A Preferred, 10,000,000 125% A Warrants and 10,000,000 150% A Warrants would be issued at the exercise price of $0.0625 and $0.075, respectively.

•	Assuming a conversion price of $0.05 for the $42,000 of unconverted outstanding 8% notes, 420,000 135% Warrants would be issued at an exercise price of $0.0675.

Options

•	151,759 options to purchase Common Stock at prices ranging from $2.20 to $9.60 per share.

Loans

•	Under a bridge financing agreement between the Company and Arch Hill Capital the entire principal balance and all other sums due and payable under any promissory note issued by the Company to Arch Hill Capital on or after January 1, 2003 is payable upon twelve months written demand by Arch Hill Capital. Notwithstanding the foregoing, at the option of Arch Hill Capital, the principal balance and all other sums due and payable under any promissory note issued by the Company to Arch Hill Capital on or after January 1, 2003 may be applied against the purchase price of equity securities being sold by the Company in any equity financing after the date of such note.

PLEDGED SECURITIES

At January 20, 2006, the Company had pledged 250,000,000 shares of Common Stock to Cornell Capital as security for the $3,000,000 debenture issued to Cornell Capital on October 7, 2005.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION ON LIABILITY

Our By-laws provide for indemnification of our “authorized representatives” against:

•	expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person, by reason of the fact that such person was or is our authorized representative, in connection with a threatened, pending or completed third party proceeding, whether civil or criminal, administrative or investigative, if such individual acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests, and, if the action was a criminal proceeding, if such person had no reasonable cause to believe that such person’s conduct was unlawful; and

•	expenses actually and reasonably incurred by such person in connection with the defense or settlement of a threatened, pending or completed corporate proceeding, by reason of the fact such person was or is our authorized representative, if such person acted under the standards set forth above and if such person was not found liable (or if found liable, if a proper court found such person to be fairly and reasonably entitled to indemnification).

Our By-laws also provide for mandatory indemnification of our authorized representatives who have been successful in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, against expenses actually and reasonably incurred in connection with such defense.

Our “authorized representatives” include our directors, employees or agents or persons serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

In addition, our Certificate of Incorporation provides that, to the full extent that Delaware Law permits the limitation or elimination of the liability of directors or officers of a corporation, our directors shall not be personally liable to us or our stockholders for monetary damages. As a result, we and our stockholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although our stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, our stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

We carry directors’ and officers’ liability insurance covering losses up to $5,000,000 (subject to certain deductible amounts).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

The authorized but unissued shares of our common and preferred stock are available for future issuance without our shareholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the Company’s Board of Directors’ desires. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

LEGAL MATTERS

The validity of the shares of common stock offered hereby and other legal matters in connection with the offering contained herein will be passed upon for our company by Gallagher, Briody & Butler, Princeton, New Jersey.

EXPERTS

The audited consolidated financial statements of Lithium Technology Corporation and subsidiaries as of December 31, 2004 for the year ended December 31, 2004 and for the period February 12, 1999 (inception of development stage) to December 31, 2004, included in this prospectus have been so included in reliance on the reports (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as disclosed in Note 3 to the consolidated financial statements) of BDO Seidman, LLP independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of Lithium Technology Corporation and subsidiaries for the year ended December 31, 2003 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 3 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 in connection with the securities offered under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement or in the exhibits to the registration statement. For further information you may read and copy documents at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC charges a fee for copies. Copies of this material should also be available through the Internet at the SEC EDGAR Archive, the address of which is http://www.sec.gov.

We intend to distribute to our shareholders annual reports containing audited financial statements. Our audited financial statements for the fiscal year ended December 31, 2004, were contained in our Annual Report on Form 10-KSB. We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

INDEX TO FINANCIAL STATEMENTS

LITHIUM TECHNOLOGY CORPORATION

AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page(s)

FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2004

Reports of Independent Registered Public Accounting Firms	F-2 - F-3

Consolidated Balance Sheet at December 31, 2004	F-4

Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2004 and 2003 and the period from February 12, 1999 (inception of development stage) to December 31, 2004	F-5

Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the period from February 12, 1999 (inception of development stage) to December 31, 2004	F-6

Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2003 and the period from February 12, 1999 (inception of development stage) to December 31, 2004	F-7

Notes to Consolidated Financial Statements	F-8 - F-27

FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005:

Condensed Consolidated Balance Sheets—September 30, 2005 and December 31, 2004	F-28

Condensed Consolidated Statements of Operations and Comprehensive Loss-Three and Nine Months Ended September 30, 2005 and 2004, and period from February 12, 1999 (inception of development stage) to September 30, 2005

F-29

Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit)—Nine Months Ended September 30, 2005	F-30

Condensed Consolidated Statements of Cash Flows—Nine Months Ended September 30, 2005 and 2004, and period from February 12, 1999 (inception of development stage) to September 30, 2005	F-31

Notes to Consolidated Financial Statements	F-32 -F-45

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Lithium Technology Corporation

Plymouth Meeting, Pennsylvania

We have audited the accompanying consolidated balance sheet of Lithium Technology Corporation as of December 31, 2004 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for the year then ended and for the period February 19, 1999 (inception of development stage) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lithium Technology Corporation at December 31, 2004, and the results of its operations and its cash flows for the year then ended and for the period February 19, 1999 (inception of development stage) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Seidman, LLP

Philadelphia, Pennsylvania

April 15, 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Lithium Technology Corporation:

In our opinion, the consolidated statements of operations and comprehensive loss, of stockholders’ equity (deficit) and of cash flows for the year ended December 31, 2003 present fairly, in all material respects, the results of operations and cash flows of Lithium Technology Corporation and subsidiaries (development stage companies) for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company’s operating losses since inception and lack of adequate financing to fund its operations raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 13, 2004

LITHIUM TECHNOLOGY CORPORATION AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

CONSOLIDATED BALANCE SHEET

December 31, 2004

December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$240,000
Accounts receivable	121,000
Inventories	141,000
Related party receivable	187,000
Prepaid expenses and other current assets	725,000

Total current assets	1,414,000
Property and equipment, net	6,461,000
Intangibles, net	8,416,000
Other assets	237,000

Total assets	$16,528,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$2,750,000
Accrued salaries	511,000
Current portion of long term debt	750,000
Payable to related party	—
Other current liabilities and accrued expenses	1,390,000

Total current liabilities	5,401,000
LONG-TERM LIABILITIES, LESS CURRENT PORTION
Subordinated loans from related party	5,684,000
Other long-term liabilities, less current portion	9,552,000
Convertible debt securities	1,859,000

Total long-term liabilities	17,095,000
Total liabilities	22,496,000
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT
Preferred stock, par value $.01 per share, Authorized—100,000 shares; Issued and outstanding: none	—
Preferred stock A, par value $1.00 per share, Authorized, issued and outstanding: none	3,473,000
Preferred stock B, par value $1.00 per share, Authorized, issued and outstanding: none	1,840,000
Common stock, par value $.01 per share, Authorized—125,000,000 shares; Issued and outstanding 53,923,964 shares	540,000
Additional paid-in capital	50,105,000
Cumulative translation adjustments	(5,816,000)
Accumulated deficit	(200,000)
Deficit accumulated during development stage	(55,910,000)

Total stockholders’ deficit	(5,968,000)
Total liabilities and stockholders’ deficit	$16,528,000

See accompanying notes to consolidated financial statements.

LITHIUM TECHNOLOGY CORPORATION AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

For the Years ended December 31, 2004 and 2003

And for the period from February 12, 1999 (inception of development stage) to December 31, 2004

	YEARS ENDED DECEMBER 31,		PERIOD FROM FEBRUARY 12, 1999 (INCEPTION OF DEVELOPMENT STAGE) TO DECEMBER 31,
	2004	2003	2004
REVENUES
Development contracts and prototype sales	$766,000	$229,000	$1,117,000

COSTS AND EXPENSES
Engineering, research and development	5,395,000	4,383,000	18,906,000
General and administrative	4,525,000	3,665,000	13,583,000
Depreciation and amortization	1,824,000	1,489,000	10,054,000
Intangibles expensed	—	—	3,700,000
Loss on sale of assets	57,000	7,000	107,000

	11,801,000	9,544,000	46,350,000
OTHER INCOME (EXPENSE)
Foreign government subsidies	435,000	885,000	2,842,000
Interest expense, net of interest income	(1,766,000)	(1,761,000)	(7,354,000)
Interest expense related to amortization of discount on convertible debt	(2,385,000)	—	(2,385,000)

	(3,716,000)	(876,000)	(6,897,000)

NET LOSS	$(14,751,000)	$(10,191,000)	$(52,130,000)

Charge for embedded derivative and warrants—preferred shares	(3,654,000)	—	(3,654,000)
Dividends on preferred shares	(126,000)	—	(126,000)

Net loss to common shareholders	$(18,531,000)	$(10,191,000)	$(55,910,000)
OTHER COMPREHENSIVE INCOME (LOSS)
Currency translation adjustments	567,000	(4,794,000)	(5,816,000)

COMPREHENSIVE LOSS	$(17,964,000)	$(14,985,000)	$(61,726,000)

Weighted average number of common shares outstanding:	32,612,005	9,978,797

Basic and diluted net loss per share:	$(0.57)	$(1.02)

See accompanying notes to consolidated financial statements.

LITHIUM TECHNOLOGY CORPORATION AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the period from February 12, 1999 (inception of development stage) to December 31, 2004

	Convertible Preferred Stock *		Common Stock *		Additional Paid-in Capital *	Cumulative Translation Adjustments	Accumulated Deficit	Deficit Accumulated During Development
	Shares	Amount	Shares	Amount
Balances at February 12, 1999	1,000	$—	—	$—	$20,000	$—	$(200,000)	$—
Foreign currency translation adjustments	—	—	—	—	—	478,000	—	—
Net loss	—	—	—	—	—	—	—	(9,208,000)

Balances at December 31, 1999	1,000	—	—	—	20,000	478,000	(200,000)	(9,208,000)
Foreign currency translation adjustments	—	—	—	—	—	489,000	—	—
Net loss	—	—	—	—	—	—	—	(4,586,000)

Balances at December 31, 2000	1,000	—	—	—	20,000	967,000	(200,000)	(13,794,000)
Foreign currency translation adjustments	—	—	—	—	—	694,000	—	—
Capital contribution on asset transfer with Arch Hill affiliate	—	—	—	—	149,000	—	—	—
Net loss	—	—	—	—	—	—	—	(4,210,000)

Balances at December 31, 2001	1,000	—	—	—	169,000	1,661,000	(200,000)	(18,004,000)
Capital contribution by Arch Hill affiliate in lieu of debt repayment	—	—	—	—	1,585,000	—	—	—
Common stock deemed issued in Share Exchanges	—	—	3,214,855	32,000	7,021,000	—	—	—
Stock issued upon conversion of convertible notes	—	—	1,196,604	12,000	1,903,000	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	(3,250,000)	—	—
Net loss	—	—	—	—	—	—	—	(9,184,000)

Balances at December 31, 2002	1,000	—	4,411,459	44,000	10,678,000	(1,589,000)	(200,000)	(27,188,000)
Foreign currency translation adjustments	—	—	—	—	—	(4,794,000)	—	—
Net loss	—	—	—	—	—	—	—	(10,191,000)

Balances at December 31, 2003	1,000	—	4,411,459	44,000	10,678,000	(6,383,000)	(200,000)	(37,379,000)
Common stock issued upon conversion of preferred stock	(1,000)	—	5,567,027	56,000	(56,000)	—	—	—
Stock issued upon conversion of convertible notes	—	—	29,045,650	291,000	33,546,000	—	—	—
Issuance of convertible preferred stock	7,426,000	7,095,000	—	—	—	—	—	—
Common stock issued as dividend on convertible preferred stock	—	—	571,964	6,000	120,000	—	—	(126,000)
Stock issued for services	—	—	54,216	—	105,000	—	—	—
Warrant issued for services	—	—	—	—	294,000	—	—	—
Stock issued upon conversion of 10% convertible debentures	—	—	3,511,988	35,000	1,020,000	—	—	—
Charge for fair value of warrants	—	—	—	—	2,279,000	—	—	(2,279,000)
Charge for embedded derivative	—	—	—	—	—	—	—	(1,375,000)
Stock issued upon conversion of convertible preferred stock	(1,782,000)	(1,782,000)	10,761,660	108,000	2,119,000	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	567,000	—	—
Net loss	—	—	—	—	—	—	—	(14,751,000)

Balances at December 31, 2004	5,644,000	$5,313,000	53,923,964	$540,000	$50,105,000	$(5,816,000)	$(200,000)	$(55,910,000)

*	Amounts have been adjusted to account for amendment to terms of the Series A Preferred Stock and the reverse stock split as described in Note 14.

See accompanying notes to consolidated financial statements.

LITHIUM TECHNOLOGY CORPORATION AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years ended December 31, 2004 and 2003

For the period from February 12, 1999 (inception of development stage) to December 31, 2004

	YEARS ENDED DECEMBER 31,		PERIOD FROM FEBRUARY 12, 1999 (INCEPTION OF DEVELOPMENT STAGE) TO DECEMBER 31, 2004
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(14,751,000)	$(10,191,000)	$(52,130,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,824,000	1,489,000	10,054,000
In-process research and development expensed	—	—	3,700,000
Loss on sale of assets	57,000	7,000	107,000
Non cash interest expense	3,926,000	1,595,000	7,964,000
Change in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(106,000)	3,000	(120,000)
Inventories	(25,000)	29,000	(108,000)
Prepaid expenses and other current assets	(170,000)	64,000	(335,000)
Accounts payable and accrued expenses	1,575,000	1,162,000	3,934,000

Net cash used in operating activities	(7,670,000)	(5,842,000)	(26,934,000)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(911,000)	(578,000)	(4,590,000)
Investment in intangibles	(143,000)	(23,000)	(274,000)
Cash received in connection with Share Exchanges	—	—	20,000
Deposit on equipment	(26,000)	(100,000)	(226,000)
Proceeds from sale of assets	21,000	89,000	154,000

Net cash used in investing activities	(1,059,000)	(612,000)	(4,916,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of loans from financial institutions	(408,000)	(69,000)	(2,128,000)
Proceeds of silent partnership loans	—	—	102,000
Proceeds (repayments) from related party loans	—	(363,000)	16,908,000
Proceeds from 10% convertible debentures, net of cost of issue	1,686,000	—	1,686,000
Proceeds from Series A & B units, net of cost of issue	3,550,000	—	3,550,000
Proceeds received from non-convertible promissory notes from related party	4,000,000	6,872,000	11,961,000

Net cash provided by financing activities	8,828,000	6,440,000	32,074,000

Effect of exchange rate changes on cash	14,000	(24,000)	8,000

Net increase (decrease) in cash and cash equivalents	113,000	(38,000)	237,000
Cash and cash equivalents, beginning of period	127,000	165,000	3,000

Cash and cash equivalents, end of period	$240,000	$127,000	$240,000

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$225,000	$166,000	$711,000
Conversion of convertible debt into common stock	33,837,000	—	35,752,000
Conversion of convertible debt into preferred stock	3,545,000	—	3,545,000
Stock issued for services	105,000	—	105,000
Stock issued as dividend on convertible preferred stock	126,000	—	126,000
Warrants issued for services	294,000	—	294,000
Conversion of bridge notes to debentures	3,000,000	—	3,000,000
Conversion of A Units into common stock	1,782,000	—	1,782,000
Conversion of January 2004 debentures into common stock	1,055,000	—	1,055,000
Capital contribution by affiliate of Arch Hill in lieu of debt payment	—	—	1,734,000

See accompanying notes to consolidated financial statements.

LITHIUM TECHNOLOGY CORPORATION

AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION, BUSINESS OF THE COMPANY AND RECENT DEVELOPMENTS

In 2002, Lithium Technology Corporation (“LTC”) closed share exchanges in which LTC acquired ownership of 100% of GAIA Holding B.V. (“GAIA Holding”) from Arch Hill Ventures, N.V., a private company limited by shares, incorporated under the laws of the Netherlands (“Arch Hill Ventures”), which is controlled by Arch Hill Capital N.V. (“Arch Hill Capital”), a private company limited by shares, incorporated under the laws of the Netherlands (the “Share Exchanges”). In November 2004, Arch Hill Capital and Arch Hill Ventures transferred all LTC securities owned by such entities to Stichting Gemeenschappelijk Bezit GAIA (“Stichting GAIA”) and Stichting Gemeenschappelijk Bezit LTC (“Stichting LTC”), entities controlled by Arch Hill Capital.

Subsequent to the Share Exchanges, Arch Hill Capital effectively controls LTC. As a result, the Share Exchanges were accounted for as a reverse acquisition, whereby for financial reporting purposes, GAIA Holding is considered the acquiring company. Hence, the historical financial statements of GAIA Holding became the historical financial statements of the Company and include the results of operations of LTC only from the acquisition date of October 4, 2002.

GAIA Holding, a private limited liability company incorporated under the laws of the Netherlands, is the 100% beneficial owner of GAIA Akkumulatorenwerke GmbH (“GAIA”). GAIA Holding (formerly known as Hill Gate Investments B. V.) was incorporated in 1990 and only had limited operations until the acquisition of GAIA on February 12, 1999 (inception of development stage). GAIA is a private limited liability company incorporated under the laws of Germany. GAIA Holding’s ownership interest in GAIA is held through certain trust arrangements (see Note 2).

The date of inception of the Company’s development stage is February 12, 1999. Prior to inception of development stage activities, the Company incurred accumulated losses of $200,000, and these losses have been segregated from the Company’s deficit accumulated during the development stage in the consolidated financial statements.

The Company considers itself to have one operating segment. The Company is a development and pilot-line production stage company that develops large format lithium-ion rechargeable batteries to be used as a new power source for emerging applications in the automotive, stationary power, and national security markets.

Effective July 28, 2003, LTC implemented a one-for-twenty reverse stock split of the Company’s common stock (See Note 10). On May 9, 2003, the Company reduced the outstanding and authorized Series A Preferred Stock from 100,000 to 1,000 shares. The reverse stock split and Preferred Stock reduction have been reflected retroactively in the consolidated financial statements and notes for all periods presented and all applicable references as to the number of common shares and per share information, preferred shares, stock option data and market prices have been restated to reflect the reverse stock split and Preferred Stock reduction. In addition, stockholders’ deficit has been restated retroactively for all periods presented for the par value of the number of shares that were eliminated.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or classification of liabilities that might be necessary should the Company be unable to operate in the normal course of business.

GAIA Holding is the beneficial owner of all of the issued and outstanding shares of GAIA. Legal ownership of the outstanding shares of GAIA are held pursuant to certain Dutch and German trust agreements by two Netherlands entities (the “Nominal Stockholders”) for the risk and account of GAIA Holding. Based on the Dutch and German trust agreements, the Nominal Stockholders are obligated to transfer the legal ownership of the shares in GAIA without any further payments to GAIA Holding. Pursuant to the trust agreements, GAIA Holding has the right to vote the shares of GAIA held by the Nominal Stockholders. The results of GAIA are included in the results of GAIA Holding as of the date of acquisition.

ESTIMATES AND UNCERTAINTIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“generally accepted accounting principles”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from these estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, assumptions and methods used to estimate fair value of the Company’s financial instruments are made in accordance with the requirements of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” The Company has used available information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.

The carrying amounts of cash and cash equivalents, accounts receivable net, accounts payable, accrued expenses and short-term notes payable approximate fair value due to the short-term nature of the instruments.

Long-term liabilities are comprised of the loans from financial institutions, related party loans and other long-term loans. The Company’s long-term loans from financial institutions and other long-term loans approximate fair value.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investment instruments purchased with an initial remaining maturity of three months or less to be cash equivalents.

INVENTORIES

Inventories primarily include raw materials and auxiliary materials required for the production process. Inventories are valued at the lower of cost or net realizable value. The cost of inventories is determined by using the weighted average method. Cost elements included in inventories comprise all costs of purchase and other costs incurred to bring the inventories to their present location and condition.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and primarily consist of buildings, technical and lab equipment, furniture and office equipment and leasehold improvements. In the period assets are retired or otherwise disposed of, the costs and accumulated depreciation are removed from the accounts, and any gain or loss on disposal is included in results of operations. Property and equipment are depreciated using the straight-line method over their estimated useful lives as follows:

Buildings	25 years
Technical and laboratory equipment	7-14 years
Office equipment and other	1-5 years

INTANGIBLES

Intangibles consist of amounts capitalized by GAIA for patents, which are recorded at cost and are amortized using the straight-line method over their estimated useful lives of 13 to 17 years commencing upon final approval by the foreign regulatory body. Intangibles also include amounts relating to the core patented technology of LTC, as determined by an independent valuation, in connection with the allocation of the purchase price resulting from the

Share Exchanges. These intangibles are being amortized using the straight-line method over their estimated useful lives of 12 years commencing October 4, 2002.

LONG-LIVED ASSETS

The Company periodically evaluates the carrying value of long-lived assets when events and circumstances indicate the carrying amounts may not be recoverable. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows expected to result from the use and eventual disposition from such assets are less than the carrying value. If the sum of the expected cash flows (undiscounted and without finance charges) is less than the carrying amount of the asset, the Company recognizes an impairment loss on the asset. In that event, a loss is recognized for the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined by quoted market prices in active markets, if available, or by using the anticipated cash flows discounted at a rate commensurate with the risks involved. The Company conducted an evaluation of the carrying values of its long-lived assets, specifically its patents, at the end of 2004. In performing this evaluation, the Company analyzed and confirmed the continued applicability of these patented technologies in the Company’s products and their recoverability from projected future cash flows of the Company as embodied in the Company’s internal strategic forecast.

INCOME TAXES

Deferred tax assets and liabilities are computed for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

REVENUES

The Company performs certain research and development for other companies and sells prototypes to third parties. Revenue is recognized as services are rendered or products are delivered, the price to the buyer is fixed and determinable, and collectibility is reasonably assured.

OTHER INCOME

The Company receives subsidies from foreign governmental agencies to reimburse the Company for certain research and development expenditures. Subsidies are recorded as other income.

FOREIGN CURRENCY TRANSLATION

The functional currency for foreign operations is the local currency. For these foreign entities, the Company translates assets and liabilities at end-of-period exchange rates. The Company records these translation adjustments in cumulative other comprehensive income (loss), a separate component of equity in the consolidated balance sheet. For revenues, expenses, gains and losses, the weighted average exchange rate for the period is used to translate those elements.

STOCK OPTIONS

In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 123, “Accounting for Stock-based Compensation” (SFAS No. 123), the Company has elected to account for stock option grants to employees using the intrinsic value based method prescribed by APB Opinion No. 25.

NET LOSS PER COMMON SHARE

The Company has presented net loss per common share pursuant to SFAS No. 128, “Earnings Per Share”. Net loss per common share is based upon the weighted average number of outstanding common shares. The Company has determined that the as-if converted common shares related to the preferred shares should be included in the weighted average shares outstanding for purposes of calculating basic earnings per share. These shares were converted to Common Stock during 2004. The Company made such determination because: 1) Arch Hill Capital, which controls the Company, has the ability to authorize the necessary shares for conversion; 2) the preferred shares have no significant preferential rights above the common shares; and 3) the preferred shares will automatically convert at a later date upon proper share authorization. As a result, weighted average shares outstanding included in the calculation of basic and diluted net loss per common share for the years ended December 31, 2004 and 2003 was as follows:

	2004	2003
Series A Preferred Stock	—	5,567,027
Common Stock	32,612,005	4,411,770

Total	32,612,005	9,978,797

Due to net losses in the years ended December 31, 2004 and 2003, the effect of the potential common shares resulting from convertible promissory notes payable, stock options and warrants in those years were excluded, as the effect would have been anti-dilutive.

	2004	2003
Convertible promissory notes	—	1,955,188
10% convertible debentures	16,437,370	—
Contingently issuable shares under promissory notes	—	2,462,786
Contingently issuable shares under 10% debentures	4,904,351	—
Warrants	423,596	—
Contingently issuable warrants under A and B Units	2,452,176	—

Total	24,217,493	4,417,974

Total stock options and warrants outstanding were 25,212,542 and 1,152,174 as of December 31, 2004 and 2003, respectively. Of these 20,265,104 options and warrants to purchase shares of common stock are at prices ranging from $0.22 to $9.60 per share and therefore were not included in the computation of diluted earnings per share because the exercise price of the options exceeds the average market price and would have been anti-dilutive.

RESTATEMENT OF 2004 QUARTERLY RESULTS

In connection with the audit of the Company’s financial statements, the Company determined that Generally Accepted Accounting Principles were not correctly applied to certain complex financing transactions, and that adjustments to the Company’s financial statements were required. The restatement relates to the accounting for the variable conversion feature on the Company’s 10% Convertible Debentures and its Series A Convertible Preferred Stock. The conversion feature on the 10% Convertible Debentures and the Series A Convertible Preferred Stock has been determined to be an embedded derivative under SFAS 133, which is required to be reflected as a liability at fair value. The 10% Convertible Debentures were previously reflected as containing a beneficial conversion feature under EITF 98-5. The adjustments relate solely to the accounting treatment of these transactions and do not affect the Company’s historical cash flow.

The following tables set forth the effect of the restatement on each of the three month periods ended March 31, 2004, June 30, 2004 and September 30, 2004:

Three months ended March 31, 2004	As restated	As reported
Net loss	(3,327,000)	(4,229,000)
Net loss to common shareholders	(3,327,000)	(4,229,000)
Basic and diluted net loss to common shareholders per share	(0.28)	(0.35)

Three months ended June 30, 2004	As restated	As reported
Net loss	(3,808,000)	(4,989,000)
Net loss to common shareholders	(3,808,000)	(4,989,000)
Basic and diluted net loss to common shareholders per share	(0.11)	(0.14)

Three months ended September 30, 2004	As restated	As reported
Net loss	(4,506,000)	(4,127,000)
Net loss to common shareholders	(5,062,000)	(4,127,000)
Basic and diluted net loss to common shareholders per share	(0.13)	(0.10)

RECENT ACCOUNTING PRONOUNCEMENTS

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment”, which is a revision of SFAS No. 123 and supersedes APB Opinion 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. Pro forma disclosure of the income statement effects of share-based payments is no longer an alternative. SFAS No. 123(R) is effective for all stock-based awards granted on or after January 1, 2006. In addition, companies must also recognize compensation expense related to any awards that are not fully vested as of the effective date. Compensation expense for the unvested awards will be measured based on the fair value of the awards previously calculated in developing the pro forma disclosures in accordance with the provisions of SFAS No. 123.

The Company plans to adopt SFAS No. 123(R) on January 1, 2006. This change in accounting is not expected to materially impact our financial position. We have not completed the calculation of this impact. However, because we currently account for share-based payments to our employees using the intrinsic value method, our results of operations have not included the recognition of compensation expense for the issuance of stock option awards.

On December 16, 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets”, which is an amendment to APB Opinion No. 29. It states that the exchanges on nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, FSAS No. 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetary assets that do not have “commercial substance”. FSAS No. 153 is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date that this statement is issued. Management believes the adoption of this Statement will not have an effect on the consolidated financial statements.

On November 24, 2004, FASB issued SFAS No. 151, “Inventory Costs”, which is an amendment to ARB No. 43, Chapter 4. It clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The FASB states that these costs should be expensed as incurred and not included in overhead. Further, SFAS No. 151 requires that allocation of fixed production overheads to conversion costs should be based on normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management believes the adoption of this Statement will not have an effect on the consolidated financial statements.

In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities.” (“VIEs”) (“FIN 46R”) which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46. “Consolidation of Variable Interest Entities,” which was issued in January 2003. The Company has adopted FIN 46R as of March 31, 2004 for variable interests in VIEs. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The adoption of FIN 46R did not have an effect on the consolidated financial statements inasmuch as the Company has no interests in any VIEs.

NOTE 3—OPERATING AND LIQUIDITY DIFFICULTIES AND MANAGEMENT’S PLANS TO OVERCOME

Over the past four years, the Company has refocused its unique extrusion-based manufacturing process, cell technology, large battery assembly expertise, and market activities to concentrate on large-format, high rate battery applications. The Company’s commercialization efforts are focused on applying its lithium-ion rechargeable batteries in the national security, transportation and stationary power markets.

The Company’s operating plan seeks to minimize our capital requirements, but commercialization of our battery technology will require additional capital. The Company expects that technology development and operating and production expenses will increase significantly as it continues to advance its battery technology and develop products for commercial applications.

The Company operations have been financed primarily through the use of proceeds from equity financings, loans, including loans from Arch Hill Capital, Arch Hill Ventures and other related parties, loans from silent partners and bank borrowings secured by assets.

The Company has recently entered into a number of financing transactions and are continuing to seek other financing initiatives to meet its working capital needs and to complete its product commercialization process. (see Notes 6, 7, 10 and 11.) Such capital is expected to come from the sale of securities, including the sale of common stock under the Standby Equity Distribution Agreement. (see Note 11.)

No assurance can be given that the Company will be successful in completing these or any other financings at the minimum level necessary to fund its capital equipment requirements, current operations or at all. If the Company is unsuccessful in completing these financings at such minimum level, it will not be able to fund its capital equipment requirements or current expenses. If the Company is unsuccessful in completing these financings at or near the maximum level or an additional financing, it will not be able to pursue our business strategy. Additional financing may not be available on terms favorable to the Company or at all.

NOTE 4—PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2004 is summarized as follows:

Land and buildings	$3,009,000
Technical and laboratory equipment	6,794,000
Assets under construction and equipment deposit	12,000
Office equipment and other	622,000

10,437,000
Less: Accumulated depreciation and amortization	(3,976,000)

$6,461,000

Assets under construction at December 31, 2004 included equipment being constructed that was not yet placed into service.

NOTE 5—INTANGIBLES

Intangibles at December 31, 2004 are summarized as follows:

Patents	$10,302,000
Less: Accumulated amortization	(1,886,000)

Total	$8,416,000

Intangibles consist primarily of amounts relating to the core patented technology of LTC, as determined by an independent valuation, in connection with the allocation of the excess purchase price resulting from the Share Exchanges (see Note 1). Intangibles also include patents held by GAIA Holding.

Amortization expense on intangible assets was $836,000 and $883,000, respectively, in the years ended December 31, 2004 and December 31, 2003. Estimated future amortization expense on intangible assets for the next five years, at December 31, 2004, is approximately $840,000 per year.

NOTE 6—CONVERTIBLE DEBT SECURITIES

CONVERTIBLE DEBT SECURITIES

Convertible debt securities are comprised of bridge notes held by Arch Hill Capital and 10% Convertible Debentures Due 2006 held by an investment group and Arch Hill Capital.

BRIDGE NOTES

The bridge notes were issued under a Bridge Financing Agreement, as amended, between LTC and Arch Hill Capital (the “Bridge Financing Agreement”). All amounts outstanding under the Bridge Financing Agreement through April 13, 2004 were converted to Company securities on April 13, 2004, pursuant to a Debt Exchange Agreement between the Company, GAIA Holding, GAIA, Arch Hill Capital and Arch Hill Ventures (the “April Bridge Exchange”).

In the April Bridge Exchange, $1,587,375 of bridge notes held by Arch Hill Capital and issued by the Company in 2002 were exchanged for $1,587,375 of the Company 10% Convertible Debentures Due 2006 (“April 2004 debentures”) and warrants to purchase up to 793,688 shares of the Company common stock exercisable at $2.00 per share. $1,412,625 of bridge notes held by Arch Hill Capital and issued by the Company in 2003 were exchanged for $1,412,625 of April 2004 debenture and warrants to purchase up to 706,312 shares of the Company common stock exercisable at $2.00 per share. $5,459,502 of bridge notes issued in 2003 and $918,159 of bridge notes issued by the Company from January 1, 2004 through April 13, 2004 and $323,284 of interest on the bridge notes issued in 2003 and 2004 were exchanged for 6,069,697 shares of the Company common stock and warrants to purchase up to 10,500,000 shares of the Company common stock exercisable at $2.40 per share.

On August 30, 2004, Arch Hill Capital exchanged $3,545,000 of bridge notes for $1,705,000 of A Units and $1,840,000 of B Units (see Note 10).

At various times during 2004, Arch Hill Capital advanced a total of $4 million to LTC under the Bridge Financing Agreement. As of December 31, 2004, these advances had been converted to April 2004 10% convertible debentures and A and B units. Therefore no advances were outstanding under the LTC Bridge Financing Agreement.

The Bridge Financing Agreement does not contain a maximum of the amount of funding that may be advanced under such Agreement. The amount of any additional notes provided will be related to the working capital advances made by Arch Hill Capital to the Company.

APRIL 2004 – 10% CONVERTIBLE DEBENTURES

In April 2004 the Company issued $3,000,000 of debentures with a maturity date of April 13, 2006 at which time the principal amount and all accrued interest on the April 2004 debentures is due and payable. Interest payments on the April 2004 debentures are due and payable in cash, or at the option of Arch Hill Capital, in Company common stock at a price equal to the conversion price of our common stock as described below. Interest is due quarterly commencing September 30, 2004. Any amount of principal or interest on the April 2004 debentures which is not paid when due bears interest at 15% per annum from the due date of such payment default.

The April 2004 debentures are convertible at any time at the option of the holder into shares of Company common stock. The conversion price of Company common stock used in calculating the number of shares issuable upon conversion, or in payment of interest on the April 2004 debentures, is the lesser of:

•	50% of the average of the lowest three trading prices of our common stock for the twenty trading days ending one trading day prior to the date the Company receives a conversion notice from a 10% debenture holder; and

•	a fixed conversion price of $2.00.

The Company has the right to prepay all or a portion of the outstanding April 2004 debentures and accrued and unpaid interest upon prior written notice to the holders of the April 2004 debentures in an amount equal to 130% of principal and interest for prepayments occurring from April 13, 2004 through June 12, 2004, 140% for prepayments of principal and interest occurring from June 13, 2004 through July 12, 2004 or 150% for prepayment of principal and interest occurring after July 12, 2004.

In connection with these debentures, the Company issued warrants to purchase 1,500,000 shares of Company common stock at an exercise price of $2.00 per share. The warrants expire on April 13, 2009. The warrants are subject to exercise price adjustments upon the occurrence of certain events including stock dividends, stock splits, mergers, reclassifications of stock or our recapitalization. The exercise price of the warrants is also subject to reduction if the Company issues any rights, options or warrants to purchase shares of Company common stock at a price less than the market price of Company shares as quoted on the OTC Bulletin Board, subject to certain exceptions. Also, if at any time, the Company declares a distribution or dividend to the holders of Company common stock in the form of cash, indebtedness, warrants, rights or other securities, the holders of the warrants are entitled to receive the distribution or dividend as if the holder had exercised the warrant.

The above conversion formula resulted in the debentures being issued with an imbedded derivative. Accordingly, pursuant to FASB 133 Accounting for Derivative Instruments and Hedging Activities, the Company has recorded the entire $3,000,000 to the derivative instrument based on the fair value of the imbedded derivative. The $3,000,000 discount will be recognized as interest over the two year life of the debentures or conversion date which ever is earlier.

In December 2004, $3,000,000 of April 2004 debentures and accrued and unpaid interest were converted into 42,619,718 shares of common stock. The April 2004 debentureholder is entitled to acquire from the Company pursuant to a Notice of Conversion dated December 8, 2004 40,000,000 fully paid and nonassessable shares of Company common stock pursuant to the conversion of $3,000,000 principal amount of April 2004 debentures, and 2,619,178 shares of Company common stock in payment of $196,438 of accrued and unpaid interest on the April 2004 debentures, for a total of 42,619,178 shares of Company common stock. Certificates for the shares must be delivered within ten days of an increase in the authorized number of shares of Company common stock subsequent to the conversion date, provided stock certificates are delivered no later than June 1, 2005.

JANUARY 2004 - 10% CONVERTIBLE DEBENTURES

On January 20, 2004, the Company entered into a securities purchase agreement with an investment group to purchase $2,000,000 of the Company’s 10% Convertible Debentures Due 2006 (the “January 2004 debentures”) with attached warrants to purchase up to 1,000,000 shares of LTC common stock. On January 22, 2004 the Company closed the convertible debenture financing.

The January 2004 debentures have a maturity date of January 20, 2006. Interest payments on the January 2004 debentures are due and payable in cash, or at the option of the January 2004 debenture holder, in Company common stock at a price equal to the conversion price of Company common stock as described below. Interest is due quarterly commencing March 31, 2004. Any amount of principal or interest on the January 2004 debentures which is not paid when due bears interest at 15% per annum from the due date of such payment default.

The January 2004 debentures are secured by security agreements under which the Company pledged substantially all of its assets, including its goods, fixtures, equipment, inventory, contract rights, receivables and intellectual property and certain equipment of GAIA. The Company is not in compliance with the covenant contained in the January 2004 debentures to timely file all of its reports with the Securities and Exchange Commission as a result of the late filing of its Form 10-KSB for the year ended December 31, 2004.

The January 2004 debentures are convertible at any time at the option of the holder into shares of Company common stock. The conversion price of Company common stock used in calculating the number of shares issuable upon conversion, or in payment of interest on the 10% debentures, is the lesser of:

•	50% of the average of the lowest three trading prices of our common stock for the twenty trading days ending one trading day prior to the date the Company receives a conversion notice from a January 2004 debenture holder; and

•	a fixed conversion price of $2.00.

The Company has the right to prepay all or a portion of the outstanding January 2004 debentures and accrued and unpaid interest upon prior written notice to the holders of the January 2004 debentures in an amount equal to 130% of principal and interest for prepayments occurring from January 20, 2004 through March 19, 2004, 140% for prepayments of principal and interest occurring from March 20, 2004 through April 18, 2004 or 150% for prepayment of principal and interest occurring after April 18, 2004. If the Company prepays all of the outstanding January 2004 debentures, the Company must issue an aggregate of 2.5% of the total issued and outstanding Company common stock to the January 2004 debenture holders on a pro rata basis.

The January 2004 debentures include warrants to purchase 1,000,000 shares of LTC common stock at an exercise price of $2.00 per share. The warrants expire on January 20, 2009. The warrants are subject to exercise price adjustments upon the occurrence of certain events including stock dividends, stock splits, mergers, reclassifications of stock or the Company’s recapitalization. The exercise price of the warrants is also subject to reduction if the Company issues any rights, options or warrants to purchase shares of common stock at a price less than the market price of Company shares as quoted on the OTC Bulletin Board, subject to certain exceptions. Also, if at any time, the Company declares a distribution or dividend to the holders of common stock in the form of cash, indebtedness, warrants, rights or other securities, the holders of the warrants are entitled to receive the distribution or dividend as if the warrant holders had exercised the warrants.

The conversion feature resulted in the debentures being issued with an imbedded derivative. Accordingly, pursuant to FASB 133 Accounting for Derivative Instruments and Hedging Activities, the Company has recorded the entire $2,000,000 of the proceeds received to the liability for the derivative instrument based on the fair value of the embedded derivative. The $2,000,000 discount will be recognized as interest over the two year life of the debentures or conversion date which ever is earlier.

On May 5, 2004, the Company issued to the finder and affiliated persons in the January 2004 debenture financing warrants to purchase shares of Company common stock. The warrants entitle the holders to purchase, in the aggregate, such number of shares of the common stock equal to 10% of the aggregate number of fully diluted and/or converted shares of common stock as are purchased by the January 2004 debenture holders (after giving effect to any increase in shares under a ratchet or similar provision pursuant to which the number of shares initially purchased is subsequently increased). The exercise price per share of the warrants is equal to 110% of the effective per share price paid by the January 2004 debenture holders for the securities purchased by such debenture holders. The warrants are exercisable until January 20, 2009. As of December 31, 2004, the finder and affiliated persons held vested warrants to purchase 350,000 shares of Company common stock at exercise prices ranging from $0.082 to $0.660 per share.

During the fiscal year ended December 31, 2004, $526,100 of January 2004 Debentures were converted into an aggregate of 3,500,000 shares of common stock at conversion prices ranging from $0.75 to $0.60 per share. Additional January 2004 debentures were converted into shares of Company common stock after December 31, 2004. (See Note 11).

NOTE 7—LONG-TERM DEBT

Long-term debt at December 31, 2004 is summarized as follows:
Convertible debt securities (Note 6)	$1,859,000
Derivative liability (Notes 6 and 10)	5,410,000
Loans from financial institutions	2,254,000
Subordinated loans from related party	5,684,000
Silent partnership loans	2,638,000

$17,875,000
Less: Current maturities	(750,000)

$17,095,000

Long-term debt at December 31, 2004 is payable as follows:
2005	$750,000
2006	$8,865,000
2007	$282,000
2008	$778,000
2009	$107,000
and beyond	$6,313,000

LOANS FROM FINANCIAL INSTITUTIONS

The Company has two loans from financial institutions that are collateralized by (i) land and buildings in an amount up to $1,192,000 and (ii) machinery, equipment and patents in an amount of $2,547,000 as collateral for the mortgage loan. The loans bear interest between 5.75% and 6.75% per annum and are scheduled to be repaid by December 31, 2014.

SUBORDINATED LOANS FROM RELATED PARTY

GAIA has received subordinated loans from Arch Hill Ventures, a related party. The loans bear cumulative interest at 6% per annum. Under the contract terms, the loans can be called when GAIA does not have negative stockholders’ equity. The loans are subordinated to all other creditors of GAIA. A portion of these loans were converted to shares in April 2004 (See Note 10).

SILENT PARTNERSHIP LOANS-NON-RELATED PARTIES

Two other parties have provided silent partnership loans to GAIA which remain outstanding at December 31, 2004. Frankendael Participatiemaatschappij N.V. (“Frankendael”) has provided a partnership loan of $545,000, which bears interest at 6% per annum. Technologie-Beteiligungs-Gesellschaft GmbH der Deutschen Ausgleichsbank (“TBG”) has provided a partnership loan of $2,093,000, which bears interest at 6% per annum. GAIA is not required to pay the interest under the Frankendael Partnership Agreement until GAIA has generated an accumulated profit amounting to $5,232,000. The total amount payable to Frankendael and TBG under the Partnership Agreements at December 31, 2004 is $2,638,000.

Frankendael and TBG are entitled to receive an annual 12% share in profits related to its contributions under the Frankendael Partnership Agreement and the TBG Partnership Agreement. The 12% share in profits under the

Frankendael Partnership Agreement is not payable until GAIA has generated an accumulated profit amounting to $5,232,000. The TBG Partnership Agreement provides that should GAIA receive additional injections of capital in the course of further financing rounds, TBG shall adjust its profit sharing to the capital ratio applicable at such time. Management believes that based upon subsequent equity received by GAIA that the present profit sharing that TBG is entitled to under the Agreement is approximately 4.4%. Management further believes that it is unlikely that Frankendael or TBG will receive any profit sharing under the Partnership Agreement at any time in the near future.

From March 8, 2005 under the TBG Partnership Agreement, TBG is entitled to demand a non-recurrent remuneration of 30% of the amount invested plus 6% of the amount invested at the end of the period of participation for each year after the expiration of the fifth full year of participation under certain circumstances relating to the economic condition of GAIA.

The Frankendael Partnership Agreement and the TBG Partnership Agreement each terminates in December 2008, unless terminated prior to such time for good cause as defined in the applicable partnership agreement.

The principal, accrued and unpaid interest, and unpaid profits are due on the termination of the Frankendael Partnership Agreement and the TBG Partnership Agreement.

NOTE 8—INCOME TAXES

Dutch tax legislation does not permit a Dutch parent company and its foreign subsidiaries to file a consolidated Dutch tax return. Dutch resident companies are taxed on their worldwide income for corporate income tax purposes at a statutory rate of 35%. No further taxes are payable on this profit unless the profit is distributed. If certain conditions are met, income derived from foreign subsidiaries is tax exempt in the Netherlands under the rules of the Dutch “participation exemption”. However, certain costs such as acquisition costs and interest on loans related to foreign qualifying participation’s are not deductible for Dutch corporate income tax purposes, unless those costs are attributable to Dutch taxable income. When income derived by a Dutch company is subject to taxation in the Netherlands as well as in other countries, generally avoidance of double taxation can be obtained under the extensive Dutch tax treaty network or Dutch domestic law.

For subsidiaries, local commercial and tax legislation contains provisions that may imply more than one treatment for a transaction. Thus, management’s judgment of the companies’ business activities and transactions may not coincide with the interpretation of the tax authorities. In the event that a particular transaction is challenged by the tax authorities the subsidiaries may incur penalties and taxes on present and past transactions. Management believes that the financial statements adequately reflect the activities of the subsidiaries.

Deferred income taxes reflect the net effects of temporary differences between the amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The breakdown of the deferred tax asset as of December 31, 2004 is as follows:

	Foreign	Domestic	Total
Tax loss carry forwards	$20,364,557	$16,806,413	$37,170,970
Net difference between tax base and US GAAP book values	603,343	(3,394,845)	(2,791,502)

	20,967,900	13,411,569	34,379,469
Less valuation allowance	(20,967,900)	(13,411,569)	(34,379,469)

	$—	$—	$—

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Management has determined, based on its recurring net losses, lack of a commercially viable product and limitations under current tax rules, that a full valuation allowance is appropriate.

Valuation allowance, December 31, 2003	$21,875,966
Addition	12,503,503

Valuation allowance, December 31, 2004	$34,379,469

At December 31, 2004, the Company had net operating loss carryforwards for United States Federal income tax purposes of approximately $40,000,000 expiring in the years 2007 through 2024 and net operating loss carryforwards of approximately $35,000,000 for Pennsylvania state income tax purposes, expiring in the years 2006 through 2014.

Current United States Federal tax law limits the use of net operating loss carryforwards after there has been a substantial change in ownership, as defined in Internal Revenue Code Section 382, during a three year period. Due to changes in ownership between 1993 and 1997, and the conversion of Senior Secured Convertible Notes in January 1999, and the Share Exchanges, there exists substantial risk that the Company’s use of net operating losses for United States and Pennsylvania tax purposes may be severely limited under the Internal Revenue Code. German net operating loss carryforwards are not subject to expiration.

NOTE 9—COMMITMENTS AND CONTINGENCIES

BUILDING LEASE

The Company leases a 12,400 square foot research facility and corporate headquarters in a freestanding building at 5115 Campus Drive in Plymouth Meeting, Pennsylvania pursuant to a Lease Agreement dated July 22, 1994, as amended, between PMP Whitemarsh Associates and the Company. The Company is currently leasing the facility under a one-year lease extension that ends on March 31, 2006. The annual rent under the lease is $153,000 from April 1, 2005 to March 31, 2006.

CAR AND OTHER LEASES

The Company leases cars and other assets under operating leases. The monthly payments amount to $8,000 for an average remaining period of 2 years.

LITIGATION

The Company is not involved in any material legal proceedings.

EMPLOYMENT AND CONSULTING AGREEMENTS

Dr. Franz Kruger was appointed President and Chief Operating Officer of the Company on November 26, 2002 and Chief Executive Officer on February 6, 2004. From September 1, 2002 to April 1, 2003, the Company paid Dr. Kruger a monthly consulting fee of $6,136. On April 14, 2003, the Company entered into an Employment Agreement with Dr. Kruger which provides for a salary of $97,308 per year. The Agreement also provides that during each fiscal year, Dr. Kruger will be eligible to receive a target bonus of up to 40% of his annual salary. GAIA entered into a Consultancy Agreement with InnoventisConsulting GmbH (“Innoventis”) with respect to the services of Dr. Franz Kruger as the Chairman of Management of GAIA. Innoventis represent Dr. Kruger. The Consultancy Agreement has a four-year term from September 1, 2002 to August 31, 2006. Innoventis charges a monthly fee of EUR 23,000 ($31,381) for Dr. Kruger’s services.

Mr. Ralf Tolksdorf served as the Company’s Chief Financial Officer from November 18, 2002 to June 25, 2004. From September 1, 2002 to April 1, 2003, the Company paid Mr. Tolksdorf a monthly consulting fee of $10,500. On April 14, 2003, the Company entered into an Employment Agreement with Mr. Tolksdorf which provides for a salary of $97,308 per year. The Agreement also provides that during each fiscal year, Mr. Tolksdorf will be eligible to receive a target bonus of up to 30% of his annual salary.

Effective July 31, 2003, GAIA entered into a Consultancy Agreement with Ralf Tolksdorf Unternehmensberatung GmbH (“RTU”) with respect to the services of Ralf Tolksdorf as the Managing Director of Finances, organization and related matters of GAIA. RTU represents Mr. Tolksdorf. The Consultancy Agreement has a three-year term from July 31, 2003 to August 31, 2006. RTU charges a monthly fee of EUR 18,800 ($25,700) for Mr. Tolksdorf’s services.

On July 12, 2004, the Company entered into a Consulting Agreement with Ilion Technology Corporation (“Ilion”) pursuant to which Ilion will provide technology consulting services to the Company in the lithium battery field in consideration of $15,000 and a four year warrant to purchase 35,000 shares of Company common stock at an exercise price of $1.37 (the “Consulting Agreement”). The Consulting Agreement has a term of July 12, 2004 to September 15, 2004 (the “Term”) unless extended. If, by the end of the Term, the shares of Company common stock owned by Ilion (the “Shares”) are not purchased in a private transaction pursuant to an Agreement dated July 12, 2004 between Ilion and the purchaser named therein or otherwise, the Term shall be extended on a month to month basis. During any such extension, the Company is obligated to make payments to Ilion of $24,100 per month commencing on September 15, 2004 and ending on August 15, 2005 and Ilion will be obligated to transfer 1/12 of the Shares to the Company. In the event the Company does not make any such monthly payment, Ilion is entitled to 1/12 of the Shares for each month that the payment is not made. The Company did not make the monthly payments for September, October, November or December 2004 and Ilion retained 1/12 of the Shares for each of the foregoing months.

The Company entered into a services agreement with Bridgehead Partners LLC pursuant to which Bridgehead Partners is required to devote an average of approximately 75 hours per month to the performance of the financial reporting and related services. The Company’s Chief Financial Officer, John J. McGovern, is the Chairman and Managing Director of Bridgehead Partners. The services agreement with Bridgehead Partners has an initial term of June 1, 2004 through December 31, 2004. The services agreement provides for a $10,000 per month retainer and five year warrants for 100,000 shares of Company common stock with a strike price of $1.91. The first tranche vested on June 1, 2004. The Company recognized an expense of $135,000 related to these warrants. The services agreement was extended subsequent to year end. See Note 11.

NOTE 10—STOCKHOLDERS’ EQUITY

REVERSE STOCK SPLIT

Effective July 28, 2003, the Company implemented a one-for-twenty reverse stock split. As a result of the reverse stock split becoming effective, every twenty shares of Company common stock outstanding on July 28, 2003 were combined into one share of Company common stock. Proportionate adjustments based on the reverse stock split ratio have also been made to the per share exercise price and number of shares issuable upon the exercise of all outstanding convertible securities, as a result of the reverse stock split becoming effective. The symbol for the Company’s common stock was changed to LTHU.OB as a result of the reverse stock split.

FEBRUARY 2004 NOTE CONVERSION

On February 25, 2004, Arch Hill Capital converted $3,949,000 of promissory notes that it held into 1,974,500 shares of Company common stock pursuant to the terms of such notes.

PRIVATE PLACEMENT OF A UNITS AND B UNITS

During the fiscal year ended December 31, 2004, the Company closed on the sale of $7,342,000 of its securities in a private placement. The Company closed on the sale of $3,797,000 of A Units (“A Units”) for cash. The Company also issued 1,705 of A Units in exchange for $1,705,000 of outstanding debt and 1,840 of B Units (“B Units”) in exchange for $1,840,000 of outstanding debt, in each case held by Arch Hill Capital. The exchange was based on the terms of the bridge financing agreement between the Company and Arch Hill Capital, which gives Arch Hill Capital the option to apply the principal balance and all other sums due and payable under any promissory notes issued by the Company to it on or after January 1, 2003 against the purchase price of equity securities being sold by the Company in any equity financing after the date of such notes. Subsequent to December 31, 2004, the Company sold additional A Units for cash in the private placement and the terms of the B Units were amended (see Note 11).

Each A Unit consists of:

(i)	one share of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”),

(ii)	one warrant for each share of common stock issued upon conversion of the Series A Preferred Stock, each warrant to purchase 1/2 of a share of common stock at an exercise price per share equal to 125% of the conversion price of the Series A Preferred Stock then in effect upon conversion of the shares of Series A Preferred Stock by the stockholder from time to time (the “125% A Warrant”), and

(iii)	one warrant for each share of common stock issued upon conversion of the Series A Preferred Stock, each warrant to purchase 1/2 of a share of common stock at an exercise price per share equal to 150% of the conversion price of the Series A Preferred Stock then in effect upon conversion of the shares of Series A Preferred Stock by the stockholder from time to time (the “150% A Warrant”).

Each B Unit consists of:

(i)	one share of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”),

(ii)	one warrant for each share of common stock issued upon conversion of the Series B Preferred Stock, each warrant to purchase one share of its common stock at an exercise price per share equal to $2.25 (the “125% B Warrant”), and

(iii)	one warrant for each share of common stock issued upon conversion of the Series B Preferred Stock, each warrant to purchase one share of common stock at an exercise price per share equal to $2.70 (the “150% B Warrant”).

The shares of Series A Preferred Stock are entitled to receive an 8% annual cumulative dividend payable in shares of common stock and rank pari passu with the Series B Preferred Stock.

The shares of Series B Preferred Stock are entitled to receive an 8% annual cumulative dividend payable in shares of common stock and rank pari passu with the Series A Preferred Stock.

As of the closing dates of the private placement, a sufficient number of shares of Series A Preferred Stock and Series B Preferred Stock (together the “Preferred Stock”) were not available for issuance under the Company’s certificate of incorporation. The Company has agreed to take all reasonable actions to promptly seek stockholder approval to amend its certificate of incorporation to increase the number of authorized shares of Preferred Stock to allow for the issuance of the Preferred Stock. Upon receipt of such stockholder approval, the Company will amend its certificate of incorporation to increase the number of authorized shares of Preferred Stock and deliver the Preferred Stock to the investors. Pending the amendment of its certificate of incorporation to increase the number of authorized shares of Preferred Stock, the private placement investors may request that the Company deliver notes convertible into that number of shares of common stock into which the Preferred Stock would be convertible and on all other terms comparable to the terms of the Preferred Stock. Upon such request, the Company will deliver such notes to investors.

The Series A Preferred Stock, the 125% A Warrants, the 150% A Warrants, the Series B Preferred Stock, the 125% B Warrants and 150% B Warrants (and the underlying conversion and warrant shares) constitute restricted securities and may be sold only upon registration under the Securities Act or upon reliance on an exemption from such registration requirements. Series A Preferred stockholders and Series B Preferred stockholders have the following registration rights with respect to the shares of common stock into which the Series A Preferred Stock, the 125% A Warrants, the 150% A Warrants, the Series B Preferred Stock, the 125% B Warrants and 150% B Warrants are exercisable. The Company has agreed to undertake to file with the Securities and Exchange Commission a registration statement covering the underlying shares of common stock at its expense commencing 180 days following the last date of sale of the A and B Units. The Company has agreed to use its best efforts to have the registration statement declared effective within 60 days of the filing of the registration statement.

The shares of Series A Preferred Stock are convertible at the election of the holder thereof, at any time commencing from and after their date of issuance and for a period of three years thereafter, upon five days’ advance written notice to the Company. The conversion price is equal to 80% of the average closing price of the common stock on the OTC Bulletin Board for the 20 trading days immediately preceding the day upon which the Company receives a conversion notice from the Series A Preferred stockholder.

The 125% A Warrants and 150% A Warrants are exercisable for shares of common stock at any time beginning on the date of conversion of the Series A Preferred Stock and ending on the fifth anniversary of their issuance. The 125% A Warrants and 150% A Warrants are subject to adjustment for anti-dilution purposes.

The shares of Series B Preferred Stock are convertible at the election of the holder thereof, at any time commencing from and after their date of issuance and for a period of three years thereafter, upon five days’ advance written notice to the Company. The conversion price is equal to $1.80 per share.

The 125% B Warrants and 150% B Warrants are exercisable for shares of common stock at any time beginning on the date of conversion of the Series B Preferred Stock and ending on the fifth anniversary of their issuance. The 125% B Warrants and 150% B Warrants are subject to adjustment for anti-dilution purposes.

During the fiscal year ended December 31, 2004, the holders of 1,797 A Units exchanged the Series A Preferred Stock rights into $1,797,000 principal of promissory notes convertible into that number of shares of common stock into which the Series A Preferred Stock would be convertible and have converted $1,782,000 of such notes into an aggregate of 10,761,660 shares of Company common stock at conversion prices ranging from $.15 to $.23 per share. Subsequent to year end, additional A Units were converted into Company common stock and the terms of the B Units were amended (see Note 11.)

The conversion formula on the Series A Preferred Stock is an embedded derivative pursuant to FASB133. The fair value of the derivative was determined at the dates of issue and December 31, 2004. The value of the derivative of $1,375,000 has been recorded as a deemed dividend to the preferred shareholders and to derivative liability. The Warrants issued in connection with the conversion of the A Units were valued at $2,279,000 using the Black Scholes pricing model. The value of the Warrants has been recorded as a deemed dividend to the preferred shareholders.

PREFERRED STOCK

LTC’s Certificate of Incorporation authorizes up to 100,000 shares of preferred stock. No preferred shares are available for issuance at December 31, 2004.

On February 25, 2004 Arch Hill Ventures converted the 1,000 shares of Series A Preferred Stock that it received in the Share Exchange into 5,567,027 shares of Company common stock.

1994 STOCK INCENTIVE PLAN

LTC’s Board of Directors adopted the 1994 Stock Incentive Plan (the “1994 Stock Plan”) in February 1994. The 1994 Stock Plan was terminated as of December 31, 2002.

All options outstanding under the 1994 Stock Plan were 100% vested in February 2000. Vested options are exercisable for up to sixty months upon termination of the Grantees employment or association with LTC.

DIRECTORS STOCK OPTION PLAN

In August 1995, the Board of Directors of LTC adopted the Directors Stock Option Plan (the “Directors Plan”). The Directors Plan was terminated as of December 31, 2002. All options outstanding under the Directors Plan were 100% vested in February 2000. Upon the termination of a participants association with LTC, options granted will remain exercisable for a period of three months or until the stated expiration of the stock option, if earlier.

1998 STOCK INCENTIVE PLAN

LTC’s Board of Directors adopted the 1998 Stock Incentive Plan (the “1998 Plan “) in December 1998. The 1998 Plan was terminated as of December 31, 2002. All options outstanding under the 1998 Plan were 100% vested in February 2000. Vested options are exercisable for up to sixty months upon termination of the Grantee’s employment or association with LTC.

2002 STOCK INCENTIVE PLAN

LTC’s Board of Directors adopted the 2002 Stock Incentive Plan (the “2002 Plan”) in January 2002. The 2002 Plan terminates in 2012. A total of 350,000 shares of common stock are reserved and available for grant. A total of 41,250 options have been granted as of December 31, 2004. The exercise price of an option granted under the 2002 Plan will not be less than the fair market value of the Company’s common stock on the date of grant; however, for any non-qualified Stock Option the option price per share of common stock, may alternatively be fixed at any price deemed to be fair and reasonable, as of the date of the grant. Options granted that are not vested will be cancelled immediately upon termination of the grantee’s employment or association with LTC, except in certain situations such as retirement, death or disability. Vested options are exercisable for up to sixty months upon termination of the Grantee’s employment or association with LTC.

Options under the 1994 Stock Plan, the Directors Plan, the 1998 Plan and the 2002 Plan as of December 31 as summarized as follows:

	2004
	Options	Weighted Average Exercise Price
Outstanding, December 31, 2002	158,765	$5.00
Granted	—	—
Exercised	—	—
Cancelled	898	—

Outstanding, December 31, 2003	157,867	$5.00
Granted	—	—
Exercised	—	—
Cancelled	6,108	5.55

Outstanding, December 31, 2004	151,759	$4.98

Options exercisable, December 31, 2003	157,867	$5.00

Options exercisable, December 31, 2004	151,759	$4.98

The following table summarizes information about stock options outstanding at December 31, 2004:

Range of Exercise Prices	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Options Exercisable	Weighted Average Exercise Price
$2.20	750	$2.20	3.5 years	750	$2.20
$2.30	2,000	$2.30	4 years	2,000	$2.30
$2.80	1,000	$2.80	7.5 years	1,000	$2.80
$4.00	37,500	$4.00	7 years	37,500	$4.00
$4.40	730	$4.40	4 years	730	$4.40
$5.00	667	$5.00	4 years	667	$5.00
$5.20	85,484	$5.20	1 years	85,484	$5.20
$5.60	20,378	$5.60	4 years	20,378	$5.60
$9.60	3,250	$9.60	4 years	3,250	$9.60

In addition to the stock options under plans of LTC, in 2001, the principal shareholder of GAIA Holding granted two executives the right to purchase 5% and 4.7%, respectively, interests in GAIA Holding. Such purchase options were provided at the current fair value of GAIA Holding and no compensation expense was recognized. As a result of the Share Exchange (see Note 1) the purchase right is now a right to purchase equivalent percentages of Arch Hill Ventures’ preferred stock holdings in LTC (50 and 47 shares (respectively), or the common stock equivalent as converted, when converted. The purchase price for the shares is €76,200 ($104,000) and €71,268 ($97,200), respectively, plus 6% interest on such amount from March 1, 2001.

WARRANTS

Warrants as of December 31 are summarized as follows:

	2004
	Warrants	Weighted Average Exercise Price
Outstanding, December 31, 2003	994,307	$3.1000
Issued	24,900,783	1.3300
Exercised	—	—
Expired	834,307	3.0000

Outstanding, December 31, 2004	25,060,783	$1.3445

Exercisable December 31, 2003	994,307	$3.10

Exercisable December 31, 2004	25,060,783	$1.3445

The following table summarizes information about warrants outstanding at December 31, 2004:

Range of Exercise Price	Warrants Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Warrants Exercisable	Weighted Average Exercise Price
$0.0820	100,000	$0.0820	4 Years	100,000	$0.0820
$0.0880	25,000	$0.0880	4 Years	25,000	$0.0880
$0.0940	25,000	$0.0940	4 Years	25,000	$0.0940
$0.0970	50,000	$0.0970	4 Years	50,000	$0.0970
$0.0990	25,000	$0.0990	4 Years	25,000	$0.0990
$0.1000	25,000	$0.1000	4 Years	25,000	$0.1000
$0.1650	13,334	$0.1650	5 Years	13,334	$0.1650
$0.1760	25,000	$0.1760	4 Years	25,000	$0.1760
$0.1760	43,750	$0.1760	5 Years	43,750	$0.1760
$0.1870	246,471	$0.1870	5 Years	246,471	$0.1870
$0.1875	1,836,677	$0.1875	5 Years	1,836,677	$0.1875
$0.1980	128,889	$0.1980	5 Years	128,889	$0.1980
$0.2000	1,106,250	$0.2000	5 Years	1,106,250	$0.2000
$0.2125	1,297,067	$0.2125	5 Years	1,297,067	$0.2125
$0.2200	25,000	$0.2200	4 Years	25,000	$0.2200
$0.2200	100,500	$0.2200	5 Years	100,500	$0.2200
$0.2250	2,475,567	$0.2250	5 Years	2,475,567	$0.2250
$0.2400	1,106,250	$0.2400	5 Years	1,106,250	$0.2400
$0.2500	415,000	$0.2500	5 Years	415,000	$0.2500
$0.2550	1,297,067	$0.2550	5 Years	1,297,067	$0.2550
$0.2700	638,890	$0.2700	5 Years	638,890	$0.2700
$0.2875	86,958	$0.2875	5 Years	86,958	$0.2875
$0.3000	415,000	$0.3000	5 Years	415,000	$0.3000
$0.3450	86,958	$0.3450	5 Years	86,958	$0.3450
$0.3520	25,000	$0.3520	4 Years	25,000	$0.3520
$0.3630	25,758	$0.3630	5 Years	25,758	$0.3630
$0.5280	53,959	$0.5280	4.5 Years	53,959	$0.5280
$0.6600	25,000	$0.6600	4 Years	25,000	$0.6600
$0.6930	41,438	$0.6930	4.5 Years	41,438	$0.6930
$1.3700	35,000	$1.3700	4 Years	35,000	$1.3700
$1.9100	100,000	$1.9100	4.5 Years	100,000	$1.9100
$1.6390	1,000,000	$1.6390	4 Years	1,000,000	$1.6390
$1.6870	1,500,000	$1.6870	4.5 Years	1,500,000	$1.6870
$2.2000	10,000	$2.2000	2 Years	10,000	$2.2000
$2.4000	10,500,000	$2.4000	4.5 Years	10,500,000	$2.4000
$3.7000	90,000	$3.7000	3 Years	90,000	$3.7000
$3.7000	60,000	$3.7000	3 Years	60,000	$3.7000

Additional warrants were issued subsequent to December 31, 2004. (see Note 11)

NOTE 11—SUBSEQUENT EVENTS

JANUARY 2004 DEBENTURES

From January 1, 2005 through May 11, 2005, $1,311,480 of January 2004 debentures were converted into an aggregate of 33,400,000 shares of Company common stock at conversion prices ranging from $0.0221 to $0.0858 per share. From January 1, 2005 to April 12, 2005, the Company issued to the finder and affiliated persons in the January 2004 debenture financing warrants to purchase 1,640,000 shares of Company common stock at prices ranging from $0.039 to $0.084 per share. On April 13, 2005, the Company terminated the investment banking services agreement with the finder for a payment of $80,000 and the finder agreed to remit all of the foregoing warrants and any additional warrants it would otherwise be entitled to under such agreement. The Company is not in compliance with the covenant in the January 2004 debentures and related purchase agreements to timely file all of the reports with the Securities and Exchange Commission as a result of the late filing of this Form 10-KSB.

A AND B UNITS

From January 1, 2005 through January 31, 2005, the Company issued 560 of the Company A Units for $560,000 cash. From January 1, 2005 through May 6, 2005, $2,255,000 of A Units were converted into an aggregate of $2,255,000 of convertible promissory notes and $555,000 of such notes were converted into an aggregate of 4,227,953 shares of Company common stock at conversion prices ranging from $0.12 to $0.18 and the holders of 1,840 B Units exchanged the Series B Preferred Stock rights into $1,840,000 principal of promissory notes convertible into that number of shares of common stock into which the Series A Preferred Stock would be convertible. From January 1, 2005 to May 11, 2005, the Company issued to A Unitholders 125% A Warrants exercisable for 2,168,814 shares at exercise prices ranging from $0.15 to $0.20, 150% A Warrants excisable for 2,168,814 shares at exercise prices ranging from $0.18 to $0.24 and no 125% B Warrants or 150% B Warrants. During January 2005, the Company issued to the broker-dealer in the A and B Unit financing warrants to purchase 294,739 shares of Company common stock at $0.209 per share.

On May 11, 2005, the Company amended the terms of the B Units to the same terms of the A Units. Prior to the Amendment, each B Unit consisted of one share of the Company Series B Convertible Preferred Stock, par value $0.01 per share convertible into Company common stock at $1.80 per share, one warrant for each share of Company common stock issued upon conversion of the Series B Preferred Stock each warrant to purchase one share of Company common stock at an exercise price per share equal to $2.25, and one warrant for each share of Company common stock issued upon conversion of the Series B Preferred Stock, each warrant to purchase one share of Company common stock at an exercise price per share equal to $2.70. All of the B Units are held by Stichting LTC, an entity controlled by Arch Hill Capital. The Amendment is subject to the B Unitholders providing indirectly (through introducing third party investors to LTC) or directly debt or equity capital to the Company of not less than $2,000,000 on or after the date of the Amendment and no later than December 31, 2005 on terms acceptable to the Company. In the event the capital is not provided by December 31, 2005, the Amendment shall be void on such date. As a condition of the Amendment, the Company received from its financial advisor, an opinion that the Amendment is fair from a financial point of view to its equityholders. After the Amendment, the B Units have the same terms as the A Units. (see Note 10).

STANDBY EQUITY DISTRIBUTION AGREEMENT

On March 11, 2005, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital pursuant to which it may, at its discretion, periodically sell to Cornell Capital shares of Company common stock for a total purchase price of up to $15,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital will pay the Company 98% of the lowest volume weighted average price of Company common stock as quoted by on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the date we deliver a notice requiring Cornell Capital to purchase Company shares under the Standby Equity Distribution Agreement.

Cornell Capital Partner’s obligation to purchase shares of Company common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including the Company obtaining an effective registration statement for shares of common stock sold under the Standby Equity Distribution Agreement (the “Registration Statement”) and is limited to $200,000 per weekly advance and $800,000 per 30 days.

The commitment period under the Standby Equity Distribution Agreement commences on the earlier to occur of (i) the date that the Registration Statement is declared effective by the Securities and Exchange Commission, or (ii) such earlier date as the Company and Cornell Capital may mutually agree in writing.

MARCH 2005 DEBENTURE FINANCING

On March 11, 2005, the Company entered into a Debenture Purchase Agreement with an investor, pursuant to which the Company issued debentures in the principal amount of $2,500,000. The debentures accrue interest at 12% per year and are repayable in 10 equal monthly installments with accrued interest commencing July 15, 2005 and ending April 15, 2006.

In connection with the Debenture Purchase Agreement, the Company entered into an Escrow Agreement under which put notices under the Standby Equity Distribution Agreement were deposited and certain monies received under that agreement will be received and forwarded to the debentureholder. Ten monthly put notices are held in escrow, each in the amount of $250,000 commencing July 2005 and ending April 2006. $250,000 per month being funded under the Standby Equity Distribution Agreement to the Company is to be delivered to the escrow account and be used to repay the debenture if the Company does not repay the debenture from other sources of capital.

BRIDGEHEAD AGREEMENT

On May 6, 2005, the Company entered into an agreement extending the June 1, 2004 services agreement with Bridgehead Partners from January 1, 2005 until May 31, 2005. (see Note 10.) Pursuant to the extension of the Bridgehead Partners services agreement the Company will pay a $15,000 per month retainer and $35,000 of the performance bonus payable under the original services agreement, and will issue five year fully vested warrants for 200,000 shares of Company common stock with an exercise price of $0.064. As of May 6, 2005 Bridgehead Partners also vested in the second tranche (50,000 shares) of warrants from the original services agreement.

LITHIUM TECHNOLOGY CORPORATION AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2005 (Unaudited)	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$53,000	$240,000
Accounts receivable	292,000	121,000
Inventories	604,000	141,000
Related party receivable	—	187,000
Prepaid expenses and other current assets	571,000	725,000

Total current assets	1,520,000	1,414,000
Property and equipment, net	5,542,000	6,461,000
Intangibles, net	7,590,000	8,416,000
Other assets	21,000	237,000

Total assets	$14,673,000	$16,528,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$2,546,000	$2,750,000
Accrued salaries	281,000	511,000
Current portion of long term debt	3,086,000	750,000
Payable to related party	159,000	—
Other current liabilities and accrued expenses	1,970,000	1,390,000

Total current liabilities	8,042,000	5,401,000
LONG-TERM LIABILITIES, LESS CURRENT PORTION
Subordinated loans from related party	7,346,000	5,684,000
Other long-term liabilities, less current portion	3,491,000	9,552,000
Convertible debt securities	357,000	1,859,000

Total long-term liabilities	11,194,000	17,095,000

Total liabilities	19,236,000	22,496,000
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT
Preferred stock, par value $0.01 per share, Authorized – 100,000 shares; Issued and outstanding: none	—	—
Preferred stock A, par value $1.00 per share, authorized, issued and outstanding: 1,000 shares	1,000,000	3,473,000
Preferred stock B, par value $1.00 per share, authorized, issued and outstanding: 0 shares	—	1,840,000
12% convertible debentures	1,059,000	—
Common stock, par value $.01 per share, Authorized – 125,000,000 shares; Issued and outstanding: 266,335,979 and 53,923,964 shares	2,663,000	540,000
Additional paid-in capital	68,224,000	50,105,000
Cumulative translation adjustments	(4,921,000)	(5,816,000)
Accumulated deficit	(200,000)	(200,000)
Deficit accumulated during development stage	(72,388,000)	(55,910,000)

Total stockholders’ deficit	(4,563,000)	(5,968,000)

Total liabilities and stockholders’ deficit	$14,673,000	$16,528,000

See accompanying notes to consolidated financial statements.

LITHIUM TECHNOLOGY CORPORATION AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,		PERIOD FROM FEBRUARY 12, 1999 (INCEPTION OF DEVELOPMENT STAGE) TO SEPTEMBER 30, 2005
	2005	2004	2005	2004
REVENUES
Development contracts and prototype sales	$376,000	$93,000	$1,233,000	$424,000	$2,350,000

COSTS AND EXPENSES
Cost of goods sold	314,000	—	1,471,000	—	1,471,000
Engineering, research and development	506,000	1,300,000	2,067,000	4,208,000	20,972,000
General and administrative	1,390,000	1,024,000	3,830,000	3,124,000	17,413,000
Sales and marketing	13,000	—	412,000	—	412,000
Depreciation and amortization	505,000	442,000	1,377,000	1,383,000	11,431,000
Intangibles expensed	—	—	—	—	3,700,000
Loss (gain) on sale of assets	—	—	—	(4,000)	108,000

	2,728,000	2,766,000	9,157,000	8,711,000	55,507,000
OTHER INCOME (EXPENSE)
Foreign government subsidies	—	95,000	58,000	430,000	2,900,000
Interest expense, net of interest income	(630,000)	(1,163,000)	(1,923,000)	(2,144,000)	(9,276,000)
Interest expense related to beneficial conversion	(842,000)	(765,000)	(2,670,000)	(1,640,000)	(5,055,000)

	(1,472,000)	(1,833,000)	(4,535,000)	(3,354,000)	(11,431,000)

NET LOSS	$(3,824,000)	$(4,506,000)	$(12,459,000)	$(11,641,000)	$(64,588,000)

Charge for embedded derivatives, warrants and beneficial conversion, preferred shares	(1,987,000)	(556,000)	(3,518,000)	(556,000)	(7,173,000)
Dividends on preferred shares	(267,000)	—	(501,000)	—	(627,000)

NET LOSS TO COMMON SHAREHOLDERS	(6,078,000)	(5,062,000)	(16,478,000)	(12,197,000)	(72,388,000)
OTHER COMPREHENSIVE INCOME (LOSS)
Currency translation adjustments	(57,000)	(733,000)	895,000	436,000	(4,921,000)

COMPREHENSIVE LOSS	$(6,135,000)	$(5,795,000)	$(15,583,000)	$(11,761,000)	$(77,309,000)

Weighted average number of common shares outstanding:	194,561,166	39,430,742	142,826,361	28,496,047

Basic and diluted net loss per share:	$(0.03)	$(0.13)	$(0.12)	$(0.43)

See accompanying notes to consolidated financial statements.

LITHIUM TECHNOLOGY CORPORATION AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(UNAUDITED)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	12% Convertible Debentures	Cumulative Translation Adjustment	Accum- ulated Deficit	Deficit Accumulated During Development	Total Stockholders Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance At December 21, 2004	5,644,000	$5,313,000	53,923,964	$540,000	$50,105,000	—	$(5,816,000)	$(200,000)	$(55,910,000)	$(5,968,000)
Issuance of series A convertible preferred stock and related charge for imbedded derivative	476,000	476,000							(140,000)	336,000
Conversion of series A convertible preferred stock to series A convertible 8% Notes	(2,705,000)	(2,705,000)								(2,705,000)
Conversion of series B convertible preferred stock to series B 8% Notes	(1,840,000)	(1,840,000)								(1,840,000)
Charge for imbedded derivative as a result of amendment of series B 8% Notes									(460,000)	(460,000)
Charge for warrants issued as compensation to a broker-dealer for series A and series B convertible preferred stock		331,000							(331,000)	—
Stock issued upon conversion of series A convertible preferred stock	(575,000)	(575,000)	4,737,619	47,000	673,000					145,000
Stock issued upon conversion of series A 8% notes			54,100,000	541,000	3,090,000					3,631,000
Stock issued for interest on conversion of Series A 8% notes			3,402,198	34,000	169,000					203,000
Stock issued upon conversion of series B 8% notes		36,800,000	368,000	1,932,000						2,300,000
Stock issued for interest on conversion of Series B 8% notes			2,710,100	27,000	167,000					194,000
Charge for warrants issued upon conversion of series A and B 8% notes and convertible preferred stock					2,534,000				(2,534,000)	—
Stock issued for conversion of January 2004 10% Debentures			41,828,376	418,000	2,536,000					2,954,000
Stock issued for conversion of April 2004 10% Debentures			40,000,000	400,000	5,404,000					5,804,000
Stock issued for interest on conversion of April 2004 10% Debentures			2,619,178	26,000	170,000					196,000
Charge for imbedded derivative related to 2005 Private Placement Units									(53,000)	(53,000)
Stock issued for conversion of 2005 Private Placement Units (8% Debenture)			5,020,000	50,000	253,000					303,000
Stock issued for interest on 8% Debenture			1,198
Warrants issued for services					241,000					241,000
Issuance of 12% Convertible Debenture and related deemed dividend for imbedded derivative					405,000	759,000				1,164,000
Deemed dividend on 12% Convertible Debenture						300,000			(300,000)	—
Dividend on convertible preferred stock									(201,000)	(201,000)
Issuance of common stock per equity distribution agreement			18,204,601	182,000	618,000					800,000
Stock issued to broker-dealer as compensation for equity distribution agreement			2,988,745	30,000	300,000					330,000
Equity issuance costs related to equity distribution agreement					(373,000)					(373,000)
Foreign currency translation adjustments							895,000			895,000
Net loss									(12,459,000)	(12,459,000)

	1,000,000	$1,000,000	266,335,979	$2,663,000	$68,224,000	$1,059,000	$(4,921,000)	$(200,000)	$(72,388,000)	$(4,563,000)

See accompanying notes to consolidated financial statements.

LITHIUM TECHNOLOGY CORPORATION AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	NINE MONTHS ENDED SEPTEMBER 30		PERIOD FROM FEBRUARY 12, 1999 (INCEPTION OF DEVELOPMENT STAGE) TO SEPTEMBER 30, 2005
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(12,459,000)	$(11,641,000)	$(64,588,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,377,000	1,383,000	11,432,000
Stock issued for services provided	330,000	—	330,000
Warrants issued for services provided	241,000	—	241,000
In-process research and development expensed	—	—	3,700,000
(Gain) Loss on sale of assets	—	(4,000)	107,000
Non cash financing and interest charges	4,430,000	3,592,000	12,394,000
Change in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(171,000)	(39,000)	(292,000)
Accounts receivable, related parties	187,000	—	187,000
Inventories	(463,000)	19,000	(571,000)
Prepaid expenses and other current assets	154,000	(126,000)	(181,000)
Accounts payable and accrued expenses	146,000	1,586,000	4,080,000

Net cash used in operating activities	(6,228,000)	(5,230,000)	(33,161,000)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(313,000)	(812,000)	(4,903,000)
Investment in intangibles	(12,000)	(36,000)	(286,000)
Cash received in connection with Share Exchanges	—	—	20,000
Deposit on equipment	(145,000)	—	(371,000)
Proceeds from sale of assets	—	4,000	154,000

Net cash used in investing activities	(470,000)	(844,000)	(5,386,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of loans from financial institutions	(422,000)	(328,000)	(2,549,000)
Proceeds of silent partnership loans	—	—	102,000
Proceeds (repayments) from related party loans	—	—	16,908,000
Proceeds from 10% convertible debentures, net of cost of issue	—	1,686,000	1,686,000
Proceeds from 12% convertible debentures, net of cost of issue	1,164,000	—	1,164,000
Proceeds from 12% debentures	2,500,000	—	2,500,000
Proceeds from series A & B units, net of cost of issue	476,000	432,000	4,026,000
Proceeds from sale of 2005 units	298,000	—	298,000
Proceeds from sale of common stock	758,000	—	758,000
Proceeds received from bridge notes	310,000	—	310,000
Proceeds received from non-convertible promissory notes from related party	1,427,000	4,223,000	13,387,000

Net cash provided by financing activities	6,553,000	6,013,000	38,631,000

Effect of exchange rate changes on cash	—	(3,000)	8,000

Net increase (decrease) in cash and cash equivalents	(187,000)	(64,000)	50,000
Cash and cash equivalents, beginning of period	240,000	127,000	3,000

Cash and cash equivalents, end of period	$53,000	$63,000	$53,000

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$—	$192,000	$678,000
Conversion of convertible debt into common stock	2,175,000	33,546,000	37,927,000
Conversion of convertible debt into preferred stock subject to rescission	—	3,545,000	3,545,000
Stock issued for services	330,000	—	415,000
Stock issued as dividend on convertible preferred stock	—	—	126,000
Warrants issued for services	241,000	—	536,000
Conversion bridge notes to debentures	—	—	3,000,000
Conversion of A and B units into common stock	4,545,000	—	4,545,000
Conversion of January 2004 debentures into common stock	4,604,000	—	4,604,000
Capital contribution by affiliate of Arch Hill in lieu of debt payment	—	—	1,734,000
Exchange of preferred stock for convertible debentures	4,545,000	—	4,545,000
Stock issued for interest	397,000	—	397,000
Stock issued for conversion of 8% convertible debentures	251,000	—	251,000

See accompanying notes to consolidated financial statements.

LITHIUM TECHNOLOGY CORPORATION

AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and rules and regulations of the Securities and Exchange Commission (the “SEC”) applicable to interim periods. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. These financial statements should be read in conjunction with the Company’s audited financial statements included in the Company’s Annual Report on Form 10-KSB filed with the SEC for the year ended December 31, 2004. Operating results for three and nine months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005 or any interim period.

NOTE 2—ORGANIZATION, BUSINESS OF THE COMPANY AND RECENT DEVELOPMENTS

Lithium Technology Corporation (“LTC” or the “Company”) is engaged in continuing contract development and small volume production, in both the United States and Germany, of large format lithium-ion rechargeable batteries to be used as new power sources in emerging advanced applications in the national security, transportation and stationary power markets. With the continuing interest in higher energy density, lighter weight, smaller volume, longer operational life and greater cost effectiveness, lithium batteries are clearly the technology of choice with new applications in these markets.

In 2002, LTC closed share exchanges in which LTC acquired ownership of 100% of GAIA Holding B.V. (“GAIA Holding”) from Arch Hill Ventures, N.V., a private company limited by shares, incorporated under the laws of the Netherlands (“Arch Hill Ventures”), which is controlled by Arch Hill Capital N.V. (“Arch Hill Capital”), a private company limited by shares, incorporated under the laws of the Netherlands (the “Share Exchanges”). In November 2004, Arch Hill Capital and Arch Hill Ventures transferred all LTC securities owned by such entities to Stichting Gemeenschappelijk Bezit GAIA (“Stichting GAIA”) and Stichting Gemeenschappelijk Bezit LTC (“Stichting LTC”), entities controlled by Arch Hill Capital.

Subsequent to the Share Exchanges, Arch Hill Capital effectively controls LTC. As a result, the Share Exchanges have been accounted for as a reverse acquisition, whereby for financial reporting purposes, GAIA Holding is considered the acquiring company. Hence, the historical financial statements of GAIA Holding became the historical financial statements of the Company and include the results of operations of LTC only from the acquisition date of October 4, 2002.

GAIA Holding, a private limited liability company incorporated under the laws of the Netherlands, is the 100% beneficial owner of GAIA Akkumulatorenwerke GmbH (“GAIA”). GAIA Holding was incorporated in 1990 and only had limited operations until the acquisition of GAIA on February 12, 1999 (inception of development stage). GAIA is a private limited liability company incorporated under the laws of Germany. GAIA Holding’s ownership interest in GAIA is held through certain trust arrangements. (See Note 3).

The date of inception of the Company’s development stage is February 12, 1999. Prior to inception of development stage activities, the Company incurred accumulated losses of $200,000, and these losses have been segregated from the Company’s deficit accumulated during the development stage in the consolidated financial statements. The Company considers itself to have one operating segment.

NOTE 3—SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or classification of liabilities that might be necessary should the Company be unable to operate in the normal course of business.

GAIA Holding is the beneficial owner of all of the issued and outstanding shares of GAIA. Legal ownership of the outstanding shares of GAIA are held pursuant to certain Dutch and German trust agreements by two Netherlands entities (the “Nominal Stockholders”) for the risk and account of GAIA Holding. Based on the Dutch and German trust agreements, the Nominal Stockholders are obligated to transfer the legal ownership of the shares in GAIA without any further payments to GAIA Holding. Pursuant to the trust agreements, GAIA Holding has the right to vote the shares of GAIA held by the Nominal Stockholders. The results of GAIA are included in the results of GAIA Holding as of the date of acquisition.

ESTIMATES AND UNCERTAINTIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“generally accepted accounting principles”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from these estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, assumptions and methods used to estimate fair value of the Company’s financial instruments are made in accordance with the requirements of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” The Company has used available information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and short-term notes payable approximate fair value due to the short-term nature of the instruments.

Long-term liabilities are comprised of the loans from financial institutions, related party loans and other long-term loans. The Company’s long-term loans from financial institutions and other long-term loans approximate fair value.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investment instruments purchased with an initial remaining maturity of three months or less to be cash equivalents.

INVENTORIES

Inventories primarily include raw materials and auxiliary materials required for the production process. Inventories are valued at the lower of cost or net realizable value. The cost of inventories is determined by using the weighted average method. Cost elements included in inventories comprise all costs of purchase and other costs incurred to bring the inventories to their present location and condition.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and primarily consist of buildings, technical and lab equipment, furniture and office equipment and leasehold improvements. In the period assets are retired or otherwise disposed of, the costs and accumulated depreciation are removed from the accounts, and any gain or loss on disposal is included in results of operations. Property and equipment are depreciated using the straight-line method over their estimated useful lives as follows:

Buildings	25 years
Technical and laboratory equipment	7-14 years
Office equipment and other	1-5 years

INTANGIBLES

Intangibles consist of amounts capitalized by GAIA for patents, which are recorded at cost and are amortized using the straight-line method over their estimated useful lives of 13 to 17 years commencing upon final approval by the foreign regulatory body. Intangibles also include amounts relating to the core patented technology of LTC, as determined by an independent valuation, in connection with the allocation of the purchase price resulting from the Share Exchanges. These intangibles are being amortized using the straight-line method over their estimated useful lives of 12 years commencing October 4, 2002.

LONG-LIVED ASSETS

The Company periodically evaluates the carrying value of long-lived assets when events and circumstances indicate the carrying amounts may not be recoverable. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows expected to result from the use and eventual disposition from such assets are less than the carrying value. If the sum of the expected cash flows (undiscounted and without finance charges) is less than the carrying amount of the asset, the Company recognizes an impairment loss on the asset. In that event, a loss is recognized for the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined by quoted market prices in active markets, if available, or by using the anticipated cash flows discounted at a rate commensurate with the risks involved.

INCOME TAXES

Deferred tax assets and liabilities are computed for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

REVENUES

The Company performs certain research and development for other companies and sells prototypes to third parties. Revenue is recognized as services are rendered or products are delivered, the price to the buyer is fixed and determinable, and collectibility is reasonably assured.

OTHER INCOME

The Company receives subsidies from foreign governmental agencies to reimburse the Company for certain research and development expenditures. Subsidies are recorded as other income.

FOREIGN CURRENCY TRANSLATION

The functional currency for foreign operations is the local currency. For these foreign entities, the Company translates assets and liabilities at end-of-period exchange rates. The Company records these translation adjustments in cumulative other comprehensive income (loss), a separate component of equity in the consolidated balance sheet. For revenues, expenses, gains and losses, the weighted average exchange rate for the period is used to translate those elements.

STOCK OPTIONS

In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 123, “Accounting for Stock-based Compensation” (SFAS No. 123), the Company has elected to account for stock option grants to employees using the intrinsic value based method prescribed by APB Opinion No. 25.

NET LOSS PER COMMON SHARE

The Company has presented net loss per common share pursuant to SFAS No. 128, “Earnings Per Share”. Net loss per common share is based upon the weighted average number of outstanding common shares. The Company has determined that the as-if converted common shares related to the preferred shares should be included in the weighted average shares outstanding for purposes of calculating basic earnings per share. These shares were converted to common stock in February 2004. The Company made such determination because: 1) Arch Hill Capital, which controls the Company, had the ability to authorize the necessary shares for conversion; 2) the preferred shares had no significant preferential rights above the common shares; and 3) the preferred shares would automatically convert at a later date upon proper share authorization. As a result, weighted average shares outstanding included in the calculation of basic and diluted net loss per common share for the nine months ended September 30, 2005 and 2004 was as follows:

	Three Months Ended September 30, 2005	Three Months Ended September 30, 2004	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Series A Preferred Stock	—	—	—	—
Common Stock	194,561,166	39,430,742	142,826,361	28,496,047

Total	194,561,166	39,430,742	142,826,361	28,496,047

Due to net losses in the three and nine months ended September 30, 2005 and 2004, the effect of the potential common shares resulting from convertible promissory notes payable, convertible debentures, stock options and warrants in those years was excluded, as the effect would have been anti-dilutive.

RECENT ACCOUNTING PRONOUNCEMENTS

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment”, which is a revision of SFAS No. 123 and supersedes APB Opinion 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. Pro forma disclosure of the income statement effects of share-based payments is no longer an alternative. SFAS No. 123(R) is effective for all stock-based awards granted on or after January 1, 2006. In addition, companies must also recognize compensation expense related to any awards that are not fully vested as of the effective date. Compensation expense for the unvested awards will be measured based on the fair value of the awards previously calculated in developing the pro forma disclosures in accordance with the provisions of SFAS No. 123. The impact on the results of operations of the Company will be dependent on the number of options granted and the fair value of those options.

On December 16, 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets”, which is an amendment to APB Opinion No. 29. It states that the exchanges on nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, SFAS No. 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetary assets that do not have “commercial substance”. SFAS No. 153 is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this Statement will not have an effect on the consolidated financial statements.

On November 24, 2004, FASB issued SFAS No. 151, “Inventory Costs”, which is an amendment to ARB No. 43, Chapter 4. It clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The FASB states that these costs should be expensed as incurred and not included in overhead. Further, SFAS No. 151 requires that allocation of fixed production overheads to conversion costs should be based on normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management believes the adoption of this Statement will not have an effect on the consolidated financial statements.

NOTE 4—OPERATING AND LIQUIDITY DIFFICULTIES AND MANAGEMENT’S PLANS

Over the past four years, the Company has refocused its unique extrusion-based manufacturing process, cell technology, large battery assembly expertise, and market activities to concentrate on large-format, high rate battery applications. The Company’s commercialization efforts are focused on applying its lithium-ion rechargeable batteries in the national security, transportation and stationary power markets.

The Company’s operating plan seeks to minimize its capital requirements, but commercialization of its battery technology will require additional capital. The Company expects that technology development and operating and production expenses will increase significantly as it continues to advance its battery technology and develop products for commercial applications.

The Company operations have been financed primarily through the use of proceeds from equity and debt financings, loans, including loans from Arch Hill Capital, Arch Hill Ventures and other related parties, loans from silent partners and bank borrowings secured by assets.

The Company has recently entered into a number of financing transactions and is continuing to seek other financing initiatives to meet its working capital needs and to complete its product commercialization process. See Notes 7, 8, 10 and 11. Such capital is expected to come from the sale of securities, including the sale of common stock under the Standby Equity Distribution Agreement. See Note 10. No assurance can be given that the Company will be successful in completing these or any other financings at the minimum level necessary to fund its capital equipment requirements, current operations or at all. If the Company is unsuccessful in completing these financings at such minimum level, it will not be able to fund its capital equipment requirements or current expenses or it will not be able to pursue its business strategy. Additional financing may not be available on terms favorable to the Company or at all.

NOTE 5—PROPERTY AND EQUIPMENT

Property and equipment at September 30, 2005 and December 31, 2004 is summarized as follows:

	September 30	December 31
Land and buildings	$2,665,000	$3,009,000
Technical and laboratory equipment	6,076,000	6,794,000
Assets under construction and equipment deposit	155,000	12,000
Office equipment and other	621,000	622,000

	9,517,000	10,437,000
Less: Accumulated depreciation and amortization	(3,975,000)	(3,976,000)

	$5,542,000	$6,461,000

Assets under construction at September 30, 2005 included equipment being constructed that was not yet placed into service.

NOTE 6—INTANGIBLES

Intangibles at September 30, 2005 and December 31, 2004 are summarized as follows:

	September 30	December 31
Patents	$10,143,000	$10,302,000
Less: Accumulated amortization	(2,553,000)	(1,886,000)

Total	$7,590,000	$8,416,000

Intangibles consist primarily of amounts relating to the core patented technology of LTC, as determined by an independent valuation, in connection with the allocation of the excess purchase price resulting from the Share Exchanges (see Note 2). Intangibles also include patents held by GAIA Holding.

Amortization expense on intangible assets was $668,000 and $836,000, respectively, in the nine months ended September 30, 2005 and the year ended December 31, 2004. Estimated future amortization expense on intangible assets for the next five years, at September 30, 2005, is approximately $840,000 per year.

NOTE 7—CONVERTIBLE DEBT SECURITIES

Convertible debt securities are comprised of bridge notes held by Arch Hill Capital and 8% Notes. As of September 30, 2005 all of the Series A Notes and Series B Notes were converted.

BRIDGE NOTES

The bridge notes were issued under a Bridge Financing Agreement, as amended, between LTC and Arch Hill Capital (the “Bridge Financing Agreement”). As of September 30, 2005, $310,000 of advances were outstanding under the LTC Bridge Financing Agreement. The Bridge Financing Agreement does not contain a maximum amount of funding that may be advanced under such Agreement. The amount of any additional notes provided will be related to the working capital advances made by Arch Hill Capital to the Company.

JANUARY 2004 10% CONVERTIBLE DEBENTURES

In January 2004, the Company issued to an investment group $2,000,000 of January 2004 debentures with attached warrants to purchase up to 1,000,000 shares of common stock. Interest payments on the January 2004 debentures are payable in common stock at a price equal to the conversion price of common stock as described below. As of September 30, 2005, $0 in principal of January 2004 debentures were outstanding and $206,000 in interest was due and payable in shares of common stock.

The warrants purchased by the January 2004 debenture holders entitle the January 2004 debenture holders to purchase 1,000,000 shares of LTC common stock at an exercise price of $2.00 per share. The warrants expire on January 20, 2009. The exercise price of the warrants is subject to reduction if the Company issues any rights, options or warrants to purchase shares of common stock at a price less than the market price of our shares as quoted on the OTC Bulletin Board, subject to certain exceptions and in connection with stock splits and similar events.

On May 5, 2004, the Company issued to the finder and affiliated persons in the January 2004 debenture financing warrants to purchase shares of LTC common stock pursuant to an investment banking services agreement. The warrants entitle the holders to purchase, in the aggregate, such number of shares of the common stock equal to 10% of the aggregate number of fully diluted and/or converted shares of common stock as are purchased by the January 2004 debenture holders. The exercise price per share of the warrants is equal to 110% of the effective per share price paid by the January 2004 debenture holders for the securities purchased by such debenture holders. On April 13, 2005, the Company terminated the investment banking services agreement with the finder for a payment of $80,000 and the finder agreed to remit all of the foregoing warrants and any additional warrants it would otherwise be entitled to under such agreement. The warrants were transferred to an investor who has provided financing to the Company and as of September 30, 2005, there was a total of 4,532,836 of such warrants outstanding at exercise prices ranging from $0.66 to $0.024. The warrants are exercisable until January 20, 2009.

The conversion feature resulted in the debentures being issued with an embedded derivative. Accordingly, pursuant to FASB 133 Accounting for Derivative Instruments and Hedging Activities, the Company has recorded the entire $2,000,000 of the proceeds received to the liability for the derivative instrument based on the fair value of the embedded derivative. The $2,000,000 discount was recognized as interest over the two year life of the debentures and the unamortized balance was recognized at the conversion date.

During the fiscal year ended December 31, 2004, $526,100 of January 2004 debentures were converted into an aggregate of 3,500,000 shares of common stock at conversion prices ranging from $0.0858 to $0.60 per share. During the quarter ended March 31, 2005, $761,050 of January 2004 debentures were converted into an aggregate of 13,600,000 shares of common stock at conversion prices ranging from $0.0405 to $0.0766 per share. During the quarter ended June 30, 2005, $712,580 of January 2004 debentures were converted into an aggregate of 28,228,376 shares of common stock at conversion prices ranging from $0.0363 to $0.0221 per share. As of September 30, 2005, all January 2004 debentures had been converted to common stock.

8% NOTES

During the nine months ended September 30, 2005, the Company sold $298,000 of equity units (the “2005 Units”) in a private placement. Each 2005 Unit, with a purchase price of $1,000 per Unit, consists of a convertible promissory note in the principal amount of $1,000 (the “8% Notes”) and one warrant for each share of common stock issued upon conversion of the 8% Notes to purchase one-half share of Company common stock.

During the nine months ended September 30, 2005, $251,000 principal of 8% Notes were converted into an aggregate of 5,020,000 shares of common stock at a conversion price of $0.05 per share and 1,198 shares of common stock were issued to the convertible Noteholders for interest payable in shares. The converting Noteholders were issued warrants to purchase 2,510,000 shares of common stock in the aggregate, at $0.0675 per share. As of September 30, 2005, $47,000 in principal of 8% Notes were outstanding.

The 8% Notes are convertible at the election of the holder thereof, at any time commencing from and after their date of issuance and for a period of three years thereafter at a price equal to 85% of the average closing price of Company common stock on the OTC-BB for the 20 trading days immediately preceding the day upon which the Company receives a conversion notice from the Noteholder.

The 8% Notes are entitled to receive an 8% annual interest payment payable in shares of Company common stock. The per share exercise price of the warrant will be 135% of the conversion price of the 8% Notes. The 8% 2005 unitholders are subject to a lock-up on the sale of the Unitholders’ 2005 Unit securities until November 30, 2005.

The conversion feature resulted in the units being issued with an embedded derivative. Accordingly, the Company has recorded $53,000 of the proceeds received to the liability for the derivative instrument based on the fair value of the embedded derivative.

SERIES A NOTES AND SERIES B NOTES

From August 2004 through January 2005, the Company sold $7,902,000 of its securities in a private placement. The Company closed on the sale of $4,357,000 of A Units (“A Units”) for cash. The Company also issued 1,705 of A Units in exchange for $1,705,000 of outstanding debt and 1,840 of B Units (“B Units”) in exchange for $1,840,000 of outstanding debt, in each case held by Arch Hill Capital.

Each A Unit consists of: (i) one share of Company Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) or $1,000 in principal of Series A Convertible Notes convertible for a period of three years at a conversion price equal to 80% of the average closing price of Company common stock on the OTC Bulletin Board for the 20 trading days immediately preceding the day upon which the Company receives a conversion notice from the Series A Preferred/Noteholder (the “Series A Notes”) (together, the “Series A Preferred/Notes”); (ii) for each share of Company common stock issued upon conversion of the Series A Preferred/Notes, four year warrants to purchase  1/2 of a share of Company common stock at an exercise price per share equal to 125% of the conversion price of the Series A Preferred/Notes upon conversion of the shares of Series A Preferred/Notes by the stockholder (the “125% A Warrant”); and (iii) for each share of Company common stock issued upon conversion of the Series A Preferred/Notes, four year warrants to purchase  1/2 of a share of Company common stock at an exercise price per share equal to 150% of the conversion price of the Series A Preferred/Notes upon conversion of the shares of Series A Preferred/Notes by the stockholder (the “150% A Warrant”).

Each B Unit consists of: (i) one share of Company Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) or $1,000 in principal of Series B Convertible Notes convertible for a period of three years thereafter at a conversion price equal to 80% of the average closing price of Company common stock on the OTC Bulletin Board for the 20 trading days immediately preceding the day upon which the Company receives a conversion notice from the Series B Preferred/Noteholder (the “Series B Notes”) (together, the “Series B Preferred/Notes”); (ii) for each share of Company common stock issued upon conversion of the Series B Preferred/Notes, four year warrants to purchase  1/2 of a share of Company common stock at an exercise price per share equal to 125% of the conversion price of the Series B Preferred/Notes upon conversion of the shares of Series B Preferred/Notes by the stockholder (the “125% B Warrant”); and (iii) for each share of Company common stock issued upon conversion of the Series B Preferred/Notes, four year warrants to purchase one share of Company common stock at an exercise price per share equal to 150% of the conversion price of the Series B Preferred/Notes upon conversion of the shares of Series B Preferred/Notes by the stockholder (the “150% B Warrant”).

The Series A Notes and Series B Notes bear interest at 8% per annum payable in shares of Company common stock at the conversion price. During the nine months ended September 30, 2005 the Company issued approximately 6,112,298 shares of common stock to the converting Series A and Series B Noteholders for interest payable in shares.

During the fiscal year ended December 31, 2004, the holders of $1,797,000 principal of Series A Notes converted $1,782,000 of such notes into an aggregate of 10,761,660 shares of Company common stock at conversion prices ranging from $.15 to $.23 per share. During the nine months ended September 30, 2005, the holders of $575,000 of Series A Preferred Stock and the holders of $2,705,000 of 8% Series A Notes converted all of such notes into an aggregate of 58,837,619 shares of company common stock at conversion prices ranging from $0.05 to $0.23 per share. One holder of $1,000,000 of Series A Units acquired 1,000 shares of Series A Preferred Stock (see Note 10). The holders of 1,840 B Units exchanged the right to receive Series B Preferred Stock into $1,840,000 principal of the Series B Notes which were converted into 36,800,000 shares of common stock. As of September 30, 2005 no Series A or B Notes were outstanding.

As of September 30, 2005, the 125% A Warrants were exercisable for 42,257,349 shares at exercise prices ranging from $0.0625 to $0.2875, the 150% A Warrants were excisable for 42,257,349 shares at exercise prices ranging from $0.075 to $0.345 and 18,400,000 125% B Warrants at an exercise price of $0.0625 and 18,400,000 150% B Warrants at an exercise price of $0.075 were exercisable. The Company recorded charges associated with these Warrants during the nine months ended September 30, 2005 in the amount of $2,534,000 at the fair value of these Warrants using the Black Scholes method.

The broker-dealer in the A and B Unit financing received as additional commission four year warrants to purchase 948,838 shares of Company common stock at prices ranging from $0.165 to $0.693 per share. The Company recorded a charge of approximately $331,000 as it related to the issuance of these shares in 2005.

NOTE 8—LONG-TERM DEBT

	September 30, 2005	December 31, 2004
Long-term debt is summarized as follows:
Convertible debt securities (Note 7)	$357,000	$1,859,000
Derivative liability	1,000	5,410,000
Loans from financial institutions	1,745,000	2,254,000
Debentures	2,500,000	—
Subordinated loans from related party	7,346,000	5,684,000
Silent partnership loans	2,331,000	2,638,000

	$14,280,000	$17,875,000
Less: Current maturities	(3,086,000)	(750,000)

	$11,194,000	$17,095,000

DERIVATIVE LIABILITY

At December 31, 2004, the derivative liability represented the fair value of the variable conversion features in the January 2004 10% Convertible Debentures ($1,480,000), the Series A Notes ($930,000) and the April 2004 10% Convertible Debenture ($3,000,000). During the nine months ended September 30, 2005, the derivative liability was increased in connection with the sale of $476,000 of A Units, the amendment of the B Units in the second quarter, and the sale of $298,999 of 8% Notes by $140,000, $460,000 and $53,000, respectively. As a result of the conversion of all the January 2004 10% Convertible Debentures, the Series A and Series B Units, the April 2004

10% Convertible Debentures and $251,000 of the 8% Notes, $6,062,000 of the derivative liability has been reclassified to additional paid in capital.

LOANS FROM FINANCIAL INSTITUTIONS

GAIA has two loans from financial institutions that are collateralized by the following assets of GAIA: (i) land and buildings in an amount up to $1,140,000 and (ii) machinery, equipment and patents in an amount of $2,436,000 as collateral for the mortgage loan. The loans bear interest between 5.75% and 6.75% per annum and are scheduled to be repaid by December 31, 2014.

SUBORDINATED LOANS FROM RELATED PARTY

GAIA has received subordinated loans from Arch Hill Ventures, a related party. The loans bear cumulative interest at 6% per annum. Under the subordinated loan agreement (the “Subordinated Loan Agreement”) terms, the loans can be called when GAIA does not have negative stockholders’ equity. The loans are subordinated to all other creditors of GAIA. Approximately $4.1 million of these loans were exchanged into Company securities subsequent to September 30, 2005. (See Note 11)

SILENT PARTNERSHIP LOANS-NON-RELATED PARTIES

Two other parties have provided silent partnership loans to GAIA which remain outstanding at September 30, 2005. Frankendael Participatiemaatschappij N.V. (“Frankendael”) has provided a partnership loan of $481,000, which bears interest at 6% per annum. Technologie-Beteiligungs-Gesellschaft GmbH der Deutschen Ausgleichsbank (“TBG”) has provided a partnership loan of $1,850,000, which bears interest at 6% per annum. GAIA is not required to pay the interest under the Frankendael Partnership Agreement until GAIA has generated an accumulated profit amounting to $4,627,000. The total amount payable to Frankendael and TBG under the Partnership Agreements at September 30, 2005 is $2,331,000.

Frankendael and TBG are entitled to receive an annual 12% share in profits related to its contributions under the Frankendael Partnership Agreement and the TBG Partnership Agreement. The 12% share in profits under the Frankendael Partnership Agreement is not payable until GAIA has generated an accumulated profit amounting to $4,627,000. The TBG Partnership Agreement provides that should GAIA receive additional injections of capital in the course of further financing rounds, TBG shall adjust its profit sharing to the capital ratio applicable at such time. Management believes that based upon subsequent equity received by GAIA that the present profit sharing that TBG is entitled to under the Agreement is approximately 4.4%. Management further believes that it is unlikely that Frankendael or TBG will receive any profit sharing under the Partnership Agreement at any time in the near future.

From March 8, 2005 under the TBG Partnership Agreement, TBG is entitled to demand a non-recurrent remuneration of 30% of the amount invested plus 6% of the amount invested at the end of the period of participation for each year after the expiration of the fifth full year of participation under certain circumstances relating to the economic condition of GAIA.

The Frankendael Partnership Agreement and the TBG Partnership Agreement each terminates in December 2008, unless terminated prior to such time for good cause as defined in the applicable partnership agreement.

The principal, accrued and unpaid interest, and unpaid profits, if any, are due on the termination of the Frankendael Partnership Agreement and the TBG Partnership Agreement.

MARCH 2005 DEBENTURE

On March 11, 2005, the Company issued debentures in the principal amount of $2,500,000. The debentures accrue interest at 12% per year and are repayable in 10 equal monthly installments with accrued interest commencing, as amended, September 15, 2005 and ending June 15, 2006. In connection therewith, the Company entered into an Escrow Agreement under which put notices under the Standby Equity Distribution Agreement were deposited and certain monies received under that agreement will be received and forwarded to the debentureholder. Ten monthly put notices are held in escrow, each in the amount of $250,000. $250,000 per month being funded under the Standby Equity Distribution Agreement to the Company is to be delivered to the escrow account and be used to repay the debenture if the Company does not repay the debenture from other sources of capital. In October 2005, the Company paid $500,000 of the principal down on the debenture.

NOTE 9—COMMITMENTS AND CONTINGENCIES

CONSULTING AND EMPLOYMENT AGREEMENTS

On June 20, 2005, the Board approved an increase in the annual salary of Dr. Andrew J. Manning to $275,000, retroactive to January 1, 2005.

On June 20, 2005, the Board approved the appointment of William F. Hackett as the Chief Financial Officer of the Company at an annual salary of $275,000 with a signing bonus of $50,000 and an annual discretionary bonus of up to 25% of Mr. Hackett’s salary (with a minimum of $34,375 for 2005).

Dr. Klaus Brandt serves as the Managing Director of GAIA pursuant to an agreement which provides for an annual salary of €170,000 ($205,000) from April 1, 2005 through December 31, 2007.

NOTE 10—STOCKHOLDER’S EQUITY

AMENDMENT OF CERTIFICATE OF INCORPORATION

On July 28, 2005, the Company filed an Amendment to its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, to increase the number of authorized shares of the Company’s common stock to 750 million shares and preferred stock to 100 million shares. Of the 100 million authorized shares of preferred stock, the Company designated 1,000 shares as Series A Convertible Preferred Stock, which the Company delivered to an investor in the private placement of A Units which concluded in January 2005 (see Note 7). On July 29, 2005, the Company filed a Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to reflect in one document all of the changes to the Company’s Certificate of Incorporation as amended through July 28, 2005.

SERIES A PREFERRED STOCK

The Company has authorized and outstanding 1,000 shares of Series A Preferred Stock, which were issued on August 1, 2005. The shares of Series A Preferred Stock are entitled to receive an 8% annual cumulative dividend payable in shares of Company common stock at the conversion price of the stock.

The Series A Preferred Stock is convertible at the election of the holder thereof, at any time until November 19, 2007 at a conversion price equal to 80% of the average closing price of Company common stock on the OTC Bulletin Board for the 20 trading days immediately preceding the day upon which the Company receives a conversion notice from the Series A Preferred Stockholder. The Series A Preferred Stock will be automatically converted into Company common stock on November 19, 2007 if not converted by the holder prior to that date.

APRIL 2004 10% CONVERTIBLE DEBENTURES

In April 2004 the Company issued $3,000,000 of debentures (“April 2004 Debentures”) in the April 2004 Debt Exchange. In December 2004, $3,000,000 of April 2004 Debentures and accrued and unpaid interest were converted into 42,619,178 shares of common stock of which 11,000,000 shares of Company common stock were delivered on May 31, 2005, and the balance of 31,619,178 shares were delivered on August 1, 2005. As a result, the Company recorded the conversion of $825,000 and $2,175,000 of the debentures during the second and third quarters 2005, respectively.

The April 2004 debentures were convertible at any time at the option of the holder into shares of Company common stock at the lesser of 50% of the average of the lowest three trading prices of Company common stock for the twenty trading days ending one trading day prior to the date the Company receives a conversion notice from a 10% debenture holder; or a fixed conversion price of $2.00. This conversion formula resulted in the debentures being issued with an embedded derivative. Accordingly, pursuant to FASB 133 “Accounting for Derivative Instruments and Hedging Activities”, the Company has recorded the entire $3,000,000 to the derivative instrument based on the fair value of the embedded derivative. The $3,000,000 discount is being recognized as interest over the two year life of the debentures or conversion date whichever is earlier.

In connection with the April 2004 debentures, the Company issued warrants to purchase 1,500,000 shares of Company common stock at an exercise price of $2.00 per share and warrants to purchase 10,500,000 shares of Company common stock at $2.40 per share. The warrants expire on April 13, 2009. The exercise price of the warrants is subject to reduction if the Company issues any rights, options or warrants to purchase shares of Company common stock at a price less than the market price of Company shares as quoted on the OTC Bulletin Board, subject to certain exceptions.

12% CONVERTIBLE DEBENTURES

On June 9, 2005, the Company entered into a Debenture Purchase Agreement with an investor, pursuant to which the Company issued $1,200,000 of convertible debentures and $150,000 of convertible debentures as compensation for the transaction (together, the “12% Debentures”). The 12% Debentures have a two year term and accrue interest at 12% per year payable in arrears in shares of Company stock at the conversion price at conversion or maturity.

Commencing on December 9, 2005 until June 9, 2007, the 12% Debentures are convertible at the option of the holder into shares of Company common stock at a conversion price equal to $0.05 per share. The 12% Debentures are not repayable in cash and will be automatically converted into shares of Company common stock at maturity at the conversion price. In no event is the holder entitled to convert the debentures for a number of shares of Company common stock in excess of that number of shares of common stock which, upon giving effect to such conversion, would cause the aggregate number of shares of common stock beneficially owned by the holder and its affiliates to exceed 4.99% of the outstanding shares of Company common stock following such conversion (unless the holder provides the Company with sixty five (65) days prior written notice that this provision shall not apply). Since these debentures are not repayable in cash, they are reflected as equity (12% convertible debentures) in the financial statements of the Company.

The 12% Debenture holder received 4,532,836 warrants to purchase Company common stock at exercise prices ranging from $0.66 to $0.024 per share. The warrants were originally issued to the finder in the January 2004 debenture financing and subsequently transferred to the 12% Debenture holder. The warrants are exercisable until January 20, 2009.

The conversion feature resulted in the debentures being issued with an embedded beneficial conversion feature. Accordingly, the Company has recorded approximately $405,000 of the proceeds received to additional paid-in capital based on the fair value of the embedded beneficial conversion feature. The $405,000 discount will be recognized as a deemed dividend over the six month period to the earliest conversion date. Additionally, the discount related to the $150,000 of compensation plus $36,000 of fees and $30,000 of warrants issued in connection with issuing the debentures will be recognized as a deemed dividend over the two year life of the debentures or the conversion date, which ever is earlier.

STANDBY EQUITY DISTRIBUTION AGREEMENT

On March 11, 2005, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital pursuant to which it may, at its discretion, periodically sell to Cornell Capital shares of Company common stock for a total purchase price of up to $15,000,000. Subject to certain conditions, the Company is entitled to draw down under on the Standby Equity Distribution Agreement now that the common stock to be issued thereunder is registered with the Securities and Exchange Commission and the registration statement has been declared effective. The purchase price for the shares is equal to 98% of the lowest volume weighted average price of Company common stock for the five days following the date the Company delivers a notice requiring Cornell Capital to purchase Company shares under the Standby Equity Distribution Agreement. Cornell Capital is entitled to retain a fee at each advance of 5% of the gross proceeds.

Cornell Capital Partner’s obligation to purchase shares of Company common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including the Company maintaining an effective registration statement for shares of common stock sold under the Standby Equity Distribution Agreement and is limited to $200,000 per weekly advance and $800,000 per 30 days.

During the quarter ended September 30, 2005, the Company sold 18,204,601 shares of common stock to Cornell Capital for $800,000 in gross proceeds pursuant to the Standby Equity Distribution Agreement at prices ranging from $0.0304 to $0.0647 per share. Of such proceeds, the Company paid commitment fees to Cornell of 5% of the gross proceeds, or $40,000 in the aggregate and the Company paid structuring fees to Yorkville Advisors Management aggregating $2,000, with net proceeds to the Company of $758,000 from such sales.

Pursuant to the Standby Equity Distribution Agreement on March 11, 2005 the Company paid a commitment fee in shares of common stock of 2,922,078 shares (having a price of $0.11 per share or $320,000 in total as of the date of issuance). In addition, on March 11, 2005 the Company paid a placement fee of $10,000 in shares of common stock or 66,667 shares at $0.15 per share.

NOTE 11—SUBSEQUENT EVENTS

MARCH 2005 DEBENTURE

Subsequent to September 30, 2005, the Company repaid an aggregate of approximately $651,000 in interest and principal on the March 2005 Debentures. As of November 3, 2005, $2,000,000 in principal was outstanding on the March 2005 Debentures.

CORNELL CAPITAL CONVERTIBLE DEBENTURE

On October 7, 2005, the Company entered into a Securities Purchase Agreement with Cornell Capital pursuant to which the Company issued convertible debentures in the principal amount of $3,000,000. The debentures are convertible at the option of Cornell Capital any time up to maturity at a conversion price equal to $0.06 per share. The debentures have a one-year term and accrue interest at 8% per year. Interest and principal payments on the debenture commence on January 1, 2006 and end on October 1, 2006.

The Company can redeem the debentures upon three days prior written notice for any reason until January 5, 2006 with no prepayment premium and thereafter if the common stock is trading below the conversion price of $0.06 at the time of a prepayment notice. Upon a redemption after January 5, 2006 the Company must pay a prepayment premium of 15% of any amounts prepaid.

The Company entered into a Pledge and Escrow Agreement pursuant to which the Company agreed to issue to Cornell Capital shares of common stock in the event of default under the debenture as security for its obligations thereunder. The Company also granted Cornell Capital a security interest in the assets of LTC. In the event of default, Cornell Capital, in addition to any other remedies, may convert any or all of the outstanding principal of the debentures into common stock at a fixed conversion price equal to $0.0128 per share.

The Company agreed to prepare and file a registration statement under the Securities Act of 1933, as amended, that includes the shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants by January 5, 2006, and to ensure that such Registration Statement is declared effective by April 5, 2006.

Commissions to Cornell Capital in connection with this transaction included 7.5% cash compensation in the form of a discount to the purchase price of the debentures, or $225,000, and five-year warrants to purchase 20,000,000 shares of common stock at the following exercise prices: 10,000,000 at $0.06 per share, 5,000,000 at $0.07 per share and 5,000,000 at $0.10 per share. The Company also paid structuring fees to Yorkville Advisors Management of $10,000.

DEBT EXCHANGE

On October 21, 2005, pursuant to a Debt Exchange Agreement between the Company, GAIA Holding, GAIA, Arch Hill Capital and Arch Hill Ventures, the Company exchanged approximately $4.4 million of debt owed by GAIA to Arch Hill Ventures for LTC equity securities as described below (the “Debt Exchange”).

Tamarchco GmbH (“Tamarchco”), a 100% owned subsidiary of Arch Hill Ventures, has provided three silent partnership loans to GAIA consisting of €2,364,501 ($2,883,510) including interest through July 31, 2005 under the First Tamarchco Partnership Agreement (the “Tamarchco I Debt”), a €246,979 ($301,192) loan including interest through July 31, 2005 under the Second Tamarchco Partnership Agreement (the “Tamarchco II Debt”) and a €206,168 ($251,421) loan including interest through July 31, 2005 under the Third Tamarchco Partnership Agreement (the “Tamarchco III Debt”) (the three partnership agreements, the “Tamarchco Partnership Agreements”).

Tamarchco is entitled to receive an annual 4% share in profits related to its contributions under the First Tamarchco Agreement and an annual 12% share in profits related to its contribution under the Second and Third Tamarchco Agreements payable once GAIA has generated an accumulated profit amounting to $4,837,000. Tamarchco assigned to Arch Hill Ventures its right to repayment of the Tamarchco I Debt, Tamarchco II Debt and Tamarchco III Debt (together the “Tamarchco Debt”).

Frankendael Participatiemaatschappij N.V. (“Frankendael”) has provided a partnership loan to GAIA consisting of €547,078 ($667,162) including interest through July 31, 2005 (the “Frankendael Debt”). Frankendael is entitled to receive an annual 12% share in profits related to its contributions under the Frankendael Partnership Agreement payable once GAIA has generated an accumulated profit amounting to $4,627,000. Frankendael has assigned to Arch Hill Ventures its right to repayment of the Frankendael Debt.

In the Debt Exchange the Company issued to Arch Hill Ventures in exchange for the Tamarchco Debt, $3,436,123 of 10% convertible debentures and warrants to purchase 1,718,062 shares of common stock with an exercise price of $0.38 per share. As further consideration for the exchange of the Tamarchco Debt, Arch Hill Ventures agreed in the Debt Exchange Agreement to transfer to the Company its 100% ownership interest in Tamarchco.

In the Debt Exchange the Company issued to Arch Hill Ventures in exchange for the Frankendael Debt $667,162 of 10% convertible debentures and warrants to purchase 333,581 shares of common stock with an exercise price of $0.38 per share.

The Company owed interest in the amount of €251,937 ($307,237) to Arch Hill Ventures on debt previously exchanged for securities (the “Interest Due”). On October 21, 2005 in the Debt Exchange, the Company issued to Arch Hill Ventures in exchange for the Interest Due $307,237 convertible debentures and 153,619 warrants of common stock at an exercise price of $0.38 per share.

As a condition of the closing of the Debt Exchange, the Company received from its financial advisor, an opinion that the debt exchange is fair from a financial point of view to its stockholders.

The 10% convertible debentures issued to Arch Hill Ventures in the Debt Exchange (the “October 2005 debentures”) have a maturity date of October 21, 2007 at which time the principal amount and all accrued interest on the October 2005 debentures is due and payable. Interest payments on the October 2005 debentures are due and payable in cash quarterly, or at the option of Arch Hill Ventures, in our common stock at a price equal to the conversion price of common stock commencing December 31, 2005. The October 2005 debentures are convertible at any time at the option of the holder into shares of Company common stock at the lesser of $2.00 and the average of the lowest 3 intra-day trading prices during the 20 trading days immediately prior to the conversion date discounted by 50%.

The Company has the right to prepay all or a portion of the outstanding October 2005 debentures and accrued and unpaid interest upon prior written notice to the holders of the October 2005 debentures in an amount equal to 130% of principal and interest for prepayments occurring from October 21, 2005 through December 20, 2005 (60 days), 140% for prepayments of principal and interest occurring from December 20, 2005 through January 19, 2006 (61 – 90 days) or 150% for prepayment of principal and interest occurring on or after January 19, 2006 (91st day +).

The warrants are exercisable one year from issuance and thereafter only if the warrantholder has not sold any LTC equity securities within the prior six months and expire five years from the date of issuance. The warrants are subject to exercise price adjustments upon the occurrence of certain events including stock dividends, stock splits, mergers, reclassifications of stock or our recapitalization. The exercise price of the warrants is also subject to reduction if the Company issues any rights, options or warrants to purchase shares of its common stock at a price less than the market price of Common Stock as quoted on the OTC Bulletin Board.

On October 21, 2005 Arch Hill Ventures, which is controlled by Arch Hill Capital, transferred the right to receive the October 2005 debentures and warrants to Stichting Gemeenschappelijk Bezit LTC (“Stichting LTC”), which is also controlled by Arch Hill Capital.

On October 24, 2005, Stichting LTC delivered a conversion notice to the Company to convert all of the October 2005 debentures into Company Common Stock at a conversion price of $0.0167 per share, for a total of 264,103,114 shares of Common Stock. In lieu of delivering such shares of Common Stock which are currently pledged as security under the Cornell debenture or reserved for issuance under the Cornell SEDA, on November 14, 2005, the Company authorized the issuance of 100,000 shares of Series B Convertible Preferred Stock and issued such shares to Stichting LTC. The 100,000 shares of Series B Convertible Preferred Stock is convertible into an aggregate of 264,103,114 shares of Common Stock and has voting rights equal to 264,103,114 shares of Common Stock.

PROSPECTUS

539,108,376 Shares of Common Stock

LITHIUM TECHNOLOGY CORPORATION

                    , 2006

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Lithium Technology Corporation except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

•	except the common stock offered by this prospectus;

•	in any jurisdiction in which the offer or solicitation is not authorized;

•	in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

•	to any person to whom it is unlawful to make the offer or solicitation; or

•	to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

•	there have been no changes in the affairs of Lithium Technology Corporation after the date of this prospectus; or

•	the information contained in this prospectus is correct after the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”), Article V of LTC’s By-laws provides for the indemnification of an “authorized representative” of LTC (a) against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person, by reason of the fact that such person was or is an authorized representative of LTC, in connection with a threatened, pending or completed third party proceeding, whether civil or criminal, administrative or investigative, if such individual acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of LTC, and, if the action was a criminal proceeding, if such person had no reasonable cause to believe that such person’s conduct was unlawful; and (b) against expenses actually and reasonably incurred by such person in connection with the defense or settlement of a threatened, pending or completed corporate proceeding, by reason of the fact such person was or is an authorized representative of LTC, if such person acted under the standards set forth in section (a) above and if such person was not found liable to LTC (or if found liable, if a proper court found such person to be fairly and reasonably entitled to indemnification). LTC’s By-laws further provide for mandatory indemnification of authorized representatives of LTC who have been successful in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, against expenses actually and reasonably incurred in connection with such defense. An “authorized representative” of LTC includes a director, employee or agent of LTC, or a person serving at the request of LTC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

In addition, Article Ninth of LTC’s Certificate of Incorporation provides that, to the full extent that the DGCL permits the limitation or elimination of the liability of directors or officers of a corporation, directors of LTC shall not be personally liable to LTC or its stockholders for monetary damages. As a result of this provision, LTC and its stockholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

LTC carries directors’ and officers’ liability insurance covering losses up to $5,000,000 (subject to certain deductible amounts).

Item 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION[1]

Registration Fee - Securities and Exchange Commission	$1,356

Printing of Registration Statement, Prospectus, etc. [2]	$10,000

Accounting Services[2]	$20,000

Legal Fees[2]	$60,000

Miscellaneous[2]	$8,644

Total	$100,000

(1)	No portion of these expenses will be borne by selling stockholders.

(2)	Estimated.

Item 26.	RECENT SALES OF UNREGISTERED SECURITIES

Date of Sale	Title	Principal Amount or Shares	Price per Share	Nature of Transaction	Exemption Claimed(1)
December 6, 2005	12% Convertible Notes with 2,000,000 attached warrants	$400,000	N/A	Convertible Notes and Warrants issued to accredited investor in private placement. Notes are convertible at $0.50. Warrants are exercisable at $0.03 and expire on December 6, 2010.	§4(2) of the Securities Act

October 21, 2005	10% Convertible Debentures with 2,205,262 attached warrants	$4,410,522	N/A

Convertible Debentures and Warrants issued to accredited investor in exchange for debt forgiveness. Debentures are convertible at the lesser of $2.00 and the average of the lowest 3 intra-day trading prices during the 20 trading days immediately prior to the conversion date discounted by 50%.

Warrants are exercisable at $0.38 and expire on October 21, 2010.

					§4(2) of the Securities Act

October 12, 2005	Warrants	20,000,000	N/A

Warrants issued to Cornell Capital as commission for the 8% convertible debentures. Warrants are exercisable at the following prices per share and expire October 12, 2010:

10,000,000 at $.06;

5,000,000 at $.07;

and 5,000,000 at $.10.

					§4(2) of the Securities Act

October 12, 2005	8% Convertible Debenture	$3,000,000	$.06	Debentures issued to Cornell Capital. Debentures are convertible at $0.06 and have a maturity date of October 6, 2006.	§4(2) of the Securities Act

July 15, 2005	Warrants	5,960,000	N/A	Warrants issued to placement agent and affiliates for services rendered in connection with 2005 Unit Private Placement. Warrants are exercisable at $0.05 per share and expire July 15, 2009.	§4(2) of the Securities Act

May 18, 2005 – July 6, 2005	Units consisting of $1,000 of convertible notes and 1/2 warrant	$298,000	$1,000	Units issued to accredited investors. Warrants are exercisable at 135% of convertible note conversion price and expire June 1, 2009.	§4(2) of the Securities Act

June 9, 2005	12% convertible debenture	$150,000	N/A	Debentures issued to accredited investor as compensation. Debentures are convertible at $0.05 and automatically convert on June 9, 2008.	§4(2) of the Securities Act

June 9, 2005	12% convertible debenture	$1,200,000	N/A	Debentures issued to accredited investor. Debentures are convertible at $0.05 and automatically convert on June 9, 2008.	§4(2) of the Securities Act

May 31, 2005	Warrants	948,838	N/A	Warrants issued to placement agent and affiliates for services rendered in connection with A Unit Private Placement. Warrants are exercisable at prices ranging from $0.693 to $0.165 and expire December 31, 2008.	§4(2) of the Securities Act

May 6, 2005	Warrants	200,000	N/A	Warrants issued to accredited investor for services rendered. Warrants are exercisable at $0.064 per share and expire May 6, 2009.	§4(2) of the Securities Act

March 11, 2005	Common Stock	66,667	N/A	Shares issued to placement agent for services rendered in connection with standby equity distribution arrangement.	§4(2) of the Securities Act

March 11, 2005	Common Stock	2,922,078	N/A	Shares issued to accredited investor as compensation for standby equity distribution arrangement.	§4(2) of the Securities Act

August 30, 2004 – January 30, 2005	Units consisting of one share of Series A Preferred Stock/Notes and two 1/2 warrants	$6,062,000	$1,000	Units issued to accredited investors. Warrants are exercisable at 125% and 150% of preferred stock/note conversion price and expire four years from issuance.	§4(2) of the Securities Act

August 30, 2004	Units consisting of one share of Series B Preferred Stock/Notes and two warrants	$1,804,000	$1,000	Units issued to accredited investor in exchange for debt forgiveness. Warrants are exercisable at 125% and 150% of preferred stock conversion price and expire four years from issuance.	§4(2) of the Securities Act

June 1, 2004	Warrants	100,000	N/A	Warrants issued to accredited investor for services rendered. Warrants are exercisable at $1.91 per share and expire June 6, 2009.	§4(2) of the Securities Act

May 5, 2004	Warrants	4,532,836	N/A	Warrants issued to investment bankers for services rendered. Warrants are exercisable at prices ranging from $0.024 - $0.660 and expire on January 20, 2009.	§4(2) of the Securities Act

April 13, 2004	10% Convertible Debentures with 1,500,000 attached Warrants	$3,000,000	N/A

Convertible Debentures and Warrants issued to accredited investor in exchange for debt forgiveness. Debentures are convertible at the lesser of $2.00 and the average of the lowest 3 intra-day trading prices during the 20 trading days immediately prior to the conversion date discounted by 50%.

Warrants are exercisable at $2.00 and expire on April 13, 2009.

					§4(2) of the Securities Act

April 13, 2004	Common Stock	6,069,697	N/A	Shares issued to accredited investor in exchange for debt forgiveness.	§4(2) of the Securities Act

April 13, 2004	Warrants	10,500,000	N/A	Warrants issued to accredited investor in exchange for debt forgiveness. Warrants are exercisable at $2.40 per share and expire on April 13, 2009.	§4(2) of the Securities Act

April 13, 2004	Common Stock	21,001,453	N/A	Shares issued to accredited investor in exchange for debt forgiveness.	§4(2) of the Securities Act

March 15, 2004	Common Stock	36,144	N/A	Shares issued to consultant for services rendered.	§4(2) of the Securities Act

January 22, 2004	10% Convertible Debentures with 1,000,000 attached Warrants	$2,000,000	N/A	Private Placement. Warrants are exercisable at $2.00 and expire on January 22, 2009.	§4(2) of the Securities Act

(1)	All transactions described in Item 26 were, in the opinion of LTC, exempt from registration under the Securities Act by reason of Section 4(2) thereof, since the sale of such securities did not involve any public offering. Each person who purchased such securities represented that such shares were purchased for investment and not with a view to any distribution thereof. The purchasers of these securities were officers or directors of LTC or persons who were sophisticated in financial matters and had access to information about LTC and an opportunity to ask questions of the directors and officers of LTC.

Item 27.	EXHIBITS

Exhibit Number	Description of Document

3.1	Restated Certificate of Incorporation, effective as of July 29, 2005 (1)

3.2	Certificate of Designation for Series B Preferred (2)

3.3	By-Laws, as amended (3)

4.1	10% Convertible Debenture Due 2006 (4)

4.2	Form of Convertible Debenture dated as of April 13, 2004 between Lithium Technology Corporation and Arch Hill Capital NV (5)

4.3	Form of Convertible Note Issuable in Lieu of Series A Preferred Stock. (6)

4.6	Form of Unsecured 12% Debentures. (7)

4.7	Form of Convertible Debenture dated October 7, 2005 issued to Cornell Capital Partners, LP (2)

4.8	Form of Convertible Debenture dated October 21, 2005 to Stichting Gemeenschappelijk Bezit LTC (2)

4.9	Form of 15% Convertible Note dated December 6, 2005 +

4.10	Amendment No. 1 to Convertible Debenture dated January 31, 2006 +

5.0	Legal Opinion of Gallagher, Briody & Butler [To be filed by amendment]

10.1	1994 Stock Incentive Plan, as amended (8)

10.2	Directors Stock Option Plan (8)

10.3	1998 Stock Incentive Plan (9)

10.4	2002 Stock Incentive Plan (10)

10.5	Form of Stock Option Agreement relating to LTC’s 1994 Stock Incentive Plan, as amended (12)

10.6	Form of Stock Option Agreement relating to LTC’s Directors Stock Option Plan (8)

10.7	Form of Stock Option Agreement relating to LTC’s 1998 Stock Incentive Plan (10)

10.8	Form of Incentive Stock Option Agreement relating to LTC’s 2002 Stock Incentive Plan (10)

10.9	Form of Non-Qualified Incentive Stock Option Agreement relating to LTC’s 2002 Stock Incentive Plan [For Employees] (10)

10.10	Form of Non-Qualified Incentive Stock Option Agreement relating to LTC’s 2002 Stock Incentive Plan [For Consultants and Non-Employee Directors] (10)

10.11	Lease Agreement, dated July 22, 1994, between PMP Whitemarsh Associates and LTC and Addendum dated July 22, 1994 (11)

10.12	Third Amendment to Lease, dated March 2004, between PMP Whitemarsh Associates and LTC (5)

10.13	Bridge Financing Agreement, dated as of December 31, 2001, between LTC and Arch Hill Capital [Schedules and Exhibits omitted] (12)

10.14	Form of Warrant, dated October 4, 2002, issued to principals of Colebrooke Capital, Inc. (13)

10.15	Form of Warrant, dated December 13, 2002, issued to principals of Colebrooke Capital, Inc. (14)

10.16	Federal Ministry of Education and Research (Germany), Grant Notification to GAIA, dated September 11, 2000, for the project “Collaborative project: Energy supply platform for autonomous microsystems—microsolar; subproject: battery technology” (3)

10.17	Federal Ministry of Economics and Technology (Germany), Grant Notification to GAIA, dated September 10, 2001, for the project “Future investment programme ZIP 2001; lithium-ionic-polymeric batteries for hybrid vehicles with an extremely low fuel consumption” (3)

10.18	Federal Ministry of Economics and Technology (Germany), Grant Notification to GAIA, dated July 31, 2002, for the project “Development of the lithium-ion polymeric accumulator design” (3)

10.19	Loan Contract No. 1101216000, dated June 24, 1998, between GAIA and Bank fur Kleine und Mittlere Unternehmen (Bank for Small and Mid-Sized Companies) Aktiengesellschaft (3)

10.20	Loan with initial fixed-rate interest, dated July 22, 1998, between GAIA and Kreissparkasse Nordhausen (Direct Savings Bank) (3)

10.21	Loan Contract and Agreement on Subordination between GAIA and Arch Hill Ventures NV (3)

10.22	Partnership Agreement between GAIA and Frankendael Participatiemaatschappij NV (3)

10.23	Partnership Agreement, dated March 4, 1999, between GAIA and Tamarchco GmbH (3)

10.24	Partnership Agreement between GAIA and Tamarchco GmbH (3)

10.25	Partnership Agreement between GAIA and Tamarchco GmbH (3)

10.26	Employment Agreement, dated April 15, 2003, between LTC and Ralf Tolksdorf (3)

10.27	Bridge Financing Amendment Agreement No. 5, dated as of April 14, 2003 between LTC and Arch Hill Capital (3)

10.28	Partnership Agreement dated August 21, 1998 between GAIA Akkumulatorenwerke GmbH and Technologie-Beteiligungs-Gesellschaft GmbH der Deutschen Ausgleichsbank (15)

10.29	Consultancy Agreement, dated July 31, 2003, between GAIA Akkumulatorenwerke GmbH and Ralf Tolksdorf Unternehmensberatung GmbH (16)

10.30	Form of Securities Purchase Agreement, dated as of January 20, 2004 between Lithium Technology Corporation and the Investors [Schedules and Exhibits omitted] (4)

10.31	Form of Secured Convertible Debenture dated as of January 20, 2004 between Lithium Technology Corporation and the Investors (4)

10.32	Form of Stock Purchase Warrant dated as of January 20, 2004 between Lithium Technology Corporation and the Investors (4)

10.33	Form of Debt Exchange Agreement, dated as of April 13, 2004 between Lithium Technology Corporation, GAIA Holding NV, GAIA Akkumulatorenwerke GmbH, Arch Hill Capital NV and Arch Hill Ventures NV (5)

10.34	Form of $2.00 Stock Purchase Warrant dated as of April 13, 2004, issued to Arch Hill Capital NV (5)

10.35	Form of $2.40 Stock Purchase Warrant dated as of April 13, 2004, issued to Arch Hill Capital NV (5)

10.36	Form of Stock Purchase Warrant dated as of May 5, 2004 issued to finders in January 10% Convertible Debenture financing. (17)

10.37	Form of Consulting Agreement dated as of July 12, 2004 between Lithium Technology Corporation and Ilion Technology Corporation. (18)

10.38	Form of 125% A Warrant. (19)

10.39	Form of 150% A Warrant. (19)

10.40	Form of 125% B Warrant. (19)

10.41	Form of 150% B Warrant. (19)

10.42	Standby Equity Distribution Agreement dated as of March 11, 2005 between Lithium Technology Corporation and Cornell Capital Partners, L.P. [Schedules omitted]. (7)

10.43	Registration Rights Agreement dated March 11, 2005 by and between Lithium Technology Corporation and Cornell Capital Partners, LP in connection with the Standby Equity Distribution Agreement. (7)

10.44	Placement Agent Agreement dated as of March 11, 2005 by and among Lithium Technology Corporation, Cornell Capital Partners, LP and Newbridge Securities Corporation in connection with the Standby Equity Distribution Agreement. (7)

10.45	Escrow Agreement dated as of March 11, 2005 by and between Lithium Technology Corporation and Cornell Capital Partners, LP in connection with the Standby Equity Distribution Agreement (7)

10.46	Form of Debenture Purchase Agreement dated as of March 11, 2005 [Schedules and Exhibits omitted] (7)

10.47	Form of Escrow Agreement dated as of March 11, 2005 entered in connection with the Debenture Purchase Agreement (7)

10.48	Fourth Amendment to Lease, dated March 31, 2005, between PMP Whitemarsh Associates and LTC (7)

10.49	Series B Amendment Agreement, dated as of May 11, 2005 (7)

10.50	Form of Warrant dated as of June 1, 2004 issued to Bridgehead Partners, LLC (7)

10.51	Form of 135% Warrants (20)

10.52	Form of Warrant dated as of May 6, 2005 issued to Bridgehead Partners, LLC (21)

10.53	Form of Debenture Purchase Agreement dated as of June 9, 2005 (21)

10.54	Consultancy Agreement between GAIA and Dr. Klaus Brandt dated April 7, 2005 (21)

10.55	Consultant Agreement dated June 20, 2005 between GAIA Advanced Lithium Battery Systems Europe GmbH and Innoventis Consulting GmbH (21)

10.56	Form of Warrant dated May 31, 2005 issued to North Coast Securities Corporation in connection with A Unit and B Unit Offering (21)

10.57	Form of Warrant dated July 15, 2005 issued to North Coast Securities Corporation in connection with 2005 Unit Offering (21)

10.58	Securities Purchase Agreement dated as of October 7, 2005 between the Company and Cornell Capital Partners, LP [Schedules and Exhibits omitted] (2)

10.59	Escrow Agreement dated as of October 7, 2005 between the Company and Cornell Capital Partners, LP in connection with the Securities Purchase Agreement (2)

10.60	Investor Registration Rights Agreement dated as of October 7, 2005 between the Company and Cornell Capital Partners, LP in connection with the Securities Purchase Agreement (2)

10.61	Pledge and Escrow Agreement dated as of October 7, 2005 between the Company and Cornell Capital Partners, LP in connection with the Securities Purchase Agreement (2)

10.62	Security Agreement dated as of October 7, 2005 between the Company and Cornell Capital Partners, LP in connection with the Securities Purchase Agreement (2)

10.63	Warrant to purchase 10,000,000 shares at $.06 per share dated as of October 7, 2005 issued by the Company to Cornell Capital Partners, LP in connection with the Securities Purchase Agreement (2)

10.64	Warrant to purchase 5,000,000 shares at $.07 per share dated as of October 7, 2005 issued by the Company to Cornell Capital Partners, LP in connection with the Securities Purchase Agreement (2)

10.65	Warrant to purchase 5,000,000 shares at $.10 per share dated as of October 7, 2005 issued by the Company to Cornell Capital Partners, LP in connection with the Securities Purchase Agreement (2)

10.66	Debt Exchange Agreement dated October 21, 2005 between Lithium Technology Corporation, GAIA Holding NV, GAIA Akkumulatorenwerke GmbH, Arch Hill Capital NV and Arch Hill Ventures NV [Schedules and exhibits omitted] (2)

10.67	Form of Stock Purchase Warrant dated October 21, 2005 issued to Stichting Gemeenschappelijk Bezit LTC (2)

10.68	Form of Note Purchase Agreement dated December 6, 2005 +

10.69	Warrant to Purchase 2,000,000 shares at $.03 per share dated as of December 6, 2005 issued by the Company in connection with the Note Purchase Agreement +

10.70	Letter Agreement with Cornell Capital Partners, LP dated January 31, 2006 +

21.1	List of Subsidiaries (21)

23.1	Consent of BDO Seidman L.L.P. +

23.2	Consent of PricewaterhouseCoopers LLP +

23.3	Consent of Gallagher, Briody & Butler (included in Exhibit 5.0)

24	Powers of Attorney (included on the signature pages hereof)

(1)	Incorporated herein by reference to LTC’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005.

(2)	Incorporated herein by reference to LTC’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005.

(3)	Incorporated herein by reference to LTC’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002.

(4)	Incorporated herein by reference to LTC’s Current Report on Form 8-K, dated January 26, 2004.

(5)	Incorporated herein by reference to LTC’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

(6)	Incorporated herein by reference to LTC’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004.

(7)	Incorporated herein by reference to LTC’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

(8)	Incorporated herein by reference to the exhibits contained in LTC’s Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934, dated January 19, 1996

(9)	Incorporated herein by reference to LTC’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.

(10)	Incorporated herein by reference to LTC’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

(11)	Incorporated herein by reference to LTC’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995.

(12)	Incorporated herein by reference to LTC’s Current Report on Form 8-K, dated January 23, 2002.

(13)	Incorporated herein by reference to LTC’s Current Report on Form 8-K, dated October 4, 2002.

(14)	Incorporated herein by reference to LTC’s Current Report on Form 8-KA, dated October 4, 2002

(15)	Incorporated herein by reference to LTC’s Quarterly Report on Form 10-QSB for the quarter March 31, 2003.

(16)	Incorporated herein by reference to LTC’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003.

(17)	Incorporated herein by reference to LTC’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

(18)	Incorporated herein by reference to LTC’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004.

(19)	Incorporated herein by reference to LTC’s Current Report on Form 8-K, dated August 30, 2004.

(20)	Incorporated herein by reference to LTC’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005.

(21)	Incorporated herein by reference to LTC’s Registration Statement on Form SB-2 (No 333-114998) filed on August 2, 2005.

(22)	Incorporated by reference to LTC’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005.

(23)	Incorporated by reference to LTC’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005.

+	Exhibit filed herewith.

Item 28.	UNDERTAKINGS

The undersigned registrant will:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	Include any addition or changed material on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of LTC pursuant to the foregoing provisions, or otherwise, LTC has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Plymouth Meeting, Pennsylvania, on February 2, 2006.

LITHIUM TECHNOLOGY CORPORATION

By:	/s/ ANDREW J. MANNING
Andrew J. Manning
President and Chief Operating Officer
(Principal Executive Officer)

By:	/s/ William F. Hackett
William F. Hackett
Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Each person, in so signing, also makes, constitutes and appoints Andrew J. Manning or William F. Hackett his true and lawful attorney-in-fact, in his name, place and stead to execute and cause to be filed with the Securities and Exchange Commission any or all amendments (including post-effective amendments) to this registration statement, with all exhibits and any and all documents required to be filed with respect thereto, and to do and perform each and every act and thing necessary to effectuate the same.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the 2nd day of February, 2006 by the following persons in the capacities indicated.

Signature	Title

/s/ ANDREW J. MANNING Andrew J. Manning	President, Chief Operating Officer and Director (Principal Executive Officer)

/s/ WILLIAM F. HACKETT William. F. Hackett	Chief Financial Officer, Executive Vice President, Treasurer and Director (Principal Financial Officer)

/s/ RALF TOLKSDORF Ralf Tolksdorf	Director

/s/ DAVID J. CADE David J. Cade	Director

/s/ RALPH D. KETCHUM Ralph D. Ketchum	Director

/s/ ARIF MASKATIA Arif Maskatia	Director

/s/ HENDRICKUS HAROLD VAN ANDEL Hendrickus Harold van Andel	Director

/s/ MARNIX A. SNIJDER Marnix A. Snijder	Director

/s/ JOHN J. MCGOVERN John J. McGovern	Director

/s/ FRANZ J. KRUGER Franz J. Kruger	Director